Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 21, 2017

by and among

Each of

SL GREEN REALTY CORP.,

and

SL GREEN OPERATING PARTNERSHIP, L.P.,

as a Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.5.,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

DEUTSCHE BANK SECURITIES INC., and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Credit Facility and Term A Loan Facility,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers for the Revolving Credit Facility and Term A Loan Facility,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent for the Revolving Credit Facility and Term A Loan Facility,

DEUTSCHE BANK SECURITIES INC.,

U.S. BANK NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A. and

BANK OF MONTREAL,

as Documentation Agents for the Revolving Credit Facility and Term A Loan Facility,

WELLS FARGO SECURITIES, LLC, and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners for the Term B Loan Facility

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent for the Term B Loan Facility

i

SCHEDULE I	Revolving Commitments; Term Loan Commitments
SCHEDULE 1.1.	New York Mortgages
SCHEDULE 2.4.(l)	Existing Letters of Credit
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Properties
SCHEDULE 6.1.(g)	Existing Indebtedness
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(r)	Affiliate Transactions
SCHEDULE 6.1.(z)	Eligible Properties and Structured Finance Investments

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Bid Rate Note
EXHIBIT C	Form of Designation Agreement
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Notice of Continuation
EXHIBIT F	Form of Notice of Conversion
EXHIBIT G	Form of Notice of Swingline Borrowing
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Swingline Note
EXHIBIT J-1	Form of Term A Loan Note
EXHIBIT J-2	Form of Term B Loan Note
EXHIBIT K	Form of Bid Rate Quote Request
EXHIBIT L	Form of Bid Rate Quote
EXHIBIT M	Form of Bid Rate Quote Acceptance
EXHIBIT N	Form of Opinion of Counsel
EXHIBIT O	Form of Compliance Certificate
EXHIBIT P	Form of Unrestricted Subsidiary Purchase Procedure
EXHIBIT Q	Form of Unrestricted Subsidiary Assignment and Assumption Agreement
EXHIBIT R	Form of Notice of an Offer to Purchase
EXHIBIT S	Form of Disbursement Instruction Agreement
EXHIBITS T-1 — T-4	Forms of U.S. Tax Compliance Certificates
EXHIBIT U	Form of Guaranty

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of November 21, 2017 by and among SL GREEN REALTY CORP., a corporation formed under the laws of the State of Maryland (the “Parent”) and SL GREEN OPERATING PARTNERSHIP L.P., a limited partnership formed under the laws of the State of Delaware (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5. (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC., U.S. BANK NATIONAL ASSOCIATION, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (or any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and BMO CAPITAL MARKETS CORP., as the Lead Arrangers for the Revolving Credit Facility and Term A Loan Facility (the “Revolving Credit Facility and TAL Lead Arrangers”), WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES, INC., and U.S. BANK NATIONAL ASSOCIATION, as the Joint Bookrunners  for the Revolving Credit Facility and Term A Loan Facility (the “Revolving Credit Facility and TAL Facility Joint Bookrunners”), JPMORGAN CHASE BANK, N.A., as Syndication Agent for the Revolving Credit Facility and Term A Loan Facility (the “Revolving Credit Facility and TAL Facility Syndication Agent”), and U.S. BANK NATIONAL ASSOCIATION, DEUTSCHE BANK SECURITIES INC., BANK OF AMERICA, N.A. and BANK OF MONTREAL as the Documentation Agents for the Revolving Credit Facility and Term A Loan Facility (the “Documentation Agents”), WELLS FARGO SECURITIES, LLC, and U.S. BANK NATIONAL ASSOCIATION, as the Lead Arrangers for the Term B Loan Facility (together with the Revolving Credit Facility and TAL Facility Lead Arrangers, the “Lead Arrangers”), WELLS FARGO SECURITIES, LLC, and U.S. BANK NATIONAL ASSOCIATION, as the Joint Bookrunners  for the Term B Loan Facility (together with the Revolving Credit Facility and TAL Facility Joint Bookrunners, the “Joint Bookrunners”) and U.S. BANK NATIONAL ASSOCIATION, as the Syndication Agent for the Term B Loan Facility (together with the Revolving Credit Facility and TAL Facility Syndication Agent, the “Syndication Agents”).

WHEREAS, certain of the Lenders and other financial institutions have made available to the Borrowers a revolving credit facility in the amount of $1,600,000,000, which includes a $250,000,000 letter of credit subfacility and a $200,000,000 swingline subfacility and made term loans in the amount of $1,183,000,000, in each case, on the terms and conditions contained in that certain Amended and Restated Credit Agreement dated as of November 16, 2012 (as amended, supplemented or otherwise modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrowers, such Lenders, such other financial institutions, the Administrative Agent and the other parties thereto; and

WHEREAS, the Administrative Agent, the Issuing Banks and the Lenders desire to amend and restate the terms of the Existing Credit Agreement to make available to the Borrowers a credit facility in the initial amount of $3,000,000,000, which will include a $1,300,000,000 delayed-draw term loan facility, a $200,000,000 delayed-draw term loan facility and a $1,500,000,000 revolving credit facility with a $200,000,000 swingline subfacility and a $200,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“1031 Property” means property held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with a Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such property by a Borrower or a Wholly Owned Subsidiary pursuant to, and qualifying for tax treatment under, Section 1031 of the Internal Revenue Code.

“Absolute Rate” has the meaning given that term in Section 2.3.(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Term Loans” has the meaning given that term in Section 2.19.

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) the EBITDA of such Person and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves of all Properties of such Person and its Subsidiaries.  For purposes of determination of Adjusted EBITDA (a) EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and (b) in the case of the Parent if a Change of Control has occurred, EBITDA shall be determined only with respect to EBITDA attributable to Properties owned or leased by the Parent and its Subsidiaries.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrowers.

“Agreement” has the meaning given that term in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Annualization Period” means the period of three fiscal quarters of the Parent immediately following (a) in the case of a Newly-Acquired Property, the period of six fiscal quarters commencing with the fiscal quarter in which such Newly-Acquired Property was acquired, and (b) in the case of a Transition Asset, the last day of the fiscal quarter in which such Property ceased to be a Transition Asset

“Annualized” means, with respect to a Newly-Acquired Property or a Transition Asset, (a) for the first fiscal quarter immediately following the Annualization Period for such Property, Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter multiplied by 4, (b) for the second fiscal quarter immediately following such Annualization Period, the sum of Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter plus the fiscal quarter immediately preceding such fiscal quarter multiplied by 2 and (c) for the third fiscal quarter immediately following such Annualization Period, the sum of Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter plus the two fiscal quarters immediately preceding such fiscal quarter multiplied by 4/3rds.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

Any change in the applicable Level at which the Applicable Margins are determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means the percentage rate set forth in the table below for the applicable Class of Loans corresponding to the level (each a “Level”) into which the Parent’s Credit Rating (or if the

Parent shall cease to have a Credit Rating but one of the other Borrowers shall have a Credit Rating, then such other Borrower (the Parent or such other Borrower, as applicable, being referred to as the “Rated Borrower”)) then falls.  As of the Agreement Date, the Applicable Margins are determined based on Level 4.  Any change in the applicable Credit Ratings which would cause the Applicable Margins to move to a different Level shall be effective as of the effective date of the change in the Rated Borrower’s Credit Rating.  The Rated Borrower shall have not less than two Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that the Rated Borrower receives only two Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. In the event that Rated Borrower receives more than two Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baal by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two highest Credit Ratings.  During any period in which the Rated Borrower does not have at least two Credit Ratings or at least one Credit Rating is not from S&P or Moody’s, the Applicable Margins shall be determined based on Level 5.

Level	Rated Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Term A Loans that are LIBOR Loans	Applicable Margin for Term A Loans that are Base Rate Loans	Applicable Margin for Term B Loans that are LIBOR Loans	Applicable Margin for Term B Loans that are Base Rate Loans
1	A-/A3 (or equivalent) or better	0.825%	0.000%	0.900%	0.000%	1.500%	0.500%
2	BBB+/Baa1 (or equivalent)	0.875%	0.000%	0.950%	0.000%	1.550%	0.550%
3	BBB/Baa2 (or equivalent)	1.000%	0.000%	1.100%	0.100%	1.650%	0.650%
4	BBB-/Baa3 (or equivalent)	1.200%	0.200%	1.350%	0.350%	1.900%	0.900%
5	BB+/Ba1 (or equivalent) or lower	1.550%	0.550%	1.750%	0.750%	2.450%	1.450%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Avoidance Provisions” has the meaning given that term in Section 2.16.(d).

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.3.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3.(f).

“Bid Rate Note” means a promissory note of the Borrowers substantially in the form of Exhibit B, payable to a Revolving Lender, or its registered assignees, as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.3.(c) by a Revolving Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.3.(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include each Borrower’s successors and permitted assigns.

“Borrower Representative” has the meaning given that term in Section 2.17.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any Property, an amount equal to (a) the aggregate square footage (or units with respect to multifamily Properties) of all completed space of such Property times (b) $0.25 for office Properties, $0.15 for retail Properties and $200 per unit for multifamily Properties times (c) the number of days in such period divided by (d) 365.  If the term Capital Reserves is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties of the Parent and its Subsidiaries.

“Capitalization Rate” means 6.0%.

“Capitalized Lease Obligation” means obligations under a lease (or other arrangement conveying the right to use) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof with maturities of not more than one year from the date acquired, so long as such obligations have one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch; (c) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (d) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (c) above; (e) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and substantially all of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.

“Cash Repayment” has the meaning given that term in Section 12.5.(i)(vi).

“Change of Control” means the occurrence of either of the following: (i) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Parent; or (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Parent.

“Class” (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Commitment, a Term A Loan Commitment or a Term B Loan Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan, a Term A Loan or a Term B Loan and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Commitment” means either a Revolving Commitment, a Term A Loan Commitment or a Term B Loan Commitment, as the context may require.

“Commitment Percentage” means either a Revolving Commitment Percentage, a Term A Loan Commitment Percentage or a Term B Loan Commitment Percentage, as the context may require.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Credit Event” means each of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit.

“Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Deemed Repayment” has the meaning given that term in Section 12.5.(i)(vi).

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the

Issuing Banks, the Swingline Lenders or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent, the Issuing Banks or the Swingline Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Bank, each Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by any Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Revolving Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.5.(h) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 12.5.(h).

“Designation Agreement” means a Designation Agreement between a Revolving Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 85.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development of such Property have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by a Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to a Borrower, any Subsidiary or any Unconsolidated Affiliate.  A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 85.0%.

“Disbursement Instruction Agreement” means a form substantially in the form of Exhibit S to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Documentation Agent” means each Person identified as such in the introductory paragraph hereof and shall include each such Person’s successors and permitted assigns.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EAT” has the meaning given that term in the definition of 1031 Property.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of Properties or other investments; (v) non-cash items; and (vi) equity in net income (loss) of its Unconsolidated Affiliates.  For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) severance and other restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such 1031 Property is fully developed as an office, retail or multifamily property; (b) a Borrower or a Wholly Owned Subsidiary leases such 1031 Property from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and a Borrower or a Wholly Owned Subsidiary manages such 1031 Property; (c) a Borrower or a Wholly Owned Subsidiary is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary(ies) of the applicable QI or EAT that owns such 1031 Property) from the applicable QI or EAT and the applicable QI or EAT is obligated to sell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to a Borrower or a Wholly Owned Subsidiary; provided, however that in the case of a disposition of a 1031 Property by a Borrower or Subsidiary (a “Relinquished Property”), a Borrower or a Subsidiary shall not be obligated to repurchase such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) and the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) shall not be obligated to resell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to a Borrower or Subsidiary unless such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) is not transferred or assigned, within 180 days of its acquisition by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable), to a Person other than a Borrower or Subsidiary; (d) the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by a Borrower or a Wholly Owned Subsidiary, which loan is secured either by a Mortgage on such 1031 Property or a pledge of all of the Equity Interests of the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable); (e) neither such 1031 Property, nor any interest of a Borrower or any Subsidiary therein, is subject to any Lien (other than (i) Permitted Liens and (ii) the Lien of a Mortgage or pledge referred to in the immediately preceding clause (d)) or a Negative Pledge; and (f) such 1031 Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such 1031 Property.  In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 180 consecutive days.  For purposes of determining Total Asset Value, such 1031 Property shall be deemed to have been owned or leased by any applicable Borrower or Wholly Owned Subsidiary from the date acquired by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund (d) subject to the limitations set forth in Section 12.5., the Unrestricted Subsidiary and (e) any other Person (other than a natural person) approved by the Administrative Agent  (such approval not to be unreasonably withheld or delayed).

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as an office, retail or multifamily Property; (b) such Property is owned in fee simple, or leased under a Ground Lease, by a Borrower or a Wholly Owned Subsidiary; (c) such Property is located in a State of the United States of America or in the District of Columbia; (d) neither such Property, nor, if such Property is owned or leased by a Subsidiary, any of a Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (e) regardless of whether such Property is owned or leased by a Borrower or a Subsidiary, a Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of such Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property and (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.  An Eligible 1031 Property shall also constitute an Eligible Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1.; provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Derivatives Obligations if, and to the extent that, all or a portion of the liability of such Loan Party for or the

Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Specified Derivatives Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Specified Derivatives Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under any applicable provision of the Guaranty).  If a Specified Derivatives Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Derivatives Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date (which date shall not be earlier than the Effective Date) on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 4.6.) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given that term in the first “WHEREAS” paragraph hereof.

“Existing Letters of Credit” has the meaning given that term in Section 2.4.(l).

“Extended Letter of Credit” has the meaning given that term in Section 2.4.(b).

“Extension Request” has the meaning given that term in Section 2.14.

“Facility” means the Revolving Credit Facility, the Term A Loan Facility or the Term B Loan Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(l) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.  If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means (a) the fee letter dated as of October 19, 2017, by and among the Borrowers, Wells Fargo and Wells Fargo Securities, LLC, and (b) each other respective fee letter by and among the Borrowers, each other respective Lead Arranger and the other parties thereto.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by any Borrower hereunder, under any other Loan Document or under any Fee Letter.

“Fitch” means Fitch Ratings Inc. and its successors.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been funded by such Defaulting Lender, reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period plus (d) non-cash impairment losses minus (e) non-cash gains, all after adjustment for Unconsolidated Affiliates.  Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.  For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment

Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options that may be exercised by a Borrower or Subsidiary without the consent of the lessor) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.  Each of the ground leases associated with the properties located at (i) 1185 Avenue of the Americas, New York, New York, the term of which expires in the year 2043, (ii) 461 Fifth Avenue, New York, New York, the term of which expires in the year 2027 and (iii) 711 Third Avenue, New York, New York, the term of which expires in the year 2033, will not be subject to the requirement of clause (a) of this definition.

“Guarantor” means Reckson and its successors and permitted assigns, until released from its Guaranty pursuant to Section 11.11.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, including without limitation, becoming jointly and severally in respect of such obligation or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. and substantially in the form of Exhibit U.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement in which all conditions to such obligation or commitment have been satisfied or waived (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person, including by virtue of being jointly and severally liable for the Indebtedness of such other Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.  Indebtedness of the Borrowers, Guarantor and their respective Subsidiaries shall exclude the following but only to the extent the outstanding principal amount of the following Indebtedness does not exceed $100,000,000 in the aggregate at the time of determination: (a) Indebtedness of SLGOP in respect of the Junior Subordinated Indenture and (b) Indebtedness of any Borrower or Guarantor in respect of any other debt securities (and guarantees, if any, in respect of such debt securities) issued to any trust other than the Trust (or a trustee of any such trust), or to any partnership or other entity affiliated with such Borrower or Guarantor that is a financing vehicle of such Borrower or Guarantor (a “financing entity”) in connection with the issuance by such financing entity of equity securities or other securities pursuant to an instrument that ranks pari passu with or junior in right of payment to the Junior Subordinated Indenture so long as the maturity of the Indebtedness of such Borrower or Guarantor referred to in this clause (b) is after the latest of the Revolving Termination Date, the Term A Loan Maturity Date and the Term B Loan Maturity Date.  All Loans to and Letter of Credit Liabilities of a Borrower shall constitute Indebtedness of each other Borrower.

“Indemnifiable Amounts” has the meaning given that term in Section 11.6.

“Indemnified Costs” has the meaning given that term in Section 12.9.

“Indemnified Party” has the meaning given that term in Section 12.9.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any of the Borrowers or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 12.9.

“Information” has the meaning given that term in Section 12.8.

“Information Materials” has the meaning given that term in Section 8.6.

“Intellectual Property” has the meaning given that term in Section 6.1.(s).

“Interest Expense” means, with respect to a Person and for a given period, without duplication, total interest expense of such Person and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period.

“Interest Period” means:

(a)                                 with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, in each case, as the Borrower Representative may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(b)                                 with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 180 days thereafter, as the Borrower Representative may select as provided in Section 2.3.(b).

Notwithstanding the foregoing: (i) if any Interest Period for a Revolving Loan, a Term A Loan or a Term B Loan, as applicable, would otherwise end after the Revolving Termination Date, the Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable, such Interest Period shall end on the Revolving Termination Date, the Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment but only in an amount equal to the stated or determinable amount thereof and only to the extent that all conditions to such Investment have been satisfied or waived.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Facility documentation, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- or higher from S&P and Baa3 or higher from Moody’s.

“ISP” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Banks” means each of Wells Fargo, JPMorgan Chase Bank, N.A., U.S. Bank National Association and Deutsche Bank AG New York Branch, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4., together with its respective successors and assigns.  Any reference to “the Issuing Bank” herein shall be deemed to refer to each Issuing Bank, any Issuing Bank, the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Joint Bookrunner” means each Person identified as such in the introductory paragraph hereof and shall include each such Person’s successor and permitted assigns.

“Junior Subordinated Indenture” means that certain Junior Subordinated Indenture dated as of June 30, 2005 by and between SLGOP and JPMorgan Chase Bank, National Association, as Trustee.

“L/C Commitment Amount” has the meaning given that term in Section 2.4.(a).

“L/C Disbursement” has the meaning given that term in Section 3.9.(b).

“Lead Arranger” means each Person identified as such in the introductory paragraph hereof and shall include each such Person’s successor and permitted assigns.

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lenders; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan and the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.5.(h), have only the rights (including the rights given to a Lender contained in Sections 12.2. and 12.9.) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, (i) a Revolving Lender (other than a Lender then acting as an Issuing Bank with respect to the related Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4. in the related Letter of Credit, and the Issuing Bank with respect to such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Issuing Bank with respect to such related Letter of Credit) of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”)(or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage.  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.  If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans pursuant to Section 2.3.

“LIBOR Loan” means a Revolving Loan or Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.3.(c)(ii)(D).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day.  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan, a Term Loan, a Bid Rate Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, the New York Mortgages, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters and any Specified Derivatives Contract).

“Loan Party” means each Borrower and the Guarantor.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the latest of the Revolving Termination Date, the Term A Loan Maturity Date and the Term B Loan Maturity Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of any Borrower and its respective Subsidiaries taken as a whole, (b) the ability of any Borrower or any other Loan Party to perform its obligations under any Loan Document or Fee Letter to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Indebtedness” has the meaning given that term in Section 10.1.(d)(i).

“Material Subsidiary” means any Subsidiary to which more than seven and one-half of one percent (7.5%) of Total Asset Value is attributable on an individual basis.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which a Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues recognized in accordance with GAAP from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses recognized in accordance with GAAP (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of any Borrower and its Subsidiaries and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the actual property management fee paid during such period.

“New York Mortgages” means each of the Mortgages described on Schedule 1.1. and any additional Mortgages encumbering real property located in the State of New York, in each case which have been assigned from time to time pursuant to Section 12.20.

“Newly-Acquired Property” means an Eligible Property acquired during the period of six fiscal quarters of the Parent most recently ended.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of such Lender in accordance with the terms of Section 12.6.(b) and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any Secured Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company or SL Green Funding (in either case, a “Holdco”), any Indebtedness (“Holdco Indebtedness”) of such Holdco resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Holdco, so long as, in the case of a Single Asset Holding Company, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of the such Single Asset Entity.

“Note” means a Revolving Note, Term Note, a Bid Rate Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing a Borrower’s request for a borrowing of Revolving Loans or Term Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing a Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing a Borrower’s request for the Conversion of a Loan (other than a Bid Rate Loan or a Swingline Loan) from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to a Swingline Lender pursuant to Section 2.5.(b) evidencing a Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrowers and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.  For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by non-Affiliate tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default in the payment of fixed or basic rent has occurred and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Property.  For the purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build out or that is otherwise scheduled to be open for business within 90 days of such date.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Offer Document” means a Notice of an Offer to Purchase by the Unrestricted Subsidiary, together with all attachments thereto, substantially in the form of Exhibit R attached hereto.

“Original Effective Date” means the “Effective Date” of, and as defined in, the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).

“Parent” has the meaning given that term in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Pari Passu Indebtedness” means Indebtedness (a) owing by one or more of the Loan Parties; (b) evidenced by documents, instruments and agreements containing terms, conditions, representations, covenants and events of default substantially the same as, or less restrictive than, but in no event more restrictive when taken as a whole than, those contained in this Agreement and the other Loan Documents; (c) that is not Secured Indebtedness; and (d) that ranks pari passu with the Indebtedness owing hereunder.

“Participant” has the meaning given that term in Section 12.5.(d).

“Participant Register” has the meaning given that term in Section 12.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding, other than for purposes of Sections 6.1.(f) and 9.2., any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties;

(f) Liens securing judgments not constituting an Event of Default under Section 10.1.(h); (g) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (h) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property; (i) Liens in favor of any Borrower or any of its Subsidiaries; (j) Liens arising from precautionary UCC financing statement filings regarding leases entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (k) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; (l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and (m) other Liens not specifically listed above securing obligations in an aggregate principal amount not to exceed $10,000,000; provided that Liens described in the foregoing clauses (g) through (m) shall constitute Permitted Liens solely for purposes of Sections 6.1.(f) and 9.2.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus two percent (2.0%).

“Preferred Dividends” means, as to any Person, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of that class of Equity Interests, (b) paid or payable to such Person, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative

Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402-1916, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower Representative and the Lenders.

“Pro Rata Share” means, with respect to a Lender, the ratio, expressed as a percentage of (a) the sum of (i) the amount of such Lender’s Revolving Commitment then in effect (or, if the Revolving Commitments have been terminated, the amount of such Lender’s Credit Exposure plus the aggregate outstanding principal amount of such Lender’s Bid Rate Loans), (ii) the amount of such Lender’s Term A Loan Commitment then in effect (or, if the Term A Loan Commitments have been terminated, the outstanding principal amount of such Lender’s Term A Loan) and (iii) the amount of such Lender’s Term B Loan Commitment then in effect (or, if the Term B Loan Commitments have been terminated, the outstanding principal amount of such Lender’s Term B Loan) to (b) the sum of (i) the aggregate amount of the Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated, the aggregate amount of the Credit Exposures of all Lenders plus the aggregate outstanding principal amount of all Bid Rate Loans), (ii) the aggregate amount of all Term A Loan Commitments then in effect (or, if the Term A Loan Commitments have been terminated, the outstanding principal amount of all Term A Loans) and (iii) (ii) the aggregate amount of all Term B Loan Commitments then in effect (or, if the Term B Loan Commitments have been terminated, the outstanding principal amount of all Term B Loans).

“Proceeding” has the meaning given that term in Section 12.5.(i)(viii).

“Property” means a parcel (or group of related parcels) of real property owned or leased by a Borrower, any Subsidiary or any Unconsolidated Affiliate.

“QI” has the meaning given that term in the definition of 1031 Property.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rated Borrower” has the meaning given that term in the definition of the term “Applicable Margin”.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reckson” means Reckson Operating Partnership, L.P., a Delaware limited partnership.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrowers to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, Lenders having more than 50.0% of (i) the aggregate amount of the Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated, the aggregate amount of the Credit Exposures of all Lenders plus the aggregate outstanding principal amount of all Bid Rate Loans), (ii) the aggregate amount of all Term A Loan Commitments then in effect (or, if the Term A Loan Commitments have been terminated, the outstanding principal amount of all Term A Loans) and (iii) the aggregate amount of all Term B Loan Commitments then in effect (or, if the Term B Loan Commitments have been terminated, the outstanding principal amount of all Term B Loans); provided that (x) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (y) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.  For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Revolving Lenders” means, as of any date, (a) Revolving Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments of all Revolving Lenders, or (b) if Revolving Commitments have been terminated or reduced to zero, the Revolving Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Revolving Loans, Bid Rate Loans and Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Lenders” shall in no event mean less than two Revolving Lenders.  For purposes of this definition, a Revolving Lender (other than a Swingline Lender, in its capacity as such) shall be deemed to hold a Swingline Loan and a Revolving Lender (other than an Issuing Bank, in its capacity as such) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Term A Loan Lenders” means, as of any date, (a) Term A Loan Lenders having more than 50.0% of the aggregate amount of the Term A Loan Commitments of all Term A Loan

Lenders, or (b) if Term A Loan Commitments have been terminated, the Term A Loan Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Term A Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Term A Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term A Loan Lenders” shall in no event mean less than two Term A Loan Lenders.

“Requisite Term B Loan Lenders” means, as of any date, (a) Term B Loan Lenders having more than 50.0% of the aggregate amount of the Term B Loan Commitments of all Term B Loan Lenders, or (b) if Term B Loan Commitments have been terminated, the Term B Loan Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Term B Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Term B Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term B Loan Lenders” shall in no event mean less than two Term B Loan Lenders.

“Responsible Officer” means with respect to any Loan Party, the chairman, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the general counsel, any executive vice president and any senior vice president of such Loan Party, and with respect to any Subsidiary (other than a Loan Party), the chief executive officer, the chief operating officer and the chief financial officer.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.

“Retired Loans” has the meaning given that term in Section 12.5.(i)(ii).

“Retirement Date Commitment Percentages” has the meaning given that term in Section 12.5.(i)(ii)(3).

“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4.(i), and, in the case of Revolving Lenders other than a Revolving Lender then acting as a Swingline Lender, to participate in Swingline Loans pursuant to Section 2.5.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Revolving Lender becoming a party hereto in accordance with Section 2.19., as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 12.5. or increased as appropriate to reflect any increase effected in accordance with Section 2.19.

“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the “Revolving Commitment Percentage” of such Revolving Lender in effect immediately prior to such termination or reduction.

“Revolving Commitment Reduction Notice” has the meaning given that term in Section 2.13.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to a Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrowers substantially in the form of Exhibit H, payable to a Revolving Lender or its registered assignees in a principal amount equal to the amount of such Revolving Lender’s Commitment.

“Revolving Termination Date” means March 31, 2022, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.14.

“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, including any Nonrecourse Indebtedness of such Person that is secured only by a pledge of Equity Interests, but excluding, for the avoidance of doubt, the Obligations.

“Securities Act” means the Securities Act of 1933, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns either (x) a single Property or (y) Structured Finance Investments, and in either case, cash and other assets of nominal value incidental to such Person’s ownership of such Property or such Structured Finance Investments, as the case may be; (b) is engaged only in the business of owning, developing and/or leasing such Property or owning and/or servicing such Structured Finance Investment, as the case may be; and (c) receives substantially all of its gross revenues from such Property or Structured Finance Investments, as the case may be.  In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities owning Properties and not Structured Finance Investments and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.

“SLGOP” has the meaning given that term in the introductory paragraph hereof and shall include SLGOP’s successors and permitted assigns.

“SL Green Funding” means SL Green Funding LLC, a New York limited liability company.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between a Loan Party and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of any Loan Party or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of, or by amendment to, such Letter of Credit.

“Structured Finance Investments” means, collectively, Investments directly or indirectly in (i) Indebtedness secured by Mortgages and Indebtedness in the form of mezzanine loans, (ii) preferred equity Investments (including preferred limited partnership interests) in entities owning (or leasing pursuant to a Ground Lease) office, retail or multifamily properties and (iii) certificates, notes or similar instruments issued by vehicles holding promissory notes secured by a Mortgage.

“Structured Finance Value” means (a) for the purpose of determining Total Asset Value, an amount equal to the value (as determined in accordance with GAAP) of each Structured Finance Investment in respect of which no obligor is more than 60 days past due in respect of its payment obligations thereunder and (b) for the purpose of determining Unencumbered Asset Value, an amount equal to the value (as determined in accordance with GAAP) of each Structured Finance Investment (i) that is owned by a Borrower or a Wholly Owned Subsidiary, (ii) that is not subject to any Lien or Negative Pledge, (iii) that if owned by a Subsidiary, no Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien or Negative Pledge, (iv) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary, to create Liens on such Structured Finance Investment as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Structured Finance Investment, in the case, without the consent of any Person and (v) in respect of which no obligor is more than 60 days past due in respect of its payment obligations thereunder.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Unrestricted Subsidiary be deemed to be a Subsidiary except for purposes of Sections 8.1. and 8.2.

“Swingline Commitment” means the Swingline Lenders’ obligation to make Swingline Loans pursuant to Section 2.5. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.5.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lenders” means each of Wells Fargo, JPMorgan Chase Bank, N.A., U.S. Bank National Association and Deutsche Bank AG New York Branch, each in its capacity as a Lender to make Swingline Loans pursuant to Section 2.5., together with its respective successors and assigns.  Any reference to “the Swingline Lender” herein shall be deemed to refer to each Swingline Lender, any Swingline Lender, the applicable Swingline Lender or all Swingline Lenders, as the context may require.

“Swingline Loan” means a loan made by a Swingline Lender to a Borrower pursuant to Section 2.5.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Revolving Termination Date.

“Swingline Note” means a promissory note of the Borrowers substantially in the form of Exhibit I, payable to a Swingline Lender, or its registered assignees, in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Syndication Agent” means the Person identified as such in the introductory paragraph hereof and shall include such Person’s successors and permitted assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” means a loan made by a Term A Loan Lender to a Borrower pursuant to Section 2.2.(a).

“Term A Loan Commitment” means, as to each Term A Loan Lender, such Term A Loan Lender’s obligation to make a Term A Loan pursuant to Section 2.2. in an amount up to, but not exceeding the amount set forth for such Term A Loan Lender on Schedule I as such Term A Loan Lender’s “Term A Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption.

“Term A Loan Commitment Percentage” means, as to each Term A Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term A Loan Commitment to (b) the aggregate amount of the Term A Loan Commitments of all Term A Loan Lenders; provided, however, that if at the time of determination the Term A Loan Commitments have been terminated, the “Term A Loan Commitment Percentage” of each Term A Loan Lender shall be the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term A Loan to (b) the aggregate amount of the Term A Loans of all Term A Loan Lenders.

“Term A Loan Facility” means the aggregate amount of the Term A Loan Commitments at such time, or if the Term A Loan Commitments have terminated, the aggregate outstanding principal amount of the Term A Loans at such time.

“Term A Loan Lender” means a Lender having a Term A Loan Commitment, or if the Term A Loan Commitments have terminated, holding any Term A Loan.

“Term A Loan Maturity Date” means March 31, 2023.

“Term A Loan Note” means a promissory note of the Borrowers substantially in the form of Exhibit J-1, payable to a Term A Loan Lender or its registered assignees in a principal amount equal to the amount of such Term A Loan Lender’s Term A Loan Commitment.

“Term B Loan” means a loan made by a Term B Loan Lender to a Borrower pursuant to Section 2.2.(b).

“Term B Loan Commitment” means, as to each Term B Loan Lender, such Term B Loan Lender’s obligation to make a Term B Loan pursuant to Section 2.2.(b) in an amount up to, but not exceeding the amount set forth for such Term B Loan Lender on Schedule I as such Term B Loan Lender’s “Term B Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption.

“Term B Loan Commitment Percentage” means, as to each Term B Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term B Loan Commitment to (b) the aggregate amount of the Term B Loan Commitments of all Term B Loan Lenders; provided, however, that if at the time of determination the Term B Loan Commitments have been terminated, the “Term B Loan Commitment Percentage” of each Term B Loan Lender shall be the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term B Loan to (b) the aggregate amount of the Term B Loans of all Term B Loan Lenders.

“Term B Loan Facility” means the aggregate amount of the Term B Loan Commitments at such time, or if the Term B Loan Commitments have terminated, the aggregate outstanding principal amount of the Term B Loans at such time.

“Term B Loan Lender” means a Lender having a Term B Loan Commitment, or if the Term B Loan Commitments have terminated, holding any Term B Loan.

“Term B Loan Maturity Date” means November 21, 2024.

“Term B Loan Note” means a promissory note of the Borrowers substantially in the form of Exhibit J-2, payable to a Term B Loan Lender or its registered assignees in a principal amount equal to the amount of such Term B Loan Lender’s Term B Loan Commitment.

“Term Loan” means a Term A Loan, a Term B Loan or an Additional Term Loan made pursuant to Section 2.19.

“Term Loan Availability Period” means the period commencing on the Effective Date and ending on the Term Loan Availability Termination Date.

“Term Loan Availability Termination Date” means the first to occur of (a) November 21, 2018, (b)(i) with respect to the Term A Loan Commitments, the date on which the Term A Loan Commitments have been fully utilized and (ii) with respect to the Term B Loan Commitments, the date on which the Term B Loan Commitments have been fully utilized, and (c)(i) with respect to the Term A Loan Commitments, the date on which the Term A Loan Commitments are terminated or reduced to zero in accordance with this Agreement (including, without limitation, pursuant to Section 2.13.) and (ii) with respect to the Term B Loan Commitments, the date on which the Term B Loan Commitments the date on which the Term B Loan Commitments are terminated or reduced to zero in accordance with this Agreement (including, without limitation, pursuant to Section 2.13.).

“Term Loan Commitment” means a Term A Loan Commitment or a Term B Loan Commitment.

“Term Loan Lender” means a Term A Loan Lender or a Term B Loan Lender.

“Term Note” means a Term A Loan Note or a Term B Loan Note.

“Titled Agents” means each of the Lead Arrangers, the Joint Bookrunners, the Syndication Agent, the Documentation Agents, the Senior Managing Agents, the Managing Agents and the Co-Agents.

“Total Asset Value” means, with respect to a Person, at a given time, the sum (without duplication) of all of the following of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (b) the quotient of (i) EBITDA of such Person and its Subsidiaries for the immediately preceding period of four consecutive fiscal quarters, divided by (ii) the Capitalization Rate; provided that, for the Annualization Period for a Newly-Acquired Property or Transition Asset, the EBITDA attributable to such Newly-Acquired Property or such Transition Asset, as applicable, shall be determined on an Annualized basis; plus (c) the GAAP book value of Properties acquired during the six fiscal quarters most recently ended; plus (d) the GAAP book value of all Development Properties; plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes plus (f) the Structured Finance Value; plus (g) the GAAP book value of Transition Assets; plus (h) the GAAP book value of Investments in Unconsolidated Affiliates.  EBITDA attributable to (x) Properties acquired or disposed of during the six fiscal quarters ending immediately prior to any date of determination of Total Asset Value or (y) Properties that were Development Properties at the end of such fiscal quarter or (z) Transition Assets, shall not be included in the calculation of Total Asset Value.  Notwithstanding the foregoing (I) if the contribution from clause (f) above should exceed 15% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value, (II) if the contribution from clause (h) above should exceed 25% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value and (III) if the contribution from (A) Unimproved Land, (B) Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), (C) Mortgage Receivables in favor of such Person or any of its Subsidiaries (valued based on aggregate book value), (D) Structured Finance Value, (E) Investments in Properties that are not (1) office Properties or (2) retail or multifamily Properties that are located in New York City and (F) the aggregate amount of the costs incurred with respect to (1) any Property of such Person or any of its Subsidiaries that is under construction (including any Development Property) and (2) any Transition Asset of such Person or any of its Subsidiaries, in each case determined on the basis of “construction-in-process” in accordance with GAAP, if applicable, and if not applicable, by the GAAP book value of such Property, in the aggregate for clauses (A) — (F) should exceed 40% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value.

“Total Indebtedness” means, with respect to any Person at any time of determination, all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Transition Asset” means, at any time of determination, either (a) Property that was acquired by a Borrower or a Subsidiary within the period of six fiscal quarters most recently ended and when acquired had an Occupancy Rate of less than seventy percent (70.0%) or (b) a Property identified by the Borrower Representative in a written notice (which may be by telecopy or electronic mail) to the Administrative Agent on which the existing building is undergoing a renovation or redevelopment that will result in at least thirty percent (30%) of the total gross leasable area of such building being unavailable for occupancy.  A Transition Asset of the type described in clause (a) of this definition will cease to be a Transition Asset immediately following the last day of the period of six fiscal quarters commencing with the fiscal quarter in which such Property was acquired, and a Transition Asset of the type described in clause (b) of this definition will cease to be a Transition Asset immediately following the last day of the period of six fiscal quarters commencing with the fiscal quarter in which all improvements related to the renovation or redevelopment were completed.  A Transition Asset of the type described in clause (a) of this definition shall in no event be considered to be a Newly-Acquired Property.

“Trust” means SL Green Capital Trust I, a Delaware statutory trust.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Unrestricted Subsidiary be deemed to be an Unconsolidated Affiliate.

“Unencumbered Adjusted NOI” means, for any period, (a) Net Operating Income from all Eligible Properties, minus (b) Capital Reserves for such period.

“Unencumbered Asset Value” means, without duplication (a) the Unencumbered Adjusted NOI (excluding Net Operating Income attributable to (i) Development Properties, (ii) Transition Assets and (iii) Newly-Acquired Properties) for the immediately preceding period of four consecutive fiscal quarters divided by the Capitalization Rate; provided that, for the Annualization Period for a Newly-Acquired Property or Transition Asset, the Unencumbered Adjusted NOI for such Newly-Acquired Property or Transition Asset, as applicable, shall be determined on an Annualized basis, plus (b) the GAAP book value of all Eligible Properties acquired during the six fiscal quarters most recently ended, plus (c) the Structured Finance Value, plus (d) the GAAP book value of Development Properties or Transition Assets that would be “Eligible Properties” if fully developed; plus (e) the GAAP book value of Mortgage Receivables held by a Borrower or a Wholly Owned Subsidiary (i) that are not, and if held by a Subsidiary, no Borrower’s direct or indirect ownership interest in such Subsidiary is, subject to any Lien (other than Permitted Liens) or any Negative Pledge, and (ii) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary, to create Liens on such Mortgage Receivables as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Mortgage Receivable, in each case, without the need to obtain the consent of any Person.  For purposes of this definition, to the extent that the percentage of Unencumbered Asset Value attributable to (x) assets identified in clauses (c), (d) and (e) above would exceed 20.0% of Unencumbered Asset Value and/or (y) Properties subject to a Ground Lease (not including each of 1185 Avenue of the Americas, New York, New York, 461 Fifth Avenue, New York, New York and 711 Third Avenue, New York, New York) would exceed 10% of the Unencumbered Asset Value, then, in the case of each of clauses (x) and (y), such excess shall be excluded from the calculation of Unencumbered Asset Value.  Further, no Property, Structured Finance Investment or Mortgage Receivable owned or held by an entity other than a Borrower shall be included in the calculation of Unencumbered Asset Value if such entity, or an entity (other than a Borrower) that has a direct or indirect ownership interest in such entity, is an obligor in respect of any Indebtedness (other than Nonrecourse Indebtedness of the type described in clause (a) of the definition thereof).  For the avoidance of doubt, in no event shall any Property, Structured Finance Investment or Mortgage Receivable owned or held by a Single Asset Entity, if such Person is an obligor in respect of any Indebtedness, be included in the calculation of Unencumbered Asset Value.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unrestricted Subsidiary” means either (a) SLG Acquisition LLC, a Delaware limited liability company or (b) any Affiliate of SLGOP in which SLG Acquisition LLC, and no other Affiliate of SLGOP or any other Person, owns any Equity Interest, and in either case which has obtained or acquired an interest in any Loan, Commitment or portion thereof from a Lender pursuant to an Offer Document and the terms of this Agreement.

“Unrestricted Subsidiary Assignment Agreement” means, with respect to any assignment to the Unrestricted Subsidiary pursuant to this Agreement, an Unrestricted Subsidiary Assignment and Assumption Agreement substantially in the form of Exhibit Q attached hereto.

“Unrestricted Subsidiary Loan” means any Loan, Commitment or Letter of Credit Liability or portion thereof that is, or at any time was, owned by the Unrestricted Subsidiary.

“Unrestricted Subsidiary Loan Retirement” has the meaning given that term in Section 12.5.(i)(ii).

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is not Nonrecourse Indebtedness and that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given that term in Section 3.10.(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.  Notwithstanding anything in this definition to the contrary, SLGOP shall be deemed to be a Wholly Owned Subsidiary of the Parent, and SL Green Management Corp. shall be deemed to be a Wholly Owned Subsidiary of SLGOP.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party or (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.  General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the preceding sentence, (x) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities and (y) for purposes of calculating the covenants under this Agreement or any other Loan Document, any obligations of a Person under a lease (whether existing on the Agreement Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Agreement Date shall not be treated as a capitalized lease pursuant to this Agreement or the other Loan Documents solely as a result of (1) the adoption of changes in GAAP after the Agreement Date or (2) changes in the application of GAAP after the Agreement Date.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to an “Unconsolidated Affiliate” means a reference to an Unconsolidated Affiliate of the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern time.

ARTICLE II. CREDIT FACILITY

Section 2.1.  Revolving Loans.

(a)                                 Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.18., each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrowers during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Lender’s Revolving Commitment.  Each borrowing of Revolving Loans that are to be Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.  Each borrowing of Revolving Loans that are to be LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.  Notwithstanding the immediately preceding two sentences but subject to Section 2.18., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans.

(b)                                 Requests for Revolving Loans. Not later than 12:00 noon Eastern time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 noon Eastern time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower Representative shall request the borrowing of Revolving Loans by either (i) a telephonic notice to the Administrative Agent, promptly followed by the delivery of a Notice of Borrowing, or (ii) delivering to the Administrative Agent a Notice of Borrowing.  Each Notice of Borrowing shall specify the name of the Borrower requesting such Revolving Loans, the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the applicable Borrower.  Prior to delivering a Notice of Borrowing, the Borrower Representative may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower Representative with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower Representative on the date of such request or as soon as possible thereafter.

(c)                                  Funding of Revolving Loans.  Promptly after receipt of a request for borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the applicable Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 noon Eastern time on the date of such proposed Revolving Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the applicable Borrower in the account specified in the Disbursement Instruction Agreement, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)                                 Assumptions Regarding Funding by Revolving Lenders.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrowers severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the applicable Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans.  If a Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing as of the date of the borrowing.  Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.

(e)                                  Reallocations on the Effective Date.  On the Effective Date, the “Revolving Commitments” under, and as defined in, the Existing Credit Agreement (the “Existing Revolving Commitments”) of each of the Revolving Lenders party to the Existing Credit Agreement (the “Existing Revolving Lenders”), and the outstanding amount of all “Revolving Loans” under, and as defined in, the Existing Credit Agreement (the “Existing Outstanding Revolving Loans”) and the participations of the Revolving Lenders in outstanding “Letters of Credit” and outstanding “Swingline Loans”, in each case under, and as defined in, the Existing Credit Agreement, shall be reallocated among the Revolving Lenders party hereto in accordance with their respective Revolving Commitment Percentages. In order to effect such reallocations, each Revolving Lender whose Revolving Commitment on the Effective Date exceeds its Existing Revolving Commitment (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Existing Revolving Commitments and Existing Outstanding Revolving Loans of the Revolving Lenders whose Revolving Commitments are less than their respective Existing Revolving Commitments immediately prior to the Effective Date (each an “Assignor Lender”), so that after giving effect to such reallocation the Revolving Commitments of each Revolving Lender will be as set forth on Schedule I and the Revolving Lenders shall hold Revolving Loans pro rata in accordance with their respective Revolving Commitment Percentages.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, no documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Assignor Lenders and Assignee Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

Section 2.2.  Term Loans.

(a)                                 Term A Loans.

(i)                                     Making of Term A Loans.  Pursuant to the Existing Credit Agreement the Term A Loan Lenders set forth on Schedule I having a principal amount set forth opposite such Lender’s name under the heading “Existing Term A Loan” made (or received by assignment (immediately prior to the Effective Date in connection with Section 2.2.(a)(ii) hereof or otherwise)) Term A Loans to the Borrower in the amount set forth with respect to such Lender under on Schedule I under the column titled “Existing Term A Loans”.  Subject to the terms and conditions set forth in this Agreement, each Term A Loan Lender severally and not jointly agrees to make additional Term A Loans to the Borrowers during the Term Loan Availability Period, in an aggregate principal amount up to, but not exceeding, such Term A Loan Lender’s unused Term A Loan Commitment which unused Term A Loan Commitment amount is set forth with respect to such Lender on Schedule I under the column titled “Available Term A Loan Commitment”.  Each borrowing of Term A Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess of that amount. Notwithstanding the immediately preceding two sentences, a borrowing of Term A Loans may be in the aggregate amount of the unused Term A Loan Commitments.  Upon the earlier of (i) a Term A Loan Lender’s funding of its Term A Loan or (ii) the expiration of Term Loan Availability Period, the Term A Loan Commitment of such Term A Loan Lender shall terminate.  Once repaid, the principal amount of a Term A Loan (or portion thereof) may not be reborrowed.

(ii)                                  Existing Term A Loan Reallocation.  Pursuant to the Existing Credit Agreement, certain “Lenders” (or their successors) under the Existing Credit Agreement made “Term Loans” (including, for the avoidance of doubt, each “Additional Term Loan” (as defined in the Existing Credit Agreement”) to the Borrowers.  The Administrative Agent, the Borrowers and each Term A Loan Lender (including any Lender who was not a “Term Lender” under the Existing Credit Agreement immediately prior to giving effect hereto, each such Lender, an “Additional Term A Loan Lender”) agree that, simultaneously with the effectiveness of this Agreement, the principal amount of all outstanding “Term Loans” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall be reallocated among the Term A Loan Lenders in accordance with their respective Term A Loan Commitments (determined in accordance with the amount of each such Lender’s Term A Loan Commitment Amount set forth on Schedule I attached hereto).  In order to effect such reallocations, any Additional Term A Loan Lender and each other Term A Loan Lender whose Term A Loan Commitment exceeds its “Term Loans”

under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignee Lender”) shall be deemed to have purchased at par a portion of all right, title and interest in, and all obligations in respect of, the “Term Loan” under the Existing Credit Agreement of any “Term Lender” under the Existing Credit Agreement which shall not to be a Term A Loan Lender hereunder and each Term A Loan Lender whose Term A Loan Commitment will be less than its “Term Loans” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignor Lender”) so that the principal amount of the Term A Loan Commitments of each Term A Loan Lender will be as set forth on Schedule I attached hereto.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for replacement Notes to be provided to the Assignee Lenders and, if applicable, the Assignor Lenders, in the principal amounts of their respective Term Loan Commitments upon the effectiveness of this Agreement, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Assignee Lenders shall make the proceeds of such purchases available to the Administrative Agent which shall then make such amounts of the proceeds of such purchases available to the Assignor Lenders as is necessary to purchase in full at par the “Term Loans” under the Existing Credit Agreement owing to the Assignor Lender. The Assignor Lenders, the Assignee Lenders and the other Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Term A Loans to be made on the Effective Date and any netting transactions effected by the Administrative Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Term A Loans shall be held by the Term A Lenders pro rata in accordance with the amount of the Term A Loan Commitments (determined without giving effect to any termination of Term A Loan Commitments effected by the making of any such Term A Loans) of the Term A Lenders.

(b)                                 Making of Term B Loans.  Subject to the terms and conditions set forth in this Agreement, each Term B Loan Lender severally and not jointly agrees to make Term B Loans to the Borrowers during the Term Loan Availability Period, in an aggregate principal amount up to, but not exceeding, such Term B Loan Lender’s Term B Loan Commitment.  Each borrowing of Term B Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess of that amount.  Notwithstanding the immediately preceding two sentences, a borrowing of Term B Loans may be in the aggregate amount of the unused Term B Loan Commitments.  Upon the earlier of (i) a Term B Loan Lender’s funding of its Term B Loan or (ii) the expiration of Term Loan Availability Period, the Term B Loan Commitment of such Term B Loan Lender shall terminate.  Once repaid, the principal amount of a Term B Loan (or portion thereof) may not be reborrowed.

(c)                                  Request for Term Loans.  Not later than 12:00 noon Eastern time at least one (1) Business Day prior to a borrowing of Term Loans that are to be Base Rate Loans and not later than 12:00 noon Eastern time at least three (3) Business Days prior to a borrowing of Term Loans that are to be LIBOR Loans, the Borrower Representative shall request the borrowing of Term Loans by either (i) a telephonic notice to the Administrative Agent, promptly followed by the delivery of a Notice of Borrowing, or (ii) delivering to the Administrative Agent a Notice of Borrowing.  The Borrowers may request not more than three separate borrowings (excluding borrowings, if any, on the Effective Date) of Term Loans with respect to each of the Term A Commitments and the Term B Commitments during the Term Loan Availability Period.  Such Notice of Borrowing shall specify the name of the Borrower requesting the Term Loans, the aggregate principal amount of the Term Loans to be borrowed, the Class of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Term Loans, the Type of the requested Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans.  Such Notice of

Borrowing shall be irrevocable once given and binding on the applicable Borrower.  Prior to delivering such Notice of Borrowing, the Borrower Representative may (without specifying whether a Term Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower Representative with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower Representative on the date of such request or as soon as possible thereafter.

(d)                                 Funding of Term Loans.  Promptly after receipt of a request for borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify the applicable Class of Term Loan Lenders of the proposed borrowing.  Each such Term Loan Lender shall deposit an amount equal to the Term Loan to be made by such Lender to the applicable Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 noon Eastern time on the date of such proposed Term Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the applicable Borrower in the account specified in the Disbursement Instruction Agreement, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Term Loans, the proceeds of such amounts received by the Administrative Agent.

(e)                                  Assumptions Regarding Funding by Term Loan Lenders.  With respect to Term Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Term Loan Lender that such Lender will not make available to the Administrative Agent a Term Loan to be made by such Lender, the Administrative Agent may assume that such Lender will make the proceeds of such Term Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Term Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Term Loan, then such Lender and the Borrowers severally agree to pay to the Administrative Agent on demand the amount of such Term Loan with interest thereon, for each day from and including the date such Term Loan is made available to the applicable Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans.  If a Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Term Loan, the amount so paid shall constitute such Lender’s Term Loan included in the borrowing as of the date of the borrowing.  Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Term Loan Lender that shall have failed to make available the proceeds of a Term Loan to be made by such Term Loan Lender.  The Borrower may not reborrow any portion of the Term Loans once repaid; provided, however, the foregoing is not intended to prohibit deemed reborrowings provided for by Section 12.20.(f).

Section 2.3.  Bid Rate Loans.

(a)                                 Bid Rate Loans.  At any time during the period from the Effective Date to but excluding the Revolving Termination Date, and so long as at least one of the Borrowers continues to maintain an Investment Grade Rating from S&P or Moody’s, the Borrower Representative may, as set forth in this Section, request the Revolving Lenders to make offers to make Bid Rate Loans to the Borrowers in Dollars.  The Revolving Lenders may, but shall have no obligation to, make such offers, and the Borrower Representative may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)                                 Requests for Bid Rate Loans.  When a Borrower wishes to request from the Revolving Lenders offers to make Bid Rate Loans, the Borrower Representative shall give the Administrative Agent either telephonic notice promptly followed by written notice, which may be by telecopy or electronic mail (a “Bid Rate Quote Request”) so as to be received no later than 10:00 a.m. Eastern time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction.  The Administrative Agent shall deliver to each Revolving Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent.  The Borrower Representative may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”).  Each Bid Rate Quote Request shall be substantially in the form of Exhibit K and shall specify as to each Bid Rate Borrowing all of the following:

(i)                                     the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)                                  the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof which shall not cause any of the limits specified in Section 2.18. to be violated;

(iii)                               whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv)                              the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Termination Date.

A Bid Rate Quote Request may not be submitted within five (5) Business Days of any other Bid Rate Quote Request having been submitted.

(c)                                  Bid Rate Quotes.

(i)                                     Each Revolving Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if a Bid Rate Quote Request specified more than one Interest Period, such Revolving Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period.  Each Bid Rate Quote must be submitted to the Administrative Agent not later than 9:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Revolving Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower Representative of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Revolving Lenders must submit applicable Bid Rate Quotes.  Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower Representative.  Such Bid Rate Loans may be funded by a Revolving Lender’s Designated Lender (if any) as provided in Section 12.5.(h); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)                                  Each Bid Rate Quote shall be substantially in the form of Exhibit L and shall specify:

(A)                               the proposed date of borrowing and the Interest Period therefor;

(B)                               the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Revolving Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Commitment of such Revolving Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof;

(C)                               in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)                               in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR; and

(E)                                the identity of the quoting Revolving Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower Representative, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower Representative of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)                                 Notification by Administrative Agent.  The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 10:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower Representative of the terms (i) of any Bid Rate Quote submitted by a Revolving Lender that is in accordance with Section 2.3.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Revolving Lender with respect to the same Bid Rate Quote Request.  Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote.  The Administrative Agent’s notice to the Borrower Representative shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which Bid Rate Quotes have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Revolving Lender (identifying the Revolving Lender that made each Bid Rate Quote).

(e)                                  Acceptance by Borrower Representative.

(i)                                     Not later than 11:00 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Borrower Representative shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.3.(d). which notice shall be in the form of Exhibit M.  In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted.  The failure of the Borrower Representative to give such notice by such time shall constitute nonacceptance.  The Borrower Representative may accept any Bid Rate Quote in whole or in part; provided that:

(A)                               the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)                               the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.18. to be violated;

(C)                               acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)                               any acceptance in part by the Borrower Representative shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof; and

(E)                                the Borrower Representative may not accept any Bid Rate Quote that fails to comply with Section 2.3.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)                                  If Bid Rate Quotes are made by two or more Revolving Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes  are accepted shall be allocated by the Administrative Agent among such Revolving Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes.  Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)                                   Obligation to Make Bid Rate Loans.  The Administrative Agent shall promptly (and in any event not later than (x) 12:00 noon Eastern time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Revolving Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof.  A Revolving Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.5.(h). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due.  No Revolving Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.  Any Revolving Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 1:30 p.m. Eastern time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower to whom such Bid Rate Loan is to be made.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to such Borrower not later than 2:00 p.m. Eastern time on such date by depositing the same, in immediately available funds, in an account of such Borrower designated by the Borrower Representative.

(g)                                  No Effect on Commitment.  Except for the purpose and to the extent expressly stated in Sections 2.13. and 2.18., the amount of any Bid Rate Loan made by any Revolving Lender shall not constitute a utilization of such Revolving Lender’s Revolving Commitment.

Section 2.4.  Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.18., each Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the accounts of the Borrowers and their Subsidiaries during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $200,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of the outstanding Letters of Credit issued by such Issuing Bank would exceed 25.0% of the L/C Commitment Amount.

(b)                                 Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower Representative.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from such Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Termination Date.  Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (in which case, such Letter of Credit shall be an “Extended Letter of Credit”), so long as the Borrowers deliver to the Administrative Agent for its benefit and the benefit of such Issuing Bank and the Lenders no later than 30 days prior to the Revolving Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit.  If the Borrowers fail to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit.  The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to such Issuing Bank, the Administrative Agent and the Borrower Representative).

(c)                                  Requests for Issuance of Letters of Credit.   The Borrower Representative shall give the Issuing Bank selected by the Borrower Representative and the Administrative Agent written notice (or a telephonic notice promptly confirmed in writing) at least five (5) Business Days (or such shorter period as may be acceptable to such Issuing Bank and the Administrative Agent in their sole discretion) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Borrower or Subsidiary for whose account such Letter of Credit is to be issued, (ii) initial Stated Amount, (iii) beneficiary, and (iv) expiration date. The Borrower or Subsidiary for whose account a Letter of Credit is to be issued shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by such Issuing Bank; provided that in the case of a Letter of Credit issued for the account of a Subsidiary, a Borrower shall co-sign the application for such Letter of Credit.  Provided the Borrower Representative has given the notice prescribed by the first sentence of this subsection and the applicable Borrower or Subsidiary has delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2., such Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event shall such issuance be required prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection.  No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower Representative, the applicable Issuing Bank shall deliver to the Borrower Representative a copy of each issued Letter of Credit issued by it within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)                                 Reimbursement Obligations.  Upon receipt by the applicable Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower Representative and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge any Borrower in any respect from the applicable Reimbursement Obligation.  Each Borrower hereby absolutely, unconditionally and irrevocably, and jointly and severally, agrees to pay and reimburse such Issuing Bank for the amount of each demand for payment under any such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Each Borrower confirms that it shall be obligated to reimburse such Issuing Bank hereunder for any and all drawings under any Letter of Credit issued or outstanding hereunder in support of any obligations of, or for the account of, a Subsidiary.  Upon receipt by the applicable Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)                                  Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower Representative shall advise the Administrative Agent and the applicable Issuing Bank whether or not the applicable Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower Representative shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower Representative fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrowers fail to reimburse such Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower for whose account such Letter of Credit was issued shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation, and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available by such Revolving Lender to the Administrative Agent not later than 1:00 p.m.

Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.  The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)                                   Effect of Letters of Credit on Commitments.  Upon the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                  Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the applicable Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  Each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the applicable Issuing Bank, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, the Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of such Issuing Bank’s or the Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by such Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to any Borrower, the Administrative Agent or any Lender.  In this connection, the obligation of each Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against such Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between any Borrower such Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of any Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of each Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), no Borrower shall have any obligation to indemnify the Administrative Agent, such Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights that any Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by the applicable Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders required by Section 12.6. shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrowers jointly and severally agree to pay the fees, if any, payable under the last sentence of Section 3.5.(e).

(i)                                     Lenders’ Participation in Letters of Credit.   Each Revolving Lender, immediately upon the issuance by the applicable Issuing Bank of any Letter of Credit (or in the case of Existing Letters of Credit, upon the Agreement Date), shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of such Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by any Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(e)).

(j)                                    Payment Obligation of Lenders.  Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the applicable Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, subject to Section 3.9(d), the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing.  If the notice referenced in the second sentence of Section 2.4.(e) is received by a Revolving Lender not later than 12:00 noon Eastern time, then such Revolving Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Eastern time on the next succeeding Business Day.  Each Revolving Lender’s obligation to make payments to the Administrative Agent under this subsection and in respect of its participation interest under the immediately preceding subsection (i), and the Administrative Agent’s right to receive the same for the account of such Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of any Borrower or any other Loan Party or any Subsidiary, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit.  Each such payment to the Administrative Agent for the account of such Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                 Information to Lenders.  Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Revolving Lender and the Borrower Representative, a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Revolving Lender from time to time, such Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, such Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of such Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)                                     Existing Letters of Credit.  Each of the Borrowers, the Issuing Banks and the Revolving Lenders agrees that each of the letters of credit described on Schedule 2.4.(l) (each an “Existing Letter of Credit”) shall, from and after the Original Effective Date, be deemed to be a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

(m)                             Extended Letters of Credit.  Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.5.  Swingline Loans.

(a)                                 Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.18., each Swingline Lender agrees to make Swingline Loans to the Borrowers, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) $50,000,000 and (ii) the commitment of such Swingline Lender in its capacity as a Revolving Lender minus the aggregate outstanding principal amount of the Revolving Loans made by such Swingline Lender, as such amounts may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment of such Swingline Lender at such time, the Borrowers shall immediately pay the Administrative Agent for the account of such Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Swingline Loans hereunder.

(b)                                 Procedure for Borrowing Swingline Loans.  The Borrower Representative shall give the Administrative Agent and the Swingline Lender selected by the Borrower Representative notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall identify the Borrower to obtain the applicable Swingline Loan and shall be delivered to the Administrative Agent and the applicable Swingline Lender no later than 2:00 p.m. Eastern time on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower Representative pursuant to a Notice of Swingline Borrowing sent the Administrative Agent and to such Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  Not later than 4:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the applicable Borrower in Dollars, in immediately available funds, at the account specified by the Borrower Representative in the Notice of Swingline Borrowing.

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are Base Rate Loans or at such other rate or rates as the Borrower Representative and the applicable Swingline Lender may agree from time to time in writing.  Interest on Swingline Loans is solely for the account of the Swingline Lender that made such Swingline Loans (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)).  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower Representative may otherwise agree in writing in connection with any particular Swingline Loan).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $100,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by a Swingline Lender and the Borrower Representative.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender that made such Swingline Loan and the Borrower Representative may agree) and in connection with any such prepayment, the Borrower Representative must give such Swingline Lender and the Administrative Agent prior notice thereof (which may be by telephone (promptly followed by a written notice), telecopy or electronic mail)  no later than 1:00 p.m. Eastern time on the day of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Notes.

(e)                                  Repayment and Participations of Swingline Loans.  Each Borrower jointly and severally agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender that made such Swingline Loan and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided that the proceeds of a Swingline Loan may not be used to pay a

Swingline Loan.  Notwithstanding the foregoing, each Borrower agrees to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender that made such Swingline Loan and the Borrower Representative may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrowers, the Swingline Lender that made such Swingline Loan may, on behalf of the Borrowers (which hereby irrevocably direct each applicable Swingline Lender to act on their behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection.  Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon Eastern time at least one Business Day prior to the proposed date of such borrowing.  Promptly after receipt of such notice of borrowing of Revolving Loans from a Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Not later than 12:00 noon Eastern time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of the applicable Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Revolving Loans to the applicable Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f), each Revolving Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the applicable Swingline Lender in Dollars and in immediately available funds.  A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (e) or (f)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender or any Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the applicable Swingline Lender by any Revolving Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the applicable Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, such Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the applicable Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.6.  Rates and Payment of Interest on Loans.

(a)                                 Rates.  Each Borrower jointly and severally promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to any Borrower for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class;

(ii)                                  during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the relevant Applicable Margin for LIBOR Loans of the applicable Class;

(iii)                               if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3.; and

(iv)                              if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, while an Event of Default exists, each Borrower jointly and severally agrees to pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by any Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

Section 2.7.  Number of Interest Periods.

There may be no more than 10 different Interest Periods for LIBOR Loans and Bid Rate Loans, collectively outstanding at the same time.

Section 2.8.  Repayment of Loans.

(a)                                 Revolving Loans.  Each Borrower jointly and severally agrees to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b)                                 Term A Loans.  Each Borrower jointly and severally agrees to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term A Loans on the Term A Loan Maturity Date.

(c)                                  Term B Loans.  Each Borrower jointly and severally agrees to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term B Loans on the Term B Loan Maturity Date.

(d)                                 Bid Rate Loans.  Each Borrower jointly and severally agrees to repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.9.  Prepayments.

(a)                                 Optional.

(i)                                     General.  Subject to Section 4.4. and Section 2.9.(a)(ii), any Borrower may prepay any Revolving Loan or Term Loan at any time without premium or penalty.  Except as required to comply with the provisions of Section 2.9.(b)(ii), a Bid Rate Loan may only be prepaid with the prior written consent of the Revolving Lender holding such Bid Rate Loan.  The Borrower Representative shall give the Administrative Agent at least two (2) Business Days prior notice (which may be by telephone (promptly followed by a written notice), telecopy or electronic mail) of the prepayment of any Revolving Loan or Term Loan.  Each voluntary prepayment of Revolving Loans or Term Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of such Class of Loans then outstanding).

(ii)                                  Prepayment Premium.  During the periods set forth below, the Borrowers may only prepay a Term B Loan, in whole or in part, at the prices (expressed as percentages of the principal amount of the Term B Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Agreement Date to and including November 20, 2018	102.0%
November 21, 2018 to and including November 20, 2019	101.0%
All times after November 20, 2019	100.0%

The Borrowers acknowledge and agree that the amount payable by it under this Section in connection with the prepayment of the Term B Loans is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Term B Loans.

(b)                                 Mandatory.

(i)                                     Revolving Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrowers jointly and severally agree to pay immediately upon demand to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding

Revolving Loans, Swingline Loans, Bid Rate Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)                                  Bid Rate Facility Overadvance.  If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one-half of the aggregate amount of all Revolving Commitments at such time, the Borrowers jointly and severally agree to pay immediately upon demand to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii)                               Application of Mandatory Prepayments.  Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.  Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2.(g).  If any Borrower is required to pay any outstanding LIBOR Loans or LIBOR Margin Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrowers jointly and severally agree to pay all amounts due under Section 4.4.

Section 2.10.  Continuation.

So long as no Default or Event of Default exists, any Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower Representative giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon Eastern time on the third Business Day prior to the date of any such Continuation.  Such notice of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each applicable Lender of the proposed Continuation.  If the Borrower Representative shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or such Borrower’s failure to comply with any of the terms of such Section.

Section 2.11.  Conversion.

Any Borrower may on any Business Day, upon the Borrower Representative giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists.  Each Conversion of Base Rate Loans of the same Class into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

Each such Notice of Conversion shall be given not later than 12:00 noon Eastern time three (3) Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type and Class of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable and binding on the Borrowers once given.

Section 2.12.  Notes.

(a)                                 Notes.  Except in the case of a Revolving Lender that has requested that it not receive a Revolving Note, the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to such Revolving Lender, or its registered assignees, in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.  Except in the case of a Revolving Lender that has requested that it not receive a Bid Rate Note, the Bid Rate Loans made by a Revolving Lender to the Borrowers shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to such Revolving Lender, or its registered assignees.  The Swingline Loans made by a Swingline Lender to the Borrowers shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to such Swingline Lender, or its registered assignees.  Except in the case of a Term Loan Lender that has requested that it not receive a Term Note, the Term Loans made by each Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to such Term Loan Lender, or its registered assignees, in a principal amount equal to the amount of its Term A Loan Commitment or Term B Loan Commitment, as applicable, as originally in effect and otherwise duly completed.

(b)                                 Records.  The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to any Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on such Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of such Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the records maintained by the Administrative Agent pursuant to Sections 3.8. and 12.5.(c), in the absence of manifest error, the records maintained by the Administrative Agent pursuant to Sections 3.8. and 12.5.(c) shall be controlling.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower Representative of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrowers, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall at their own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13.  Voluntary Reductions of the Revolving Commitment.

The Borrowers shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans and Swingline Loans) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice (which may be by telecopy or electronic mail) from the Borrower Representative to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $50,000,000 and integral multiples of $10,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (a “Revolving Commitment Reduction Notice”); provided, however, a Revolving Commitment Reduction Notice may state that such notice is conditioned upon the effectiveness of a refinancing of all outstanding Revolving Loans, in which case such Revolving Commitment Reduction Notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date of such Revolving Commitment Reduction Notice) if such condition is not satisfied.  Promptly after receipt of a Revolving Commitment Reduction Notice the Administrative Agent shall notify each Revolving Lender of the proposed termination or Revolving Commitment reduction.  The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated.  The Borrowers jointly and severally agree to pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 4.4.

Section 2.14.  Extension of Revolving Termination Date.

The Borrowers shall have the right, exercisable two times, to extend the Revolving Termination Date by six months for each extension.  The Borrowers may exercise such right only by the Borrower Representative executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Revolving Termination Date, a written request for such extension (an “Extension Request”).  The Administrative Agent shall forward to each Revolving Lender a copy of the Extension Request delivered to the Administrative Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for six months effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Event of Default shall exist and no Default under any of subsections (a), (e) or (f) of Section 10.1. shall exist and (ii) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrowers shall have paid the Fees payable under Section 3.5.(f).

Section 2.15.  Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrowers shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.

Section 2.16.  Joint and Several Liability of the Borrowers.

(a)                                 The obligations of each Borrower hereunder and under the other Loan Documents to which any Borrower is a party shall be joint and several, and, accordingly, each Borrower confirms that it is liable for the full amount of the Obligations, regardless of whether incurred by such Borrower or any other Borrower.

(b)                                 Each Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that the Borrowers, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.

(c)                                  None of the Administrative Agent, any Issuing Bank or any Lender shall be obligated or required before enforcing any Loan Document against a Borrower: (a)  to pursue any right or remedy it may have against any other Borrower or any other Person or commence any suit or other proceeding against any other Borrower or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any other Borrower or any other Person; or (c) to make demand of any other Borrower or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent, any Issuing Bank or any Lender which may secure any of the Obligations.

(d)                                 It is the intent of each Borrower, the Administrative Agent, the Issuing Banks and the Lenders that in any proceeding of the types described in Sections 10.1.(e) or 10.1.(f), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder to be avoidable or unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder shall be determined in any such proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of a Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder, to be subject to avoidance under the Avoidance Provisions.  This subsection is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section that would not otherwise be available to such Person under the Avoidance Provisions.

(e)                                  To the extent that any Borrower shall be required hereunder to pay any portion of the Obligations exceeding the greater of (a) the amount of the value actually received by such Borrower and its Subsidiaries from the Loans and other Obligations and (b) the amount such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of Obligations (excluding the amount paid by any other Person) in the same proportion as such Borrower’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all of the Borrowers on such date, then such Borrower shall be reimbursed by each other Borrower for the amount of such excess pro rata, based on the respective net worth of such other Borrower on such date.

(f)                                   Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of the other Borrowers, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty whatsoever to advise any Borrower of information regarding such circumstances or risks.

Section 2.17.  Borrower Representative.

Each Borrower hereby appoints the Parent to act as its agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans, the issuance of Letters of Credit and the giving and receiving of notices under or in respect of the Loan Documents) (in such capacity, the “Borrower Representative”).  Each Borrower acknowledges and agrees that (i) the Borrower Representative may execute such documents as the Borrower Representative deems appropriate in its sole discretion, and with respect to any such document executed by only the Borrower Representative, each Borrower shall be bound by and obligated by all of the terms of any such document, (ii) any notice or other communication delivered by the Administrative Agent, any Issuing Bank or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each Borrower and (iii) the Administrative Agent and the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrowers or the Borrower Representative.  Each Borrower agrees that any action taken by the Borrower Representative without the consent of, or notice to, such Borrower shall not release or discharge such Borrower from its obligations hereunder.

Section 2.18.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, no Swingline Lender shall be required to make any Swingline Loan, no Revolving Lender shall make any Bid Rate Loan, the Issuing Banks shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13. shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments:

(a)                                 the aggregate principal amount of all outstanding Revolving Loans, Bid Rate Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time; or

(b)                                 the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50.0% of the aggregate amount of the Revolving Commitments at such time.

Section 2.19.  Increase in Commitments.

The Borrowers shall have the right at any time after Term Loan Availability Termination Date and (a) prior to the Revolving Termination Date, to request increases in the aggregate amount of the Revolving Commitments, (b) prior to the Term A Loan Maturity Date, to request the making of additional Term A Loans (“Additional Term A Loans”) and (c) prior to the Term B Loan Maturity Date, to request the making of additional Term B Loans (“Additional Term B Loans” and, collectively with the Additional Term A Loans, “Additional Term Loans”), in each case, by the Borrower Representative providing written notice (which may be by telecopy or electronic mail) to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any increase in the Revolving Commitments and the making of any Additional Term Loans, the aggregate amount of the

Revolving Commitments and the aggregate outstanding principal amount of Term Loans shall not exceed $4,500,000,000 less (i) the amount of any voluntary reductions of the Revolving Commitments made pursuant to Section 2.13. and (ii) the amount of any optional prepayments of the Term Loans pursuant to Section 2.9.  Additional Term Loans shall be subject to the same terms and conditions of this Agreement that are applicable to all other Term Loans.  Each such increase in the Revolving Commitments must be in an aggregate minimum amount of $100,000,000 and integral multiples of $50,000,000 in excess thereof.  Each such request to make Additional Term Loans must be in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof (or such other amounts as may be acceptable to the Administrative Agent and the Borrowers).  The Administrative Agent, in consultation with the Borrower Representative, shall manage all aspects of the syndication of such increase in the Revolving Commitments or making of Additional Term Loans, as applicable, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase in the Revolving Commitments or the making of Additional Term Loans, as applicable, and the allocations of the increase in the Revolving Commitments or making of Additional Term Loans, as applicable, among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment or make an Additional Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase in the Revolving Commitments or the making of Additional Term Loans, as applicable, must be an Eligible Assignee.  If a new Revolving Lender becomes a party to this Agreement, or if any existing Lender is increasing its Revolving Commitment or making an initial Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage or, in the case of a Revolving Lender increasing its Revolving Commitment, the amount of the increase in its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrowers jointly and severally agree to pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 4.4. as if such purchase were a prepayment of any such Revolving Loans.  Effecting the increase of the Revolving Commitments or the making of Additional Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase in the Revolving Commitments or the making of such Additional Term Loans, (y) the representations and warranties made or deemed made by any Borrower or any other Loan Party in any Loan Document to which such Borrower or such other Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:  (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate, partnership or other necessary action taken by the Borrowers to authorize such increase in the Revolving Commitments or the borrowing of Additional Term Loans, as applicable; (ii) an opinion of counsel to the Borrowers and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; (iii) in the case of an increase in the Revolving Commitments, new Revolving Notes executed by the Borrowers, payable to any new Revolving Lenders and replacement Revolving Notes executed by the Borrowers, payable to any existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments (in each case unless any such Revolving Lender requests not to receive such a Note); and (iv) in the case of the making of Additional Term Loans, new Term Notes executed by the Borrowers, payable to any new Term Loan Lenders and replacement Term Notes executed by the Borrowers, payable to any existing Term Loan Lenders increasing their Term Loans, in the amount of such Term Loan Lender’s Term Loan (in each case unless any such Term Loan Lender requests not to receive such a Note).  In connection with any increase in the aggregate amount of the Revolving Commitments or the making of any Additional Term Loans pursuant to this Section, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, each Issuing Bank and each Swingline Lender, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.20.  Funds Transfer Disbursements.

(a)                                 Generally.  Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of such Borrower to any of the accounts designated in the Disbursement Instruction Agreement.  Each Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower Representative or such Borrower; or (ii) made in such Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by such Borrower.  Each Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower Representative or such Borrower to effect a wire or funds transfer even if the information provided by the Borrower Representative or such Borrower identifies a different bank or account holder than named by the Borrower Representative or such Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower Representative or any Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, each Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and any Borrower.  Each Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower Representative or such Borrower of such transfer.

(b)                                 Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)                                  Limitation of Liability.  None of the Administrative Agent, any Issuing Bank or any Lender shall be liable to any Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which any Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Issuing Bank, any Lender or any Borrower knew or should have known the likelihood of these damages in any situation.  None of the Administrative Agent, any Issuing Bank or any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

(a)                                 Payments by Borrowers.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by any Loan Party under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 12:00 noon Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 10.5., each Borrower shall, at the time of such Borrower’s making a payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by such Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  Each payment received by the Administrative Agent for the account of any Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank.  In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrowers.  Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due from a Borrower to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1.(a), 2.4.(e) and 2.5.(e) shall be made from the Revolving Lenders, each payment of the fees under Section 3.5.(b), the first sentence of 3.5.(e), and Section 3.5.(f) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13. shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) the making of Term Loans under Section 2.2.(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term A Loan Commitments or Term B Loan Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders, pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Revolving Loans or Term Loans shall be made for the account of the Revolving Lenders or Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Loans or Term Loans, as applicable, then due and payable to the respective Lenders; (f) the Conversion and Continuation of Revolving Loans or Term Loans, as applicable, of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Revolving Lenders or Term Loan Lenders, as applicable, according to the amounts of their respective Revolving Loans or Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) each prepayment of principal of Bid Rate Loans by any Borrower pursuant to Section 2.9.(b)(ii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5. shall be in accordance with their respective Revolving Commitment Percentages; and (i) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4. shall be in accordance with their respective Revolving Commitment Percentages.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the applicable Swingline Lender only (except to the extent any Revolving Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to a Borrower under this Agreement or shall obtain payment on any other Obligation owing by a Borrower through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of a Borrower to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of  this Agreement and such payment should be distributed to other Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the applicable Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)                                 Closing Fee.  On the Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by any Borrower and the Administrative Agent.

(b)                                 Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Revolving Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.  Each Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(c)                                  Term A Loan Unused Fee.  During the period from the Effective Date to but excluding the earlier of (i) the date that the Term A Loans are borrowed pursuant to Section 2.2. or (ii) the last day of the Term Loan Availability Period, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Term A Loan Lenders, an unused facility fee equal to the aggregate amount of the Term A Loan Commitments multiplied by a rate per annum equal to one-fourth of one percent (0.25%).  Such fee shall be computed on a daily basis and payable monthly in arrears on the first day of each month during the Term Loan Availability Period and on the Term Loan Availability Termination Date.

(d)                                 Term B Loan Unused Fee.  During the period from the Effective Date to but excluding the earlier of (i) the date that the Term B Loans are borrowed pursuant to Section 2.2. or (ii) the last day of the Term Loan Availability Period, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Term B Loan Lenders, an unused facility fee equal to the aggregate amount of the Term B Loan Commitments multiplied by a rate per annum equal to one-fourth of one percent (0.25%).  Such fee shall be computed on a daily basis and payable monthly in arrears on the first day of each month during the Term Loan Availability Period and on the Term Loan Availability Termination Date.

(e)                                  Letter of Credit Fees.  Each Borrower jointly and severally agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans times the daily average Stated Amount of each such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full.  In addition to such fees, each Borrower jointly and severally agrees to pay to the applicable Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued for its account equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit.  The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of each January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent, and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit.  Each Borrower jointly and severally agrees to pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(f)                                   Revolving Credit Extension Fee.  If the Revolving Termination Date is being extended in accordance with Section 2.14., the Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to seventy-five thousandths of one percent (0.075%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized).  Such fee shall be due and payable in full on the effective date of such extension.

(g)                                  Administrative and Other Fees.  Each Borrower jointly and severally agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter with the Lender acting as Administrative Agent and as may be otherwise agreed to in writing from time to time by any Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the respective Lender in writing that such Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that no Borrower pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by such Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon any Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a)(i) through (iv) and, with respect to Swingline Loans, in Section 2.5.(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrowers monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrowers absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge any Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.6. and in the definition of Requisite Lenders, Requisite Revolving Lenders, Requisite Term A Loan Lenders or Requisite Term B Loan Lenders, as applicable.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lenders hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash

Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b), (c) or (d) for any period during which that Lender is a Defaulting Lender and no Borrower shall be required to pay any such fee to a Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender.

(ii)                                  Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the Fee payable under Section 3.5.(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)                               With respect to any Fee not required to be paid to any Defaulting Lender that is a Revolving Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrowers jointly and severally agree to (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d),

(y) pay to each Issuing Bank and each Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure in respect of such Defaulting Lender, and the Borrowers shall not be required to pay the remaining amount of any such Fee.

(d)                                 Reallocation of Participations to Reduce Fronting Exposure.  If such Defaulting Lender is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans that has not been funded by such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section  12.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral, Repayment of Swingline Loans.

(i)                                     If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrowers jointly and severally agree, without prejudice to any right or remedy available to it hereunder or under law, (x) first, to prepay Swingline Loans made to the Borrowers in an amount equal to the applicable Swingline Lender’s Fronting Exposure and (y) second, to Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)                                  At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within 2 Business Days following the written request of the Administrative Agent or the Issuing Banks (with a copy to the Administrative Agent), the Borrowers jointly and severally agree to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

(iii)                               Each Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrowers jointly and severally agree to promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)                                   Defaulting Lender Cure.  If the Borrower Representative and the Administrative Agent and in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lenders and the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the applicable Class of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), Term A Loan Commitment Percentages and Term B Loan Commitment Percentages, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section  12.22., no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)                                  New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lenders shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)                                 Purchase of Defaulting Lender’s Commitment.  During any period that a Lender is a Defaulting Lender, the Borrowers may, by the Borrower Representative giving notice (which may be by telephone (promptly followed by a written notice), telecopy or electronic mail) thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Revolving Commitment or Term Loan Commitment, as applicable, to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Commitment or Term Loan Commitment, as applicable, via an assignment subject to and in accordance with the provisions of Section 12.5.(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500; provided that the failure or unwillingness of such Defaulting Lender to execute the Assignment and Assumption and other necessary documents shall not prevent or delay such assignment and the Assignment and Assumption and other necessary documents shall be automatically deemed to be fully authorized and executed by the Defaulting Lender if such Defaulting Lender does not promptly execute all documents reasonably requested to effect such assignment (and, if such Lender fails to deliver any Notes held by it, such Notes shall automatically be deemed canceled and such Lender shall be required to indemnify the Borrowers for any liabilities incurred by the Borrowers by reason of the failure of such Lender to deliver such Notes).  The exercise by the Borrowers of their rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent or any of the other Lenders.

Section 3.10.  Taxes.

(a)                                 Defined Terms.  For purposes of this Section, the term “Lender” includes the Issuing Banks and the term “Applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrowers and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrowers and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by a Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower Representative or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit T-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-2 or Exhibit T-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to apply for, seek or pursue any refund on behalf of the indemnifying party.

(i)                                     Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)                                 Capital Adequacy.  If any Lender or any Participant determines that, as the result of a Regulatory Change, compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then from time to time, within thirty (30) days after written demand by such Lender or such Participant, the Borrowers jointly and severally agree to pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)                                 Additional Costs.  In addition to and not in limitation of the immediately preceding subsection, the Borrowers jointly and severally agree to pay promptly to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or LIBOR Margin Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or LIBOR Margin Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit, liquidity or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by, such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder), or (iii) has or would have the effect of reducing the rate of return on capital of such Lender (other than on account of Taxes) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)                                  Lender’s Suspension of LIBOR Loans and LIBOR Margin Loans.  Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined as provided in  this Agreement or a category of extensions of credit or other assets of such

Lender that includes LIBOR Loans or LIBOR Margin Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower Representative (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans and/or the obligation of a Revolving Lender that has outstanding a Bid Rate Quote to make LIBOR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)                                 Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrowers under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) and the result shall be to increase the cost to the Issuing Banks of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrowers jointly and severally agree to pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)                                  Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower Representative (and in the case of an Issuing Bank, a Lender or a Participant, the Administrative Agent as well) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank, any Lender or any Participant to give such notice shall not release any Borrower from any of its obligations hereunder.  Notwithstanding the foregoing sentence, the Borrowers shall not be required to compensate a Lender, a Participant or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, such Participant or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s, such Participant’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  The Administrative Agent, each Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower Representative (and in the case of an Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent, such Issuing Bank, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2.  Suspension of LIBOR Loans and LIBOR Margin Loans.

(a)                                 Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(i)                                     the Administrative Agent reasonably determines (which determination shall be conclusive) that (A) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or (B) otherwise, adequate and reasonable means do not exist for ascertaining LIBOR (including, without limitation, because LIBOR is not available or published on a current basis), for such Interest Period;

(ii)                                  (A) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period or (B) the Administrative Agent is advised by the Requisite Lenders (or, in the case of a LIBOR Margin Loan, the Lender that is required to make such Loan) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to such Lenders (or Lender) of making or maintaining their LIBOR Loans (or its LIBOR Loan) for such Interest Period; or

(iii)                               any Revolving Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Revolving Lender of making or maintaining such LIBOR Margin Loan;

then the Administrative Agent shall give the Borrower Representative and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans, and the Borrowers shall on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan and (ii) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive) that the circumstances set forth in clauses (i), (ii) or (iii) of Section 4.2.(a) (1) have arisen and such circumstances are unlikely to be temporary or (2) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 12.6., such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date a copy of the amendment is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (2) of the first sentence of this clause (b), only to the extent LIBOR for such Interest Period is not available or published at such time on a current basis), (x) the Lenders shall be under no obligation to, and shall not, make additional LIBOR

Loans (and with respect to any Notice of Borrowing requesting a borrowing of a LIBOR Loan, such borrowing shall be made as a borrowing of a Base Rate Loan), Continue LIBOR Loans or Convert Loans into LIBOR Loans, and the Borrowers shall on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan and (y) no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder and/or (b) if any Revolving Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the Borrower Representative thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended and/or such Revolving Lender’s obligation to make LIBOR Margin Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans or LIBOR Margin Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4.  Compensation.

The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)                                 any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or a Bid Rate Loan by a Borrower, or Conversion of a LIBOR Loan made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by a Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which a Borrower failed to borrow, Convert into or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date and (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties.  Upon the Borrower Representative’s request, the Administrative Agent shall provide the Borrower Representative with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 4.5.  Treatment of Affected Loans.

(a)                                 If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower Representative with a copy to the Administrative Agent, if applicable) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i)                                     to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower Representative (with a copy to the Administrative Agent, if applicable) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Class, Types and Interest Periods) in accordance with their respective Commitments.

(b)                                 If the obligation of a Revolving Lender to make LIBOR Margin Loans shall be suspended pursuant to Section 4.1.(c) or 4.2., then the LIBOR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower Representative by written notice with a copy to the Administrative Agent.

Section 4.6.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower Representative may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment or Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender, or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee; provided that the failure or unwillingness of such Affected Lender to execute the Assignment and Assumption and other necessary documents shall not prevent or delay such assignment and the Assignment and Assumption and other necessary documents shall be automatically deemed to be fully authorized and executed by the Affected Lender if such Affected Lender does not promptly execute all documents reasonably requested to effect such assignment (and, if such Lender fails to deliver any Notes held by it, such Notes shall automatically be deemed canceled and such Lender shall be required to indemnify the Borrowers for any liabilities incurred by the Borrowers by reason of the failure of such Lender to deliver such Notes).  The exercise by the Borrowers of their rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit any Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1., or 4.4.) with respect to any period up to the date of replacement.

Section 4.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)                                     counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  Revolving Notes, Term Notes and Bid Rate Notes executed by the Borrowers, payable to each applicable Lender (including any Designated Lender, if applicable), other than any Lender that has requested that it not receive Notes and complying with the terms of Section 2.12.(a) and the Swingline Notes executed by the Borrowers;

(iii)                               the Guaranty executed by the Guarantor;

(iv)                              an opinion or opinions of counsel to the Borrowers and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit N;

(v)                                 the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)                              a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)                           a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower Representative, authorized to execute and deliver on behalf of each Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion, Notices of Continuation, Bid Rate Quote Requests and Bid Rate Quote Acceptances;

(viii)                        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) such Loan Party’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                              a Compliance Certificate for the Parent calculated on a pro forma basis for the Parent’s fiscal quarter ended September 30, 2017;

(x)                                 a Disbursement Instruction Agreement effective as of the Agreement Date;

(xi)                              evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xii)                           the address of each Property subject to a Mortgage listed on Schedule 1.1 and such other information as reasonably requested by the Administrative Agent or any Lender to complete its flood due diligence with respect to such Properties; and

(xiii)                        such other documents, agreements and instruments as the Administrative Agent, or any Lender (through the Administrative Agent), may reasonably request; and

(b)                                 In the good faith judgment of the Administrative Agent:

(i)                                     there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)                               the Parent and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)                              each Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

Section 5.2.  Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.18. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans or Term Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing.  Each Credit Event shall constitute a certification by each Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless any Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, each Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Section 5.2. have been satisfied.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, each Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)                                 Organization; Power; Qualification.  Each of the Borrowers, the other Loan Parties and their Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.  None of the Borrowers, any other Loan Party or any other Subsidiary is an EEA Financial Institution.

(b)                                 Ownership Structure.  Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of each of the Borrowers setting forth (i) for each such Subsidiary (A) the jurisdiction of organization of such Subsidiary and (B) whether such Subsidiary is a Material Subsidiary, and (ii) for each such Subsidiary that owns or leases a Property, and/or owns or holds a Structured Finance Investment or Mortgage Receivable, that as of the Agreement Date is eligible for inclusion in a calculation of Unencumbered Asset Value (A) each Borrower or Subsidiary holding any direct or indirect Equity Interest in such Subsidiary, (B) the nature of the Equity Interests held by each such Person, and (C) the percentage of ownership represented by such Equity Interests.  As of the Agreement Date, except as disclosed in such Schedule, (A) except with respect to (I) any Subsidiary which is not a Wholly Owned Subsidiary, (II) any Subsidiary which is a Single Asset Entity and (III) customary provisions in partnership agreements, lease agreements, mortgages and similar agreements in each case entered into in the ordinary course of business, each of the Borrowers and their Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule,

(B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) except with respect to (I) any Subsidiary which is not a Wholly Owned Subsidiary, (II) any Subsidiary which is a Single Asset Entity and (III) customary provisions in partnership agreements, lease agreements, mortgages and similar agreements, in each case entered into in the ordinary course of business, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of each Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the applicable Borrower.

(c)                                  Authorization of Loan Documents and Borrowings.  Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents and the Fee Letters to which any Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)                                 Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and the Fee Letters in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including any Environmental Laws) relating to any Borrower or any other Loan Party or any Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Borrower or any other Loan Party or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e)                                  Compliance with Law; Governmental Approvals.  Each of the Borrowers, the other Loan Parties and the Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)                                   Title to Properties; Liens.  Part I of Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all Properties of each Borrower, each other Loan Party and each of their respective Subsidiaries, which also identifies any Property that is a Development Property or Transition Asset as such a Property.  Each of the Loan Parties and each their respective Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Agreement Date, there are no Liens against any assets of any Borrower, any Loan Party or any Subsidiary other than Permitted Liens and Liens set forth on Part II of Schedule 6.1.(f).

(g)                                  Existing Indebtedness.  Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Material Indebtedness (including all Guarantees) of each of the Borrowers, the other Loan Parties and their respective Subsidiaries, and if such Material Indebtedness is secured by any Lien, identifying the Properties or other assets encumbered by such Lien.  As of the Agreement Date, each Borrower, each other Loan Party and each of their respective Subsidiaries have performed and are in compliance with all of the terms of such Material Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Material Indebtedness.

(h)                                 [Reserved].

(i)                                     Litigation.  Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating to or affecting any Borrower, any other Loan Party any Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.  There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Borrower, other Loan Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j)                                    Taxes.  All federal, state and other material tax returns of each Borrower, each other Loan Party and each Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, each Borrower, each other Loan Party, each Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6.  As of the Agreement Date, none of the United States income tax returns of any Borrower, any other Loan Party or any Subsidiary is under audit.  All charges, accruals and reserves on the books of any Borrower, any other Loan Party and their Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)                                 Financial Statements.  The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheets of each Borrower and its respective consolidated Subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the respective unaudited consolidated balance sheets of each Borrower and its respective consolidated Subsidiaries for the fiscal quarter ended September 30, 2017, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow for the three fiscal quarter period ended on such date.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of each Borrower and its respective consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  No Loan Party or any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in the financial statements referenced in clauses (i) and (ii) above.

(l)                                     No Material Adverse Change.  Since December 31, 2016, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.  Each of the Borrowers is, and the Parent and its Subsidiaries, on a consolidated basis, are, Solvent.

(m)                             ERISA.

(i)                                     Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws.  Except with respect to Multiemployer Plans, (i) each Qualified Plan (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which the Qualified Plan may be filed for a favorable determination letter with respect to all provisions of such Qualified Plan, and (ii) to the best knowledge of each Borrower, nothing has occurred which could reasonably cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter, except in the case of a compliance failure with respect to the Qualified Plan that is reasonably likely to result in a material liability to any of the Borrowers.

(ii)                                  With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $25,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)                               Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) no ERISA Event has occurred or is reasonably expected to occur; (B) there are no pending, or to the best knowledge of each Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (C) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (D) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (E) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.

(n)                                 Absence of Default.  None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)                                 Environmental Laws.  Each of the Borrowers, each other Loan Party and each Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Borrower, any other Loan Party or any Subsidiary, their respective businesses, operations or with respect to the Properties, may:  (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to each Loan Party’s knowledge after due inquiry, threatened, against such Loan Party or any Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  To each Loan Party’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p)                                 Investment Company.  None of the Borrowers, any other Loan Party or their Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)                                 Margin Stock.  None of the Borrowers, the other Loan Parties or their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)                                    Affiliate Transactions.  Except as permitted by Section 9.8. or as otherwise set forth on Schedule 6.1.(r), none of the Borrowers, the other Loan Parties or their Subsidiaries is a party to or bound by any agreement or arrangement with any Affiliate, other than the purchase of Unrestricted Subsidiary Loans, if applicable, and any transaction related to such Unrestricted Subsidiary Loans, in each case, that is permitted by this Agreement.

(s)                                   Intellectual Property.  Each of the Borrowers, the other Loan Parties and the other Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Borrower, any other Loan Party or any Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.  The use of such Intellectual Property by the Borrowers, the other Loan Parties and their Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of any Borrower, any other Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t)                                    Business.  As of the Agreement Date, the Borrowers, the other Loan Parties and their Subsidiaries are engaged primarily in the business of owning, managing, leasing, acquiring, repositioning and making investments in office properties in the borough of Manhattan, New York, New York, together with other business activities incidental thereto.

(u)                                 Broker’s Fees.  Except as set forth in the Fee Letters, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Borrower or any other Loan Party for any other services rendered to any Borrower or any Subsidiary ancillary to the transactions contemplated hereby.

(v)                                 Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial projections, other forward looking statements and information of a general economic or industry specific nature) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Borrower, any other Loan Party or any Subsidiary were, taken as a whole, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure).  All financial projections and other forward looking statements prepared by or on behalf of any Borrower, any other Loan Party or any Subsidiary that have been or may hereafter be made available to the Administrative Agent, any Issuing Bank or any Lender were or will be prepared in good faith based on reasonable assumptions.  No fact is known to  any Borrower or any other Loan Party which has had, or may in the future have (so far as any Borrower or other Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent, the Issuing Banks and the Lenders.  No document furnished or written statement made to the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(w)                               Not Plan Assets; No Prohibited Transactions.  None of the assets of any Borrower, any other Loan Party or any Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)                                 Anti-Corruption Laws and Sanctions.  None of any Borrower, any other Loan Party, any of their respective Subsidiaries, any of their respective directors or officers, nor to the knowledge of the Loan Parties, any employees, Affiliates or any agent or representative of any Borrower, any other Loan Party or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect.  Each  Borrower, each other Loan Party and its respective Subsidiaries, and to the knowledge of such Borrower and such other Loan Party, each director, officer, employee, agent and Affiliate of such Borrower, such other Loan Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by such Borrower, such other Loan Party, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

(y)                                 REIT Status.  The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(z)                                  Eligible and Identified Properties; Structured Finance Investments.  As of the Agreement Date, Schedule 6.1.(z) is a correct and complete list of all Eligible Properties and all Structured Finance Investments, and the name of each Subsidiary that owns or leases any such Property or that owns any such Structured Finance Investment.

(aa)                          Unencumbered Properties; Unencumbered Asset Value.  Each Property included in any calculation of Unencumbered Adjusted NOI satisfied at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”.  Each Property included in the calculation of Unencumbered Asset Value satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”.  At the time of calculation of Unencumbered Asset Value, no Property, Structured Finance Investment or Mortgage Receivable owned or held by an entity other than a Borrower or other Loan Party was included in the calculation of Unencumbered Asset Value if such entity, or an entity (other than a Borrower or another Loan Party) that had a direct or indirect ownership interest in such entity at the time of such calculation, was an obligor in respect of any Indebtedness (other than Nonrecourse Indebtedness of the type described in clause (a) of the definition thereof).

Section 6.2.  Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made on and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14., the date on which any increase of the Revolving Commitments is effectuated or Additional Term Loans are made pursuant to Section 2.19. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, each Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.3., each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  Each Borrower and each other Loan Party shall maintain in effect policies and procedures reasonably designed to ensure compliance by such Borrower, such other Loan Party and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions in all material respects.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve in all material respects all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and in all material respects maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted and (b)  make or cause to be made all material needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times in all material respects.

Section 7.4.  Conduct of Business.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(t).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.  The Borrower Representative shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance of each Loan Party and its Subsidiaries then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Such insurance shall, in any event, include terrorism coverage.

Section 7.6.  Payment of Taxes and Claims.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person and could reasonably be expected to have a Material Adverse Effect; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7.  Books and Records; Inspections.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice.  The Borrowers shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.  If requested by the Administrative Agent, each Borrower and each other Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Borrower, any other Loan Party and their Subsidiaries with such Borrower’s accountants.

Section 7.8.  Use of Proceeds.

Each Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by such Borrower or any Subsidiary of such Borrower; (b) to finance acquisitions and other Investments otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of such Borrower and its Subsidiaries; (d) to provide for the general working capital needs of such Borrower and its Subsidiaries; and (e) for other general corporate purposes of such Borrower and its Subsidiaries.  Each Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.  No Borrower shall, and no Borrower shall permit any Subsidiary to, use any part of such proceeds, or any Letter of Credit, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Parent may use proceeds of the Loans to purchase the Parent’s common stock so long as such use will not result in any of the Loans or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.  No Borrower

shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.9.  Environmental Matters.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  Each Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and each Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects.  Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws in each case, to the extent all other responsible parties fail to promptly take such actions, pay such costs and comply with such requirements.  Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all reasonable actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, any Issuing Bank or any Lender.

Section 7.10.  Further Assurances.

At such Borrower’s cost and expense and upon request of the Administrative Agent, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11.  REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.12.  Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent which either has trading privileges on any of the New York Stock Exchange, the American Stock Exchange or on any other national stock exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System or any other national electronic market system.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, the Borrower Representative shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 60 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheets of each Borrower and its respective Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, equity or capital, as applicable, and cash flows for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the respective chief executive officer or chief financial officer of the applicable Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the applicable Borrower and its respective Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.  Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 105 days after the end of each fiscal year of the Parent), the audited consolidated balance sheets of each Borrower and its respective Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, equity or capital, as applicable, and cash flows for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the respective chief executive officer or chief financial officer of the applicable Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the applicable Borrower and its respective Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing, whose report shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit.

Section 8.3.  Compliance Certificate.

At the time the financial statements of the Parent are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit O (each a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent and the other Borrower with respect to such Default or Event of Default.  At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., the Parent shall also deliver (A) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a statement of Funds From Operations for the Parent for the period of four consecutive fiscal quarters then ended; (B) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a list of all Properties acquired by the Parent and its respective Subsidiaries since the date of the delivery of the previous such report, such list to identify such Property’s name, location, year built or acquired, anchor tenants, if any, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the Occupancy Rate and Net Operating Income for such Property, and (C) a list of all Properties that are 1031 Properties.

Section 8.4.  Other Information.

(a)                                 Promptly upon the request by the Administrative Agent or any Lender (through the Administrative Agent), copies of all management reports, if any, submitted to any Borrower or its Board of Directors by its independent public accountants;

(b)                                 Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)                                  Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by any Borrower, any other Loan Party or any Subsidiary (but only if such financial reports, proxy statements and press releases are not publicly available to the Administrative Agent; provided that, if publicly available, the Borrower Representative has notified the Administrative Agent in writing (which may be by telecopy or electronic mail ) of such public availability);

(d)                                 Promptly upon the mailing thereof to the partners of SLGOP or the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed (but only to the extent that such financial statements, reports and proxy statements are not publicly available to the Administrative Agent and the Lenders);

(e)                                  If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(f)                                   To the extent any Borrower, any other Loan Party or any other Subsidiary is aware of the same, prompt notice (which may be by telecopy or electronic mail) of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Borrower, any other Loan Party or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(g)                                  [Intentionally Omitted];

(h)                                 Prompt notice (which may be by telecopy or electronic mail) of any change in the business, assets, liabilities, financial condition, or results of operations of any Borrower, any other Loan Party or any Subsidiary or the occurrence of any other event, in each case, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i)                                     Notice (which may be by telecopy or electronic mail) of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of the Parent or any other Borrower or any other Loan Party obtaining knowledge thereof;

(j)                                    Prompt notice (which may be by telecopy or electronic mail) of any order, judgment or decree having been entered against any Loan Party or any Material Subsidiary, or any of their respective properties or assets, that individually or in the aggregate with all other such orders, judgments or decrees is in excess of $75,000,000;

(k)                                 Promptly upon any change in Rated Borrower’s Credit Rating, written notice (which may be by telecopy or electronic mail) stating that Rated Borrower’s Credit Rating has changed and providing the new Credit Rating that is in effect;

(l)                                     Promptly, upon each request, information identifying the Borrowers as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act;

(m)                             Promptly, and in any event within 3 Business Days after any Borrower obtains knowledge thereof, written notice (which may be by telecopy or electronic mail) of the occurrence of any of the following:  (i) a Borrower, any other Loan Party or any Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) a Borrower, any other Loan Party or any Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) a Borrower, any other Loan Party or any Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) a Borrower, any other Loan Party or any Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(n)                                 Prompt notice (which may be by telecopy or electronic mail) of the sale, transfer or other disposition of any material assets of the any Borrower, any other Loan Party or any Subsidiary to any Person other than any Borrower, any other Loan Party or any Subsidiary; and

(o)                                 From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower, any other Loan Party or any of their respective Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 8.5.  Electronic Delivery of Certain Information.

(a)                                 Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrowers) provided that the foregoing shall not apply to (i) notices to any Lender (or any Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower Representative that it cannot or does not want to receive electronic communications.  The Administrative Agent, the Borrower Representative or any other Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered on the Business Day on which the Administrative Agent or the Borrower Representative or another Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Borrower Representative or other Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is sent after 12:00 noon Eastern time on any Business Day, such notice or other communication shall be deemed to have been delivered on the next succeeding Business Day.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide to the Administrative Agent paper copies of the certificates required by Section 8.3. and the Borrowers shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)                                 Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrowers by the Administrative Agent.

Section 8.6.  Public/Private Information.

The Borrower Representative and each other Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of any Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of a Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article, and the Borrower Representative or a Borrower, as the case may be, shall designate Information Materials (a) that are either available to the public or not material with respect to a Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.  Absent written notice from the Borrower Representative to the contrary, the Borrower Representative hereby designates all Information Materials included in the public filings made by any Borrower or any of the Subsidiaries with the Securities and Exchange Commission as “Public Information” and all other Information Materials as “Private Information.”

Section 8.7.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Parent shall, and shall cause each other Loan Party to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Parent shall comply with the following covenants:

Section 9.1.  Financial Covenants.

(a)                                 Ratio of Total Indebtedness to Total Asset Value.  The Parent shall not permit the ratio of (i) Total Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value of the Parent and its Subsidiaries to exceed 0.60 to 1.00 at any time; provided, that such ratio may exceed 0.60 to 1.00 during any fiscal quarter and the two subsequent fiscal quarters (each such period during which such ratio is exceeded, an “Increase Period”) so long as such ratio does not exceed 0.65 to 1.00 at any time; provided, further, that such ratio cannot exceed 0.60 to 1.00 as of the last Business Day of the fiscal quarter immediately following an Increase Period before a new Increase Period may begin.

(b)                                 Ratio of Adjusted EBITDA to Fixed Charges.  The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended to (ii) Fixed Charges of the Parent and its Subsidiaries for such period, to be less than (x) prior to a Change of Control, 1.40 to 1.00 at any time or (y) on and after a Change of Control, 1.75 to 1.00 at any time.

(c)                                  Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value of the Parent and its Subsidiaries to exceed 0.50 to 1.00 at any time.

(d)                                 Ratio of Unsecured Indebtedness to Unencumbered Asset Value.  The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries for any fiscal quarter to (ii) Unencumbered Asset Value of the Parent and its Subsidiaries for such fiscal quarter to exceed 0.60 to 1.00 at any time; provided, that such ratio may exceed 0.60 to 1.00 during any fiscal quarter and the two subsequent fiscal quarters (each such period during which such ratio is exceeded, an “Increase Period”) so long as such ratio does not exceed 0.65 to 1.00 at any time; provided, further, that such ratio cannot exceed 0.60 to 1.00 as of the last Business Day of the fiscal quarter immediately following an Increase Period before a new Increase Period may begin.

(e)                                  Dividends and Other Restricted Payments.  Subject to the following sentence, if an Event of Default exists the Parent shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided that (i) SLGOP and the Guarantor may declare and make cash distributions to holders of partnership interests in SLGOP and the Guarantor, respectively, with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. and (ii) Subsidiaries of a Borrower may make Restricted Payments to (A) such Borrower and to other holders of the Equity Interests in such Subsidiaries to the extent necessary to make Restricted Payments to such Borrower or (B) any of such Borrower’s Subsidiaries, and in the case of a Subsidiary of such Borrower that is not a Wholly Owned Subsidiary, to each other holder of Equity Interests of such Subsidiary based on their relative ownership interests.  If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), no Borrower or other Loan Party shall, and no Borrower or other Loan Party shall permit any their respective Subsidiaries to, make any Restricted Payments to any Person other than to a Borrower or other Loan Party or any of their respective Subsidiaries and, in the case of a Subsidiary of such Borrower or other Loan Party that is not a Wholly Owned Subsidiary (other than SLGOP and the Guarantor), to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests.

(g)                                  Treatment of Unrestricted Subsidiary Loans.  Solely to the extent consistent with GAAP, no Unrestricted Subsidiary Loan shall constitute Indebtedness of any Borrower or an Investment for the purposes of the financial covenants set forth in this Section.

(h)                                 Indebtedness other than Nonrecourse Indebtedness.  The Parent shall not permit any of its Subsidiaries (other than a Borrower and the Guarantor) to incur, acquire or suffer to exist Indebtedness (other than Nonrecourse Indebtedness and Indebtedness of a Subsidiary owing to a Borrower or Guarantor) in an amount that individually or in the aggregate with all other such Indebtedness of such Subsidiaries is greater than $100,000,000 at any one time outstanding.

Section 9.2.  Liens; Negative Pledge.

(a)                                 No Borrower shall, and no Borrower shall permit any other Loan Party or any Subsidiary to, create, assume, or incur any Lien (other than (x) Permitted Liens and (y) the Liens set forth on Schedule 6.1.(f) and any modifications, replacements, renewals or extensions thereof; provided, that (i) no such Lien extends to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) such modification, replacement, renewal or extension of such Lien does not cause a Default or Event of Default) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)                                 No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which such Borrower, such other Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) any agreement relating to Pari Passu Indebtedness.

Section 9.3.  Merger, Consolidation, Sales of Assets and Other Arrangements.

No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                 any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to (A) any Borrower or any other Loan Party solely for the purpose of reincorporating such Borrower or such other Loan Party in any State of the United States of America or in the District of Columbia and (B) any Subsidiary (other than a Borrower or another Loan Party) so long as either (x) such action is taken by and among Subsidiaries (other than a Borrower or any other Loan Party) or (y) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default under Section 10.1.(a) or Section 10.1.(f) or Event of Default is or would be in existence;

(b)                                 the Borrowers, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)                                  a Person (other than another Borrower or the Guarantor) may merge with and into a Borrower so long as (i) such Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower Representative shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice (which may be by telecopy or electronic mail) of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into a Borrower (other than the Parent) or a Subsidiary (other than the SLGOP or the Guarantor) with and into the Parent);

(d)                                 (x) the Guarantor may merge with and into SLGOP or the Parent or (y) SLGOP may sell the Equity Interests or all or substantially all of the assets of the Guarantor to a third party (including any such sale structured as a merger or consolidation), so long as, in each case (i) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default under Section 10.1.(a) or Section 10.1.(f) or Event of Default is or would be in existence, (ii) the Borrower Representative shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice (which may be by telecopy or electronic mail) of such merger, and (iii) the Borrower Representative delivers any documents, instruments and agreements as the Administrative Agent may reasonably request; and

(e)                                  each Borrower, each other Loan Party and each other Subsidiary may sell, transfer, lease or dispose of assets among themselves.

Section 9.4.  Plans.

No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  No Borrower shall cause or permit to occur, and no Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.5.  Fiscal Year.

No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.6.  Modifications of Organizational Documents.

No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.

Section 9.7.  Restrictions on Activities of SL Green Management Corp.

No Borrower shall permit SL Green Management Corp. to own any Property, Structured Finance Investment or Mortgage Receivable.

Section 9.8.  Transactions with Affiliates.

No Borrower shall permit to exist or enter into, and no Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 6.1.(r), (b) transactions among the Borrowers, other Loan Parties and Wholly Owned Subsidiaries, or (c) transactions pursuant to the reasonable requirements of the business of such Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to such Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 6.1.(r) if a Default or Event of Default exists or would result therefrom.  Nothing in this Section shall be deemed to prohibit the Unrestricted Subsidiary from (x) acquiring any Unrestricted Subsidiary Loan so long as such acquisition is permitted by this Agreement or (y) paying or funding any amounts relating to such Unrestricted Subsidiary Loan to a Borrower so long as such payment or funding is permitted by this Agreement.

Section 9.9.  Derivatives Contracts.

(a)                                 Generally.  No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contract for speculative purposes.

(b)                                 Total Return Swaps.  No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary or Affiliate of a Borrower or the Unrestricted Subsidiary to, enter into or become a counterparty to any pledge, assignment or transfer of the interest of any Lender, fully or in any part, in any Loan, Commitment or portion thereof via any agreement, financial instrument or other assignment that replicates loan payments under this Agreement and/or provides for a transfer or assumption of any portion of economic, legal or other risk of any such loan payments, unless:

(i)                                     such Lender shall deliver written notice (which notice shall include a disclosure of all Persons that are party to such transaction) of such pledge, assignment or transfer to the Administrative Agent for dissemination to the other Lenders on or prior to the date that such transaction is effectuated; and

(ii)                                  such Lender shall be deemed to be, and shall be treated as if it were, an Unrestricted Subsidiary (notwithstanding the definition thereof) solely with respect to the Loan or Commitment so pledged, assigned or transferred, and such pledged, assigned or transferred Loan or Commitment shall be deemed to be, and shall be treated as if it were, an Unrestricted Subsidiary Loan (notwithstanding the definition thereof).

ARTICLE X. DEFAULT

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                 Default in Payment.

(i)                                     Any Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation.

(ii)                                  Any Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans or on any Reimbursement Obligation, or shall fail to pay any of the other payment Obligations owing by the Borrowers under this Agreement, any other Loan Document or any Fee Letter, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and in the case of this clause (ii) only, such failure shall continue for a period of 5 Business Days.

(b)                                 Default in Performance.

(i)                                     Any Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1. (as to preservation and maintenance of existence only), Section 8.4.(i) or Article IX.; or

(ii)                                  Any Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of any Borrower or any other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower Representative has received written notice of such failure from the Administrative Agent.

(c)                                  Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Borrower or any other Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to this Agreement or any other Loan Document, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)                                 Indebtedness Cross-Default.

(i)                                     Any Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations and Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $100,000,000 or more (“Material Indebtedness”); or

(ii)                                  (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)                               Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, and all applicable grace or cure periods shall have expired;

(e)                                  Voluntary Bankruptcy Proceeding.  Any Borrower, any other Loan Party or any Material Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)                                   Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Borrower, any other Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)                                  Revocation of Loan Documents.  Any Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or any Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Fee Letter or any Loan Document or any Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)                                 Judgment.   A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against any Borrower, any other Loan Party or any Material Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been denied in writing by the applicable insurance carrier exceeds, individually or together with all other such judgments or orders entered against the Borrowers, any other Loan Party and the Material Subsidiaries, $100,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)                                     Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower, any other Loan Party or any Material Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Borrower, any other Loan Party or any Subsidiary.

(j)                                    ERISA.

(i)                                     Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $100,000,000; or

(ii)                                  The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $100,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)                                 Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents (other than the New York Mortgages).

(l)                                     Ownership.  (i) The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of SLGOP or shall cease to have sole and exclusive power to exercise all management and control over SLGOP or (ii) the Parent, SLGOP or a Wholly Owned Subsidiary of the Parent or SLGOP shall cease to be the sole general partner of the Guarantor or shall cease to have sole and exclusive power to exercise all management and control over the Guarantor at any time prior to the release of the Guarantor from its Guaranty.

Notwithstanding anything to the contrary in this Section, (i) the failure of any Borrower, any other Loan Party or any other Subsidiary to perform or observe any term, covenant, condition or agreement contained in any New York Mortgage to which it is a party shall not constitute a Default or Event of Default (including for purposes of Section 10.1.(d)) and (ii) the occurrence of a Default or Event of Default (however defined in any New York Mortgage) shall not constitute a Default or Event of Default (including for purposes of Section 10.1.(d)); provided, however, the preceding shall in no way limit or impair the rights of the Administrative Agent, the Issuing Banks and the Lenders with respect to any Default or Event of Default resulting from the failure of any Borrower or any other Loan Party to perform or observe the same or any similar term, covenant, condition or agreement contained in any other Loan Document.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                 Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f) with respect to a Borrower or any other Loan Party, (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the

Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)                                 Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of any Borrower, any other Loan Party and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of such Borrower, such other Loan Party and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)                                  Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following:  (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against any Borrower, any other Loan Party or any other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3.  Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments, the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 10.4.  Marshaling; Payments Set Aside.

None of the Administrative Agent, any Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank, or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.  Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of the Guaranteed Obligations or any other amounts payable by any Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a)                                 amounts due to the Administrative Agent, the Issuing Banks and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees until paid in full;

(b)                                 payments of interest on Swingline Loans;

(c)                                  payments of interest on all other Loans and on Reimbursement Obligations to be applied for the ratable benefit of the Lenders and the Issuing Banks;

(d)                                 payments of principal of Swingline Loans;

(e)                                  payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, and Specified Derivatives Obligations to be applied for the ratable benefit of the Lenders, the Issuing Banks and the Specified Derivatives Providers, as the case may be; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(f)                                   amounts due to the Administrative Agent, the Issuing Banks and the Lenders pursuant to Sections 11.6. and 12.9. to be applied for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders;

(g)                                  payments of all other Guaranteed Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h)                                 any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.

Section 10.6.  Letter of Credit Collateral Account.

(a)                                 As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, each Borrower hereby pledges to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Banks as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)                                 Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)                                  If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, each Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse each Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)                                 If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Revolving Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.  Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account being less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)                                  So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower Representative, deliver to the Borrowers within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower Representative, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of

Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time.  Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Revolving Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Revolving Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Revolving Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever.  When all of the Obligations (other than contingent Obligations that are not then due and payable) shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)                                   The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7.  Performance by Administrative Agent.

If any Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower Representative, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, such Borrower or such other Loan Party shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document.

Section 10.8.  Rights Cumulative.

(a)                                 The rights and remedies of the Administrative Agent, the Issuing Banks, and the Lenders under this Agreement, each of the other Loan Documents, and the Fee Letters shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks and the Lenders may be selective, and no failure or delay by the Administrative Agent, any Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any other Loan Party or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lenders from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower or any other Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrowers or any other Loan Party are not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrowers or any other Loan Party or any Affiliate of the Borrowers or any other Loan Party, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.  Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower, any other Loan Party or any Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, other Lenders, or any other Specified Derivatives Providers.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from any Borrower or any other Loan Party for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any other Specified Derivatives Providers.  The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any of the Borrowers, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by any Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination (other than in respect of any consent required under Section 12.6.(b)).

Section 11.4.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower Representative or any other Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by any Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of any Borrower or other Persons, or to inspect the property, books or records of any Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Issuing Banks in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6.  Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If any Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7.  Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Borrower, any other Loan Party, any Subsidiary or other Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender.  Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrowers, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, any Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties.  Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 11.8.  Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower Representative or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower Representative upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower Representative’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower Representative shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided, that if the Administrative Agent shall notify the Borrower Representative and the Lenders that no Lender or Eligible Assignee has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further, that such Lenders and Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or such Issuing Bank were itself the Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit.  Any resignation by the Administrative Agent shall also constitute the resignation as an Issuing Bank and as a Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and a Swingline Lender hereunder and under the other Loan Documents and (ii) a successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as a Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower Representative and each Lender prior written notice.

Section 11.9.  Titled Agents.

No Titled Agent, in such capacity, assumes any responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank or any Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender.

Section 11.10.  Specified Derivatives Contracts.

Except as expressly provided in Section 12.6.(c), no Specified Derivatives Provider that obtains the benefits of Section 10.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 11.11.  Release of the Guarantor.

The Lender Parties authorize the Administrative Agent to, and the Administrative Agent shall, release the Guarantor from its Guaranty hereunder upon the earlier of (a) the contemporaneous release of the Guarantor as a guarantor or co-obligor with respect to all Indebtedness of Reckson, the Parent and SLGOP in respect of which Reckson is a guarantor or co-obligor and (b) the sale of Reckson, or merger of the Guarantor with and into SLGOP or Parent, in each case, as provided in Section 9.3.(d).

ARTICLE XII. MISCELLANEOUS

Section 12.1.  Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to any Borrower:

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Attention:  Chief Financial Officer

Telecopy Number:                                           (212) 356-4137

Telephone Number:                                    (212) 216-2700

With copies to:

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Attention:  Chief Executive Officer

Telecopy Number:                                           (212) 216-1776

Telephone Number:                                    (212) 216-2700

and

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Attention:  Chief Legal Officer

Telecopy Number:                                           (212) 356-4135

Telephone Number:                                    (212) 216-2700

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 S. Tryon Street, 6th Floor

Charlotte, North Carolina 28202

Attn: Kristen Ray

Telecopier: (704) 383-6205

Telephone: (704) 410-1772

With copy to:

Wells Fargo Bank, National Association

550 S. Tryon Street, 6th Floor

Charlotte, North Carolina 28202

Attn: Douglas Frazer

Telecopier: (704) 383-6205

Telephone: (704) 715-5747

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Telecopier: (877) 410-5023

Telephone: (612) 316-0109

If to an Issuing Bank or a Swingline Lender:

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attn:  Treva Lee

Telecopier:                                    (877) 718-0796

Telephone:                                   (612) 316-4317

JPMorgan Chase Bank, N.A.

Floor 04

Bengaluru, 560 103, India

Attn:  Josemon Varghesse

Email: josemon.varghese@jpmorgan.com

Telephone: (+91-80) 67905385 ext.75385

U.S. Bank National Association

Commercial Real Estate

EX-TX-WSFH

5555 San Felipe St, Ste 1150

Houston, TX 77056-2701

Attn:  Kristenne K. Powers

Telecopier:  (617) 603.7645

Telephone: (713) 235.9220

Deutsche Bank AG New York Branch

Portfolio Management and Standby Letter of Credit

60 Wall Street, 23rd Floor

New York, NY  10005

Attn: Terry Greenberg, Assistant Vice President

Telecopier: (646) 350-3183

Telephone: (212) 250-4665

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower Representative.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower Representative or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received.  None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Borrower or any other Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2.  Expenses.

The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and a single local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letters, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents; provided, that the Borrowers shall not be required to pay the fees and expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to fees and expenses for appropriate local or special counsel) in connection with such workout or enforcement or preservation unless an actual or perceived conflict of interest exists, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel (subject to the same limitations set forth in the proviso to clause (b) above) to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Borrower or any other Loan Party, whether proposed by such Borrower, such other Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If any

Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of such Borrower and such amounts shall be deemed to be Obligations owing hereunder.  This Section 12.2. shall not apply to Taxes other than Taxes that represent expenses, losses and similar amounts arising from a non-Tax claim.

Section 12.3.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of any Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.4.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY FEE LETTER OR  BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO IN ANY WAY RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ENFORCEMENT ACTION BY ANY PARTY HERETO TO ENFORCE ANY JUDGMENT OBTAINED IN SUCH FORUM.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.  Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower and no other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 9.3.(d)), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment, or grant of a security interest, subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to a Facility) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to a Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of a Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment, then such assigning Lender shall assign the entire amount of its applicable Commitment and the applicable Loans at the time owing to it.

(C)                               Clauses (A) and (B) of this subsection (i) shall not apply to any assignment to the Unrestricted Subsidiary permitted by this Agreement.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of a Bid Rate Loan or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)                               the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to (I) a Revolving Lender or an Affiliate of a Revolving Lender in the case of assignments under the Revolving Credit Facility or (II) to a Lender or an Affiliate of a Lender in the case of assignments under the Term A Loan Facility or the Term B Loan Facility; provided, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a

Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or the Unrestricted Subsidiary; and

(C)                               the consent of the Issuing Banks and the Swingline Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)                              Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender or the Unrestricted Subsidiary, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries other than to the Unrestricted Subsidiary or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, the Swingline Lenders and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and, in the case of a Revolving Lender, participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent or any Issuing Bank or any Swingline Lender, sell participations to any Person (other than a natural Person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each of the  Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) increase such Lender’s Commitment in which such Participant has acquired a participation, (y) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender in which such Participant has acquired a participation, or (z) reduce the rate at which interest is payable thereon.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 4.6. as if it were an assignee under paragraph (b) of this Section.  Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 4.6. with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent or such entitlement to receive a greater payment results from a Regulatory Change that occurs after such Participant acquired the applicable participation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Administrative Agent, to comply with Section 3.10.(g) as though it were a Lender, and such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)                                  No Registration.  Each Lender agrees that, without the prior written consent of the Borrower Representative and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h)                                 Designated Lenders.  Any Revolving Lender (each, a “Designating Lender”) may at any time while one of the Borrowers has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation.  No Designating Lender may designate more than one Designated Lender.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower Representative, whereupon (i) each Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the Designated Lender, or its registered assignees, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3. after any Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrowers, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.6. and any sums otherwise payable to any Borrower by the Designated Lender.  Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf.  The Borrowers, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same.  No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.  The Borrowers, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Revolving Termination Date.  In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $2,000.

(i)                                     Unrestricted Subsidiary.  Notwithstanding anything to the contrary contained herein, the purchase of any portion of any Loans or Commitments by the Unrestricted Subsidiary, and the Unrestricted Subsidiary’s status as a “Lender” for all purposes under this Agreement or any other Loan Document, shall be subject to the following provisions:

(i)                                     Voting Rights; Communication.  For purposes of any proposed amendment, consent, waiver or other modification hereunder or under any other Loan Document, or any other vote, consent, request, demand, authorization or direction hereunder (including, without limitation, any vote, consent, request, demand, authorization or direction with respect to any of the matters set forth in Section 12.6.) or under any other Loan Document, the Unrestricted Subsidiary shall be deemed at all times to be a Defaulting Lender (solely with respect to the Unrestricted Subsidiary’s right to vote on matters described herein), and the Unrestricted Subsidiary shall not have any right to participate in the administration of the Loans, this Agreement or the other Loan Documents.  The Unrestricted Subsidiary shall not be permitted, entitled or have any rights to (x) attend or participate in any formal or informal meetings of the other Lenders, (y) receive or participate in any communications between or among the Administrative Agent and/or the other Lenders or (z) receive, or rely upon, any information, whether written or oral, disseminated during, or relating to, any such meetings or communications, or receive any reports, analyses, opinions or other work product prepared by any consultant, agent or attorney for the Administrative Agent or any other Lender, and the Unrestricted Subsidiary’s sole entitlement to receive any information is limited exclusively to information prepared by any Borrower and made available to the Administrative Agent and the other Lenders; provided, that this clause (i) shall not in any way limit the Unrestricted Subsidiary’s ability or right to receive or rely upon information that is available to the public.

(ii)                                  Extinguishment of Unrestricted Subsidiary Loan upon an Event of Default.  Immediately upon the occurrence of an Event of Default or a default under any of the provisions set forth on Annex 2 to each Unrestricted Subsidiary Assignment Agreement, the outstanding principal amount of all Unrestricted Subsidiary Loans shall be immediately and without further action extinguished and retired (an “Unrestricted Subsidiary Loan Retirement”) and the Unrestricted Subsidiary shall thereafter not have any further rights as a Lender under the Loan Documents with respect to any Unrestricted Subsidiary Loans that are the subject of an Unrestricted Subsidiary Loan Retirement (the “Retired Loans”), subject to the following:

(1)                                 all Commitments and Letter of Credit Liabilities associated with Retired Loans and all obligations of the Unrestricted Subsidiary in connection with such Retired Loans shall remain in full force and effect after an Unrestricted Subsidiary Loan Retirement; provided, that no subsequent funding made by the Unrestricted Subsidiary pursuant to such Commitments and Letter of Credit Liabilities shall be deemed to be a Loan for the purposes of this Agreement and any such subsequent funding and/or Obligation relating to such funding shall instead be deemed to be immediately extinguished and retired;

(2)                                 from and after the date of any Unrestricted Subsidiary Loan Retirement and subject to the terms of clause (i) of Section 12.5.(i), solely for purposes of calculating all Commitments, Letter of Credit Liabilities and Commitment Percentages of the Unrestricted Subsidiary and the other Lenders only, and for purposes of calculating the allocation of any prepayments of Revolving Loans, the principal amount of all Retired Loans shall be deemed to be outstanding; and

(3)                                 no Unrestricted Subsidiary Loan Retirement shall increase, decrease or otherwise affect the Commitment Percentages or participation interest in any Letter of Credit or any Swingline Loan of the Unrestricted Subsidiary or any other Lender as they exist immediately prior to the applicable Unrestricted Subsidiary Loan Retirement (with respect to the Unrestricted Subsidiary and each other Lender, its “Retirement Date Commitment Percentages”) and, from and after the date of any Unrestricted Subsidiary Loan Retirement, (i) the Commitment Percentages of the Unrestricted Subsidiary shall equal the Retirement Date Commitment Percentages of the Unrestricted Subsidiary on the date immediately prior to the applicable Unrestricted Subsidiary Loan Retirement and (ii) the applicable Commitment Percentages of the other Lenders shall equal the applicable Retirement Date Commitment Percentages of such other Lenders on the date immediately prior to the applicable Unrestricted Subsidiary Loan Retirement.

(iii)                               Subordination.  All Unrestricted Subsidiary Loans, upon the acquisition thereof by the Unrestricted Subsidiary, shall immediately and automatically become fully and completely junior and subordinate in both payment and priority to the Loans or portions thereof and all other Obligations held by the other Lenders.  The Unrestricted Subsidiary shall not receive, and none of the Borrowers shall make, any payment in cash or otherwise (including principal, interest and fees) on account of any Unrestricted Subsidiary Loan until all outstanding Loans and Obligations owed to the Administrative Agent and the other Lenders have been repaid in full (other than contingent Obligations that are not then due and payable) and all Commitments (other than the Commitments of the Unrestricted Subsidiary), and this Agreement (other than with respect to the Unrestricted Subsidiary), have all been terminated in accordance with the terms hereof, and any payments received by the Unrestricted Subsidiary in contravention of the foregoing shall be held in trust for the Administrative Agent and the Lenders and delivered to the Administrative Agent promptly upon receipt; provided, however, that any Borrower may, from time to time, make “Deemed Repayments” on Unrestricted Subsidiary Loans, as defined in and in accordance with clause (vi) below.  The Unrestricted Subsidiary waives any rights to a pro-rata share or any other share of any payment of any amount under this Agreement or any other Loan Document to which it may otherwise be entitled and further waives any rights it may have under Sections 3.2. and 3.3.  The Unrestricted Subsidiary further agrees that it shall not exercise any right of set-off or recoupment it may have hereunder or under Applicable Law.

(iv)                              Funding of Unrestricted Subsidiary Loans; Net Funding.  All Revolving Loans shall be made pursuant to Section 2.1. and all Term Loans shall be made pursuant to Section 2.2.; provided, however, subject to clause (v) below, (1) all fundings of Loans by Lenders under this Agreement shall be net of the pro rata share of such Loans that is required to be funded by the Unrestricted Subsidiary and (2) the Unrestricted Subsidiary shall be permitted to fund such pro rata share of each Loan directly to the Borrowers.  The Unrestricted Subsidiary shall not have the right to make or offer to make any Bid Rate Loans.  In no event shall any Lender be required to make any Loan under a Facility in excess of its Commitment in respect of such Facility.

(v)                                 Funding of Swingline Loans and Letters of Credit.  (a) Prior to or simultaneously with the Borrower Representative delivering any Notice of Swingline Borrowing under Section 2.5. or the issuance of a Letter of Credit requested by the Borrower Representative under Section 2.4., in each case subsequent to the Unrestricted Subsidiary acquiring an Unrestricted Subsidiary Loan in respect of the Revolving Credit Facility, and (b) with respect to any Swingline Loan and/or any Letter of Credit outstanding on or prior to the date the Unrestricted Subsidiary acquires an Unrestricted Subsidiary Loan in respect of the Revolving Credit Facility and as a condition to the extension or issuance of (or amendment or modification to) such Swingline Loan or Letter of Credit (and no Issuing Bank or Swingline Lender shall have any obligation to extend, issue, amend or modify any Swingline Loan or Letter of Credit until), the Unrestricted Subsidiary shall deposit with the Administrative Agent, as cash collateral for the benefit of the relevant Issuing Bank and/or Swingline Lender, as secured parties in respect of such cash collateral, all amounts that the Unrestricted Subsidiary may be required to fund as a Lender under such Sections as determined by the Administrative Agent in its reasonable discretion.  On the date that any Swingline Loan is funded, or if a drawing pursuant to any Letter of Credit occurs, as applicable, the Administrative Agent is authorized to use the monies deposited pursuant to this clause (v) to fund the Unrestricted Subsidiary’s share of such Swingline Loan or drawing, or to make payment to the Administrative Agent in accordance with Section 2.4., as applicable and on such date the Unrestricted Subsidiary shall be deemed to have made Revolving Loans to the applicable Borrower in an amount equal to the amount applied by the Administrative Agent pursuant to this sentence.  Notwithstanding anything to the contrary contained in any Loan Document, Lenders other than the Unrestricted Subsidiary shall not in any event be liable in any way for the Unrestricted Subsidiary’s failure to fund amounts that it is required to fund as a Lender under the Loan Documents.  To the extent that any interest or other amounts shall accrue on the amounts deposited pursuant to the first sentence of this clause (v), they shall accrue for the benefit of and shall be paid to the Unrestricted Subsidiary.  The Unrestricted Subsidiary shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the account into which such amounts are deposited.

Each Deemed Repayment shall be in an amount equal to (A) the applicable Cash Repayment, multiplied by (B) a fraction, the numerator of which is the Unrestricted Subsidiary’s Revolving Commitment Percentage in the case of Revolving Loans, or Term Loan Commitment Percentage in the case of Term Loans, and the denominator of which is the aggregate Revolving

Commitment Percentages in the case of Revolving Loans, or Term Loan Commitment Percentages in the case of Term Loans, of the other Lenders.  Notwithstanding anything to the contrary set forth above, if immediately prior to giving effect to any such payment or prepayment in respect of any Revolving Loans or Term Loans, the outstanding principal amount of Revolving Loans or Term Loans, as applicable, shall not be held by the Lenders (including the Unrestricted Subsidiary) pro rata in accordance with their Revolving Commitments or Term Loan Commitments, as applicable, then such payment or repayment shall be applied to the Revolving Loans or Term Loans of the Lenders (other than the Unrestricted Subsidiary) in such manner as shall result, as nearly as practicable, in the outstanding principal amounts of the Revolving Loans or Term Loans, as applicable, being held by such Lenders pro rata in accordance with their respective Revolving Commitments or Term Loan Commitments, as applicable; provided, however, the Unrestricted Subsidiary shall only receive Deemed Repayments and shall not receive any payments in cash until all amounts on account of Obligations then owing to the other Lenders have been paid in full and their Commitments have been terminated in accordance with the terms of this Agreement.

(vi)                              Optional and Mandatory Prepayments and Repayments; Application.  Any payment or repayment of the principal of Revolving Loans or Term Loans (including any Deemed Repayments made to the Unrestricted Subsidiary) made by any Borrower shall be applied in accordance with Section 3.2.  In calculating the application of such payments and taking into account the agreement of the Unrestricted Subsidiary to subordinate its receipt of payments on the Unrestricted Subsidiary Loans, the aggregate amount of any payment or repayment of the principal amount of Loans made by any Borrower shall consist of (x) a cash component equal to the full amount paid by such Borrower to be distributed to the Lenders (other than the Unrestricted Subsidiary) on account of such Loans (the “Cash Repayment”) and (y) a deemed payment or repayment of principal of such Loans (each, a “Deemed Repayment”) held by the Unrestricted Subsidiary.

(vii)                           Unrestricted Subsidiary Purchase Procedure.  The Unrestricted Subsidiary shall not be permitted to purchase any portion of any Loan or Commitment from a Lender unless (1) the Unrestricted Subsidiary shall have complied with the purchase procedures described on Exhibit P attached hereto and made a part hereof and (2) no Event of Default or any default (following the expiration of any applicable notice and cure period) of any of the covenants and agreements set forth in Annex 2 to each Unrestricted Subsidiary Assignment Agreement then exists or would result from the consummation of any such purchase.  The Unrestricted Subsidiary shall not be permitted to acquire any participations in any Loan or Commitment pursuant to Section 12.5.(d).  The Unrestricted Subsidiary shall be subject to the covenants and agreements set forth on Annex 2 to each Unrestricted Subsidiary Assignment Agreement.

(viii)                        Bankruptcy Matters.  Upon the occurrence of any of the events described in Sections 10.1.(e) or 10.1.(f) (each such event a “Proceeding”), (1) the Unrestricted Subsidiary shall not have any enforcement rights relating to any Unrestricted Subsidiary Loan, (2) the Unrestricted Subsidiary shall be treated as a separate class of creditors for all purposes under, and during the course of, such Proceeding, subordinate to and separate and apart from the Administrative Agent and the other Lenders and (3) the Unrestricted Subsidiary shall not vote on any proposed plan of reorganization in any Proceeding and shall not oppose any sale or disposition of any assets of any Borrower that is supported by the Requisite Lenders and shall not support any sale of disposition of any assets of any Borrower that is opposed by the Requisite Lenders, and the Unrestricted Subsidiary shall be deemed to have either consented or withheld consent in accordance with this clause (3) under Section 363 of the Bankruptcy Code.

(ix)                              No Resale By Unrestricted Subsidiary.  The Unrestricted Subsidiary shall not be permitted to sell, assign or otherwise transfer (whether by participation or otherwise) any portion of any Unrestricted Subsidiary Loans held by the Unrestricted Subsidiary or any interest therein.

(x)                                 Interest.  No Unrestricted Subsidiary Loan shall accrue interest.

(xi)                              Compensation.  The Unrestricted Subsidiary shall not be entitled to any compensation or any other payments pursuant to Sections 3.10., 4.1., 4.4., 12.2. or 12.9.

(xii)                           Restriction on the Sale or Pledge of Equity Interests, etc. of Unrestricted Subsidiary.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, sell, assign or otherwise dispose of, or pledge or grant any Lien on, any Equity Interests of the Unrestricted Subsidiary.

(j)                                    USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.6.  Amendments and Waivers.

(a)                                 Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating solely and directly to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrowers or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).   Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating solely and directly to the rights or obligations of the Term Loan Lenders or any Class of Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term A Loan Lenders and/or the Requisite Term B Loan Lenders, as applicable (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)                                 Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)                                     increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)                                  reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)                               reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)                              modify the definitions of “Revolving Termination Date” (except in accordance with Section 2.14.) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date, in each case, without the written consent of each Revolving Lender;

(v)                                 modify the definitions of “Term A Loan Maturity Date”, “Term B Loan Maturity Date”, “Term Loan Availability Termination Date”, “Term Loan Availability Period”, “Term A Loan Commitment Percentage” or “Term B Loan Commitment Percentage”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender of the applicable Class;

(vi)                              while any Term A Loan Commitments or Term B Loan Commitments remain in effect or any Term A Loans or Term B Loans remain outstanding, amend, modify or waive (A) Section 5.2. or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so, (B) the amount of the Swingline Commitment or (C) the L/C Commitment Amount, in each case, without the prior written consent of the Requisite Revolving Lenders;

(vii)                           modify the definitions of “Pro Rata Share” or “Requisite Lenders” or amend or otherwise modify the provisions of Section 3.2. without the written consent of each Lender;

(viii)                        amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(ix)                              modify the definition of the term “Requisite Revolving Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Revolving Lender;

(x)                                 (i) modify the definition of the term “Requisite Term A Loan Lenders” or modify in any other manner the number or percentage of the Term A Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term A Loan Lender or (ii) modify the definition of the term “Requisite

Term B Loan Lenders” or modify in any other manner the number or percentage of the Term B Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term B Loan Lender;

(xi)                              amend, or waive the Borrower’s compliance with, Section 2.18. without the written consent of each Revolving Lender;

(xii)                           release any Borrower from its obligations hereunder or under any other Loan Document except as contemplated by Section 9.3. without the consent of each Lender;

(xiii)                        waive a Default or Event of Default under Section 10.1.(a) without the written consent of each Lender directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), or

(ix)                              release the Guarantor from its obligations hereunder or under any other Loan Document except as contemplated by Section 11.11. without the consent of each Lender.

(c)                                  Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.5. or the obligations of the Swingline Lenders under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lenders.  Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank.  Any amendment, waiver or consent with respect to any Loan Document that affects the rights of a Specified Derivatives Provider in a manner or to an extent materially dissimilar to that affecting the Lenders shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower Representative or any other Borrower or any other Loan Party shall entitle the Borrower Representative or such other Borrower or such other Loan Party to other or further notice or demand in similar or other circumstances.

(d)                                 Technical Amendments.  Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrowers have jointly identified a mistake or ambiguity in any provision of this Agreement, the Administrative Agent and the Borrowers shall be permitted to amend such provision to cure such ambiguity or correct such provision so long as to do so would not adversely affect the interests of the Lenders, and such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 12.7.  Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility.

The relationship between each Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to any Borrower, and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, any Borrower or any Subsidiary.  None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

Not in limitation of the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Titled Agent, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Titled Agent, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Titled Agents, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.8.  Confidentiality.

The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case, the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall, to the extent such disclosure is permitted by Applicable Law, inform the Borrower Representative promptly in advance thereof to the extent reasonably practicable and, otherwise, promptly thereafter); (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower, any other Loan Party, or any Affiliate of any Borrower or any other Loan Party, which source, to the actual knowledge of the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender, has not disclosed or acquired such Information in breach of this Section; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or any regulatory or similar authority (including any self-regulatory authority including the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it (provided that, in the case of a rating agency, the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall, to the extent permitted by Applicable Law, inform the Borrower Representative promptly in advance thereof); (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of each Borrower.  Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower Representative, any other Borrower, any other Loan Party or any Subsidiary or Affiliate relating to any Borrower, any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower, any other Subsidiary or any Affiliate, provided, that, in the case of any such information received from the Borrower Representative, any other Borrower any Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9.  Indemnification.

(a)                                 The Borrowers shall and hereby jointly and severally agree to indemnify, defend and hold harmless the Administrative Agent, the Issuing Banks, the Lenders, the Titled Agents, the respective Affiliates of each of the Administrative Agent, the Issuing Banks, the Lenders and the Titled Agents, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”), including without limitation any Indemnity Proceeding brought by a Borrower, any other Loan Party, any Affiliate or any third party, which is in any way related directly or indirectly to: (i) this Agreement, any other Loan Document, any Fee Letter or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby and thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by any Borrower of the proceeds of the Loans or of the Letters of Credit; (iv) the Administrative Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Administrative Agent, the Issuing Banks and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrowers, the other Loan Parties and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Banks and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers, the other Loan Parties and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Banks or the Lenders may have under this Agreement, the other Loan Documents or the Fee Letters; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, any Issuing Bank or any Lender as a result of conduct of any Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by any Borrower, any other Loan Party or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause any Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Banks as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that no Borrower shall be obligated to indemnify any Indemnified Party (x) for any Indemnified Costs to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct or a claim brought by any Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) any dispute solely among Indemnified Parties other than (A) any claims against the Titled Agents in their respective capacities, as or in fulfilling their respective roles, as an administrative agent, arranger, bookrunner, syndication agent, documentation agent, issuing bank or any similar role in respect of this Agreement and the transactions contemplated hereby and (B) any claims arising out of any act or omission on the part of any of the Loan Parties or their respective Affiliates (in each case under this clause (y), as determined by a final non-appealable judgment of a court of competent jurisdiction).

(b)           Each Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of any Loan Party or any Subsidiary, any shareholder of any Loan Party or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Loan Party), any account debtor of any Loan Party or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against any Loan Party and/or any Subsidiary.

(d)           All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrowers at the request of such Indemnified Party notwithstanding any claim or assertion by any Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrowers if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrowers.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of each Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)            If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree jointly and severally to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           Each Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10.  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrowers have satisfied the requirements to provide Cash Collateral as required in Section 2.4.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and none of the Issuing Banks is obligated any longer under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full; provided, however, if on the Revolving Termination Date or any other date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to Letters of Credit, including without limitation, the terms of Section 2.15. and the Borrowers’ reimbursement obligations under Section 2.4.(d), shall remain in effect until all Letters of Credit have expired, have been cancelled or have otherwise terminated.  The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11.  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 12.13.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14.  Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of any Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense such Borrower may have that such Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16.  Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, any Issuing Bank or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, any Issuing Bank or any Lender or any of the Administrative Agent’s, any Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, any Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17.  Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.18.  Construction.

The Administrative Agent, each Issuing Bank, each Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, each Borrower and each Lender.

Section 12.19.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.20.  New York Mortgages.

(a)           Generally.  The parties hereto acknowledge and agree that the Administrative Agent, the Issuing Banks and the Lenders are accepting and will accept the benefits of the New York Mortgages as an accommodation to the Borrowers pursuant to the terms set forth herein.

(b)           Release of New York Mortgages. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, including without limitation, Section 12.6., (i) upon the Borrower Representative’s written request and at the Borrowers’ sole cost and expense, the Administrative Agent shall release any or all of the New York Mortgages or assign any or all of the New York Mortgages to any Person requested by the Borrower Representative (any such assignment to be without recourse or warranty whatsoever) and (ii) the Administrative Agent may in its discretion, and shall at the direction of the Requisite Lenders, release any or all of the New York Mortgages so long as the Administrative Agent shall have given the Borrower Representative written notice at least 5 days’ prior to any such release; provided, however, the Administrative Agent shall not be required to give any such prior notice to the Borrower Representative if the Administrative Agent, in its sole discretion, has determined that delay of such release would be detrimental to the Administrative Agent, the Issuing Banks or the Lenders.

(c)           Indemnity. Not in limitation of any of the Borrowers’ obligations under Section 12.2. or 12.9., each Borrower shall and hereby jointly and severally agrees to indemnify, defend and hold harmless the Administrative Agent, each Lender and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any Indemnity Proceeding which is in any way related directly or indirectly to the failure of any Person to pay any recording tax payable pursuant to N.Y. Tax Law, Ch. 60, Art. 11, Sec. 253 et seq. or other Applicable Laws of the State of New York or any political subdivision of such State.

(d)           Assignment of New York Mortgages.  In connection with the Administrative Agent’s, each Issuing Bank’s and each Lender’s acceptance of the benefits of a New York Mortgage, the Parent shall cause to be delivered to the Administrative Agent and the Lenders each of the following, in form and substance satisfactory to the Administrative Agent:

(i)            an assignment of the Indebtedness secured by such New York Mortgage executed and delivered by each holder of such Indebtedness;

(ii)           the originals (or if not available, copies) of each outstanding promissory note evidencing such Indebtedness, duly endorsed to the Administrative Agent, or its registered assignees;

(iii)          a copy of such New York Mortgage, including all amendments thereto, showing all recording information thereon certified as true, correct and complete by an authorized officer of the SLGOP;

(iv)          an assignment of such New York Mortgage executed by each holder of such Indebtedness (or an authorized agent acting on behalf of each such holder);

(v)           a modification to such New York Mortgage executed by the applicable Borrowers or their Subsidiaries, such modification, among other things, to modify such New

York Mortgage to provide that it secures such principal amounts of the Obligations as corresponds to the principal amount of Loans advanced hereunder in connection with the assignment of such New York Mortgage to the Administrative Agent;

(vi)          a copy of any environmental assessment report on the Property subject to such New York Mortgage available to the Borrowers or any of their respective Subsidiaries, and if reasonably requested by the Administrative Agent, reliance letters from the environmental engineering firms performing such assessments addressed to the Administrative Agent, the Issuing Banks and the Lenders; provided, however, if such a reliance letter is not provided, the Administrative Agent, the Issuing Banks and the Lenders shall have no obligation to accept an assignment of such New York Mortgage; and

(vii)         such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

(f)            Each Borrower represents and warrants that none of the Properties encumbered by the New York Mortgages are located in areas determined by the Federal Emergency Management Agency to have special flood hazards. The Parent shall have notified the Administrative Agent and the Lenders at least 15 Business Days prior to effecting the assignment of any New York Mortgage for the purposes of affording each Lenders at least 15 Business Days in which to complete flood due diligence with respect to the Property subject to such New York Mortgage.

(g)           In connection with any assignment or release of the New York Mortgages, each Term Loan Lender shall, at the request of the Borrowers, be deemed to accept the repayment of, and immediately re-advance, its pro rata share of the amount of the Term Loans equal to the amount of the debt secured by the assigned or released New York Mortgage, as the case may be.

(h)           Any increase, extension or renewal of the Facilities hereunder shall be subject to flood due diligence and compliance with this Section 12.20. with respect to New York Mortgages which due diligence and compliance shall be reasonably satisfactory to each Lender.

Section 12.21.  Effect on Existing Credit Agreement.

(a)           Existing Credit Agreement.  Upon satisfaction of the conditions precedent set forth in Sections 5.1., this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b)           NO NOVATION.  THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT.  THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY ANY BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section  12.22.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ Matthew Ricketts
	Name:	Matthew Ricketts
	Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Executive Director

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

DEUTSCHE BANK AG NEW YORK BRANCH, as an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

By:	/s/ J.T. Coe
	Name:	J.T. Coe
	Title:	Managing Director

SL Green Realty Corp. and SL Green Operating Partnership, L.P., November 17,2017

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ David W. Heller
	Name:	David W. Heller
	Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jonathan Salzinger
	Name:	Jonathan Salzinger
	Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

BANK OF MONTREAL, as a Lender

By:	/s/ Michael Kauffman
	Name:	Michael Kauffman
	Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian P. Kelly
	Name:	Brian P. Kelly
	Title:	Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Carol Murray
	Name:	Carol Murray
	Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

CITIBANK, N.A., as a Lender

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

TD BANK, N.A., as a Lender

By:	/s/ Brian Lucey
	Name:	Brian Lucey
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

MIZUHO BANK, LTD., as a Lender

By:	/s/ John Davies
	Name:	John Davies
	Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ John Feeney
	Name:	John Feeney
	Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

THE BANK OF EAST ASIA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ James Hua
	Name:	James Hua
	Title:	SVP

THE BANK OF EAST ASIA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	SVP

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Chad Hale
	Name:	Chad Hale
	Title:	Director & Execution Head, REGAL

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

SOCIETE GENERALE, as a Lender

By:	/s/ Andrew Johnman
	Name:	Andrew Johnman
	Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

MEGA INTERNATIONAL COMMERCIAL BANK CO. LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Ming Che Yang
	Name:	Ming Che Yang
	Title:	VP & DGM

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:	/s/ Yue-Li Shih
	Name:	Yue-Li Shih
	Title:	VP & General Manager

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

FIRST COMMERCIAL BANK LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Bill Wang
	Name:	Bill Wang
	Title:	Senior Vice President & General Manager

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

LAND BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:	/s/ Arthur Chen
	Name:	Arthur Chen
	Title:	General Manager

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Jeffrey Inouye
	Name:	Jeffrey Inouye
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

TAIWAN BUSINESS BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Sandy Chen
	Name:	Sandy Chen
	Title:	General Manager

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Edward Chen
	Name:	Edward Chen
	Title:	SVP & General Manager

[Signature Page to Second Amended and Restated Credit Agreement with

SL Green Realty Corp. and SL Green Operating Partnership, L.P.]

HUA NAN COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Gary Hsu
	Name:	Gary Hsu
	Title:	VP & General Manager

SCHEDULE I

Revolving Commitments; Existing Term A Loan; Term A Loan Commitments; Term B Loan Commitments

Lender	Revolving Commitment Amount	Existing Term A Loans	Available Term A Loan Commitment	Term A Loan Total Commitment Amount	Term B Loan Commitment Amount
Wells Fargo Bank, National Association	$102,500,000	$150,250,000	$(35,250,000)	$115,000,000	$32,500,000
JP Morgan Chase Bank, N.A.	$117,500,000	$104,000,000	$28,500,000	$132,500,000	$0
Deutsche Bank AG New York Branch	$250,000,000	$59,000,000	$(59,000,000)	$0	$0
U.S. Bank National Association	$102,500,000	$155,250,000	$(40,250,000)	$115,000,000	$32,500,000
Bank of America, N.A.	$107,500,000	$74,000,000	$43,500,000	$117,500,000	$0
Bank of Montreal	$95,000,000	$75,000,000	$27,500,000	$102,500,000	$27,500,000
PNC Bank, National Association	$52,500,000	$75,000,000	$22,500,000	$97,500,000	$25,000,000
The Bank of New York Mellon	$50,000,000	$127,500,000	$(30,000,000)	$97,500,000	$27,500,000
Citibank, N.A.	$80,000,000	$26,750,000	$43,250,000	$70,000,000	$0
TD Bank, N.A.	$48,000,000	$76,250,000	$(11,750,000)	$64,500,000	$25,000,000
Barclays Bank PLC	$67,000,000	$0	$58,000,000	$58,000,000	$0
Goldman Sachs Bank USA	$67,000,000	$30,000,000	$28,000,000	$58,000,000	$0
Mizuho Bank, Ltd.	$56,000,000	$50,000,000	$(1,000,000)	$49,000,000	$20,000,000
MUFG Union Bank, N.A.	$53,000,000	$45,000,000	$2,000,000	$47,000,000	$0
Bank of East Asia, New York Branch	$37,500,000	$35,000,000	$2,500,000	$37,500,000	$0
Bank of Nova Scotia	$40,000,000	$0	$35,000,000	$35,000,000	$0
Societe Generale	$75,000,000	$0	$0	$0	$0
Mega International Commercial Bank Co. Ltd. New York Branch	$15,000,000	$10,000,000	$5,000,000	$15,000,000	$10,000,000
Morgan Stanley Bank, N.A.	$19,000,000	$0	$16,000,000	$16,000,000	$0
Bank of Taiwan, New York Branch	$12,500,000	$3,000,000	$9,500,000	$12,500,000	$0
First Commercial Bank Ltd., New York Branch	$12,500,000	$7,000,000	$5,500,000	$12,500,000	$0
Land Bank of Taiwan, New York Branch	$12,500,000	$0	$12,500,000	$12,500,000	$0
First Hawaiian Bank	$10,000,000	$10,000,000	$0	$10,000,000	$0
Taiwan Business Bank	$10,000,000	$0	$10,000,000	$10,000,000	$0
E.Sun Commercial Bank, Ltd., Los Angeles Branch	$7,500,000	$7,000,000	$500,000	$7,500,000	$0
Hua Nan Commercial Bank, Los Angeles Branch	$0	$7,500,000	$0	$7,500,000	$0
Exiting Lenders	$0	$55,500,000	$0	$(55,500,000)	$0
TOTAL	$1,500,000,000	$1,183,000,000	$117,000,000	$1,300,000,000	$200,000,000

2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

A-1

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	SL Green Realty Corp., SL Green Operating Partnership, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:

The $3,000,000,000 Second Amended and Restated Credit Agreement dated as of November 21, 2017 among SL Green Realty Corp. (the “Parent”), SL Green Operating Partnership, L.P. (“SLGOP”; together with Parent, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s](5)	Assignee[s] (6)	Facility Assigned(7)	Aggregate Amount of Commitment/Loans for all Lenders(8)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(9)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	](10)

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term A Loan Commitment,” “Term A Loan”, “Term B Loan Commitment,” “Term B Loan”, etc.)

(8)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(10)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                 , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](11)
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S](12)
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

(11)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(12)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and](13) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:](14)

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

(13)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(14)  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lenders, Issuing Banks) is required by the terms of the Credit Agreement.

ANNEX 1

[                                            ](15)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1.(k) thereof or of the most recent financial statements delivered pursuant to Section 8.1. or 8.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and

(15)  Describe Credit Agreement at option of Administrative Agent.

Annex 1-1

to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such state.

Annex 1-2

EXHIBIT B

FORM OF BID RATE NOTE

, 20

FOR VALUE RECEIVED, the undersigned, SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), hereby unconditionally jointly and severally promise to pay to                                  or its registered assignees (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by the Administrative Agent to the Borrower Representative, the aggregate unpaid principal amount of Bid Rate Loans made by the Lender to any Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity date of each Bid Rate Loan made by the Lender to any Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Bid Rate Note (this “Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Bid Rate Loans made by the Lender.

This Note is one of the “Bid Rate Notes” referred to in the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5. thereof, the Administrative Agent, and the other parties thereto, and evidences Bid Rate Loans made by the Lender thereunder.  Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5. of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Each Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[This Bid Rate Note is given in replacement of any Bid Rate Note previously delivered to the Lender under the [Existing](16) Credit Agreement.  THIS BID RATE NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER BID RATE NOTE.](17)

(16)  To be used as necessary for Bid Rate Notes delivered on the Agreement Date.

(17)  Language to be included in case of an assignment and need to issue a replacement note to an existing Lender, either because such Lender’s Commitment has increased or decreased from what it was initially.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Bid Rate Note under seal as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:
Name:
Title:

SCHEDULE OF BID RATE LOANS

This Note evidences Bid Rate Loans made under the within-described Credit Agreement to each Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT C

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of                     , 20       (the “Agreement”) by and among                                 (the “Designating Lender”),                                                          (the “Designated Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Designating Lender is a Lender under that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto;

WHEREAS, pursuant to Section 12.5.(h), the Designating Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Designation.  Subject to the terms and conditions of this Agreement, the Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Designating Lender pursuant to Section 2.3. of the Credit Agreement.  Any assignment by the Designating Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender.  The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

Section 2.  Designating Lender Not Discharged.  Notwithstanding the designation of the Designated Lender hereunder, the Designating Lender shall be and remain obligated to the Borrowers, the Administrative Agent and the Lenders for each and every obligation of the Designating Lender and its related Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 12.9. of the Credit Agreement and any sums otherwise payable to any Borrower by the Designated Lender.

Section 3.  No Representations by Designating Lender.  The Designating Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of any Borrower, any other Loan Party or any other Subsidiary or the performance or observance by any Borrower or any other Loan Party of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.

Section 4.  Representations and Covenants of Designated Lender.  The Designated Lender makes and confirms to the Administrative Agent, the Designating Lender, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement.  Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on such financial statements and such other documents and information, made its own credit analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender.  The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation.  The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to any Borrower, any other Loan Party or any other Subsidiary or to notify the Designated Lender of any Default or Event of Default.

Section 5.  Appointment of Designating Lender as Attorney-In-Fact.  The Designated Lender hereby appoints the Designating Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Designating Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents.  Any document executed by the Designating Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender.  Each of the Borrowers, the Administrative Agent and the Lenders may rely on and are beneficiaries of the preceding provisions.

Section 6.  Acceptance by the Administrative Agent.  Following the execution of this Agreement by the Designating Lender and the Designated Lender, the Designating Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the date of such acceptance or such other date as may be specified on the signature page hereof (the “Effective Date”).

Section 7.  Effect of Designation.  Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.3. of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable.  Notwithstanding the foregoing, the Designating Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrowers, the Administrative Agent and the Lenders for each and every of the obligations of the Designated Lender and the Designating Lender with respect to the Credit Agreement.

Section 8.  Indemnification of Designated Lender.  The Designating Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Designating Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

Section 9.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 11.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

Section 13.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

EFFECTIVE DATE:

DESIGNATING LENDER:

[NAME OF DESIGNATING LENDER]

By:
Name:
Title:

DESIGNATED LENDER:

[NAME OF DESIGNATED LENDER]

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

                                  , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.              Pursuant to Section [2.1.(b)] [2.2.(c)] of the Credit Agreement, the Borrower Representative hereby requests that the Lenders make [Revolving Loans] [Term Loans] in an aggregate principal amount equal to $                                         to the following Borrower (such Borrower, the “Designated Borrower”):

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

2.                                      The Borrower Representative requests that such [Revolving Loans] [Term Loans] be made available to the Designated Borrower on                           , 20    .

3.                                      The proceeds of this borrowing of such Loans will be used for

.

4.                                      The Borrower Representative hereby requests that such [Revolving Loans] [Term Loans]be of the following Type:

[Check one box only]

☐            Base Rate Loan

☐            LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐        one month

☐        three months

☐        six months

The Borrower Representative hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Revolving Loans, and after making such Revolving Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.18. of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONTINUATION

                     , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower Representative hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.                                      The requested date of such Continuation is                       , 20  .

2.                                      The aggregate principal amount of the Loans subject to the requested Continuation is $                                         and was borrowed on                           , 20   by the Borrower indicated below:

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

3.                                      The portion of such principal amount subject to such Continuation is $                                                         .

4.                                      The current Interest Period of the Loans subject to such Continuation ends on                                   , 20  .

5.                                      The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐            one month

☐            three months

☐            six months

The Borrower Representative hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

[Signatures on Next Page]

IN WITNESS WEREHOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION

                   , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11. of the Credit Agreement, the Borrower Representative hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.                                      The requested date of such Conversion is               , 20  .

2.                                      The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐            Base Rate Loan

☐            LIBOR Loan

3.                                      The aggregate principal amount of the Loans subject to the requested Conversion is $                            and was originally borrowed on                     , 20    , by the Borrower indicated below:

[Check one box only]

☐                                    SL Green Realty Corp.

☐                                    SL Green Operating Partnership, L.P.

4.                                      The portion of such principal amount subject to such Conversion is $                                 .

5.                                      The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐                                    Base Rate Loan

☐                                    LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐                                    one month

☐                                    three months

☐                                    six months

[The Borrower Representative hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists or will exist.](1)

[Signatures on Next Page]

(1)  Include this paragraph for a conversion of a Base Rate Loan into a LIBOR Loan.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT G

FORM OF NOTICE OF SWINGLINE BORROWING

                    , 20

[

              ]

Attn:  [                        ](1)

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.              Pursuant to Section 2.5.(b) of the Credit Agreement, the Borrower Representative hereby requests that [                ](2) (the “Swingline Lender”) make a Swingline Loan in an amount equal to $                    to the following Borrower (such Borrower, the “Designated Borrower”):

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

2.                                      The Borrower Representative requests that such Swingline Loan be made available to the Designated Borrower on                               , 20       .

3.                                      The proceeds of this Swingline Loan will be used for the following purpose:

.

4.                                      The Borrower Representative requests that the proceeds of such Swingline Loan be made available to the Designated Borrower by                                                                                       .

(1)  Insert address for applicable Swingline Lender.

(2)  Insert applicable Swingline Lender.

The Borrower Representative hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.18. of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.5.(b) of the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT H

FORM OF REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”) hereby unconditionally promise jointly and severally to pay to                                                    or its registered assignees (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by the Administrative Agent to the Borrower Representative, the principal sum of                               AND    /100 DOLLARS ($                       ), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrowers pursuant to, and in accordance with the terms of, the Credit Agreement.

Each Borrower further agrees, jointly and severally, to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the “Revolving Notes” referred to in the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to each of the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrowers subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.

Each Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Revolving Note is given in replacement of any Revolving Note previously delivered to the Lender under the [Existing](1) Credit Agreement.  THIS REVOLVING NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER REVOLVING NOTE.](2)

(1)  To be used as necessary for Revolving Notes delivered on the Agreement Date.

(2)  Language to be included in case of an assignment and need to issue a replacement note to an existing Lender, either because such Lender’s Commitment has increased or decreased from what it was initially.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Next page]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Revolving Note under seal as of the date written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:
Name:
Title:

EXHIBIT I

FORM OF SWINGLINE NOTE

$50,000,000.00	, 20

FOR VALUE RECEIVED, each of the undersigned, SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), hereby unconditionally jointly and severally promise to pay to                                                                                                         or its registered assignees (the “Swingline Lender”) to its address at                                                                                                                     , or at such other address as may be specified by the Swingline Lender to the Borrower Representative, the principal sum of FIFTY MILLION AND 00/100 DOLLARS ($50,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrowers under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of any Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Swingline Note (this “Note”) is one of the “Swingline Notes” referred to in the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5. thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made by the Swingline Lender to the Borrowers thereunder.  Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Each Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[This Swingline Note is given in replacement of any Swingline Note previously delivered to the Swingline Lender under the [Existing](23) Credit Agreement.  THIS SWINGLINE NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER SWINGLINE NOTE.](24)

[Signatures on Next Page]

(23)  To be used as necessary for Swingline Notes delivered on the Agreement Date.

(24)  Language to be included in case of an assignment and need to issue a replacement note to an existing Lender, either because such Lender’s Commitment has increased or decreased from what it was initially.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to each Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT J-1

FORM OF TERM A NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”) hereby unconditionally promise jointly and severally to pay to                                                     or its registered assignees (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by the Administrative Agent to the Borrower Representative, the principal sum of                                                   AND    /100 DOLLARS ($                       ), or such lesser amount as may be the then outstanding and unpaid balance of the Term A Loan made by the Lender to the Borrowers pursuant to, and in accordance with the terms of, the Credit Agreement.

Each Borrower further agrees, jointly and severally, to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Term A Note (this “Note”) is one of the “Term A Notes” referred to in the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of a Term A Loan by the Lender to each of the Borrowers in an aggregate amount not to exceed the Dollar amount first above mentioned, (b) permits the prepayment of the Term A Loan by the Borrowers subject to certain terms and conditions and (c) provides for the acceleration of the Term A Loan upon the occurrence of certain specified events.

Each Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Term A Note is given in replacement of any [Term Note](1)[Term A Note](2) previously delivered to the Lender under the [Existing](3) Credit Agreement.  THIS TERM A NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF

(1)  To be used as necessary for Term A Notes delivered on the Agreement Date.

(2)  To be used for Term A Notes delivered after the Agreement Date in replacement of Term A Notes delivered on the Agreement Date.

(3)  To be used as necessary for Term A Notes delivered on the Agreement Date.

J-1-1

THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER TERM A NOTE.](4)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Next page]

(4)  Language to be included in case of an assignment and need to issue a replacement note to an existing Lender.

J-1-2

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Term A Note under seal as of the date written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:
Name:
Title:

J-1-3

EXHIBIT J-2

FORM OF TERM B NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”) hereby unconditionally promise jointly and severally to pay to                                                                        or its registered assignees (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by the Administrative Agent to the Borrower Representative, the principal sum of                                      AND    /100 DOLLARS ($                     ), or such lesser amount as may be the then outstanding and unpaid balance of the Term B Loan made by the Lender to the Borrowers pursuant to, and in accordance with the terms of, the Credit Agreement.

Each Borrower further agrees, jointly and severally, to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Term B Note (this “Note”) is one of the “Term B Notes” referred to in the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of a Term B Loan by the Lender to each of the Borrowers in an aggregate amount not to exceed the Dollar amount first above mentioned, (b) permits the prepayment of the Term B Loan by the Borrowers subject to certain terms and conditions and (c) provides for the acceleration of the Term B Loan upon the occurrence of certain specified events.

Each Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Term B Note is given in replacement of any Term B Note previously delivered to the Lender under the Credit Agreement.  THIS TERM B NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER TERM B NOTE.](1)

(1)  Language to be included in case of an assignment and need to issue a replacement note to an existing Lender.

J-2-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Next page]

J-2-2

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Term B Note under seal as of the date written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.

By:
Name:
Title:

J-2-3

EXHIBIT K

FORM OF BID RATE QUOTE REQUEST

                                 ,

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                      The Borrower Representative delivers this Bid Rate Quote Request for the following Borrower (such Borrower, the “Designated Borrower”):

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

2.                                      The Borrower Representative hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings to be made to the Designated Borrower:

Borrowing Date	Amount(1)	Type(2)	Interest Period(3)

, 20	$		days

(1)           In a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof.

(2)           Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).

(3)           Must be between 7 and 180 days[ and must not extend beyond the Revolving Termination Date].

ALEX: SEE PAGE 50 OF REDLINE PDF.

3.                                      As of the date hereof, each Borrower indicated below has a Credit Rating of:

☐            SL Green Realty Corp.

S&P

Moody’s

☐            SL Green Operating Partnership, L.P.

S&P

Moody’s

4.                                      The proceeds of this Bid Rate Borrowing will be used for the following purpose:                                                                                                                                                                   .

5.                                      After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $              .

The Borrower Representative hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.18. of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.  The Borrower Representative further certifies that one or more of the Borrowers currently maintains an Investment Grade Rating from S&P and Moody’s.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Request as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT L

FORM OF BID RATE QUOTE

                       ,

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”),  the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

In response to the Borrower Representative’s Bid Rate Quote Request for the following Borrower

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

dated              , 20  , the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.                                      Quoting Lender:

2.                                      Person to contact at quoting Lender:

L-1

3.                                      The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

Borrowing Date	Amount(1)	Type(2)	Interest Period(3)	Bid Rate

, 20	$		days		%
, 20	$		days		%
, 20	$		days		%

The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote as of the date first written above.

[NAME OF QUOTING LENDER]

By:
Name:
Title:

(1)           In a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof.

(2)           Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).

(3)           Must be between 7 and 180 days.

L-2

EXHIBIT M

FORM OF BID RATE QUOTE ACCEPTANCE

                                  , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Attn: Anthony Gangelhoff

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Borrower Representative, acting as agent for

[Check one box only]

☐            SL Green Realty Corp.

☐            SL Green Operating Partnership, L.P.

hereby accepts the following offer(s) of Bid Rate Quotes to be made available to the Borrower indicated above on             ,      :

Quote Date	Quoting Lender	Type	Amount Accepted

, 20			$
, 20			$
, 20			$

The Borrower Representative hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.18. of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.  The Borrower Representative further certifies that one or more of the Borrowers currently maintains an Investment Grade Rating from S&P and Moody’s.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Acceptance as of the date first written above.

SL GREEN REALTY CORP.

By:
Name:
Title:

EXHIBIT N

OPINION OF COUNSEL TO THE BORROWER AND GUARANTORS

[See Attached]

N-1

EXHIBIT O

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.             (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrowers and their respective Subsidiaries as of, and during the relevant accounting period ending on,                , 20   and (b) to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists as of the date hereof [except as set forth on Attachment A hereto, which specifies such Default or Event of Default and its nature, when it occurred and the steps that are being taken (or will be taken) with respect to such event, condition or failure.]

2.             Schedule 1 attached hereto accurately and completely sets forth in reasonable detail the calculations required to establish whether there has been compliance with the financial covenants contained in Section 9.1. of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3.             Schedule 2 attached hereto includes (i) statements of Funds From Operations for the period of four consecutive fiscal quarters most recently ended; (ii) a report listing all Properties acquired by the Parent and its Subsidiaries since delivery of the last such report, setting forth for each such Property such Property’s name, location, year built or acquired, anchor tenants, if any, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the Occupancy Rate and Net Operating Income for such Property, and (iii) a list of all Properties that are 1031 Properties.

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of            , 20  .

Name:
Title:	Chief Financial Officer of the Parent

O-1

EXHIBIT P

UNRESTRICTED SUBSIDIARY PURCHASE PROCEDURE

The Unrestricted Subsidiary may purchase outstanding Loans and Commitments or portions thereof on the following basis:

1.                                      The Unrestricted Subsidiary shall notify the Administrative Agent in the form of Annex 1 attached hereto (each, a “Purchase Notice”) that it wishes to make one or more offers to Lenders to purchase the Loans and Commitments or portions thereof pursuant to the Offer Document (each, an “Offer”) in an aggregate amount specified by the Unrestricted Subsidiary, with such Offer to be consummated pursuant to the terms of an Unrestricted Subsidiary Assignment Agreement.  The Unrestricted Subsidiary shall have the right, in accordance with the procedures in the Offer Document, to purchase the Loans and Commitments or portions thereof, for cash, at a purchase price determined in accordance with the Offer set forth in the Offer Document; provided that (A) no Offer shall be less than $500,000 in aggregate principal amount of the outstanding Loans and Commitments, and (B) each assignment of Loans and Commitments pursuant to this Exhibit O shall be in an aggregate amount of not less than $500,000 (or such lesser amount (x) as may be agreed to by the Unrestricted Subsidiary and Administrative Agent, (y) as shall constitute the aggregate amount of the Loans and Commitments of the assigning Lender, or (z) as shall constitute the aggregate pro rata share of the Loans and Commitments of the assigning Lender in the event of pro ration as contemplated in the Offer Document).

2.                                      In connection with any assignment pursuant to this Exhibit O, each of the assigning Lender and the Unrestricted Subsidiary in its capacity as purchaser of the tendered Loans and Commitments acknowledges as of the Unrestricted Subsidiary Assignment Effective Date (as defined below) that (A) the applicable Unrestricted Subsidiary Loan Purchase and the assignment are in accordance with the terms of this Exhibit O, (B) the other party to the Unrestricted Subsidiary Assignment Agreement currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to it and that may be material to a decision to enter into an Unrestricted Subsidiary Assignment Agreement (“Excluded Information”), (C) it has independently and without reliance on such other party made its own analysis and determination to enter into an Unrestricted Subsidiary Assignment Agreement and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (D) such other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against such other party under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with such assignment; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such other party in the “Standard Terms and Conditions” set forth in the Unrestricted Subsidiary Assignment Agreement.  Each of the assigning Lender and the Unrestricted Subsidiary in its capacity as purchaser of the tendered Loans and Commitments further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

3.                                      The Unrestricted Subsidiary shall make payment of the purchase price for Loans and Commitments or portions thereof accepted for payment pursuant to the Offer Document by transmitting funds to the Administrative Agent for distribution to the assigning Lender in accordance with the terms of the Offer Document.

4                                         Each assignment effected in accordance with the terms of this Exhibit O shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent following receipt of a fully executed Unrestricted Subsidiary Assignment Agreement effecting the assignment thereof.  Each assignment shall be recorded in the Register on the Business Day the Unrestricted Subsidiary Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice of such receipt shall be provided to the Unrestricted Subsidiary and a copy of such Unrestricted Subsidiary Assignment Agreement shall be maintained by the Administrative Agent.  The date of such recordation of a transfer shall be referred to herein as the “Unrestricted Subsidiary Assignment Effective Date.”

5.                                      The provisions of this Exhibit O shall not require the Unrestricted Subsidiary to undertake and consummate any Offer; provided that to the extent the Unrestricted Subsidiary submits any Offer and does not terminate, cancel or withdraw such Offer, it shall purchase the principal amount of all validly tendered Loans and Commitments at or below the Clearing Price (as defined in the Offer Document) up to the Maximum Offer Amount (as defined in the Offer Document).  Notwithstanding anything herein to the contrary, to the extent the Unrestricted Subsidiary terminates, cancels or withdraws any Offer, it shall not be permitted to submit another Purchase Notice to the Administrative Agent for a period of five (5) consecutive Business Days commencing on the date of such termination, cancellation or withdrawal.

ANNEX 1 to EXHIBIT P

Purchase Notice

[Unrestricted Subsidiary Letterhead]

Wells Fargo Bank, National Association

550 S. Tryon Street, 6th Floor

Charlotte, North Carolina 28202

Attn: Kristen Ray

Telecopier: (704) 383-6205

Telephone: (704) 410-1772

Re: Offer to Purchase Loans and Commitments under the SL Green Credit Agreement announced on Syndtrak or other electronic workplace or internet site (e.g., Intralinks)on [DATE]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto (“Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent (in such capacity, the “Administrative Agent”).

[Unrestricted Subsidiary] hereby gives notice to Administrative Agent that it is offering to purchase for cash up to $[        ] in aggregate principal face amount of Loans and Commitments outstanding under (and as defined in) the Credit Agreement at a purchase price not greater than $[        ] nor less than $[        ] per $1,000 principal amount.

Very truly yours,
[UNRESTRICTED SUBSIDIARY]
By:
Name:
Title:

EXHIBIT Q

UNRESTRICTED SUBSIDIARY ASSIGNMENT AND ASSUMPTION AGREEMENT

This Unrestricted Subsidiary Assignment and Assumption Agreement (the “Assignment”) is dated as of the Unrestricted Subsidiary Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Unrestricted Subsidiary] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and Exhibit Q to the Credit Agreement, as of the Unrestricted Subsidiary Assignment Effective Date, the interest in and to all of the Assignor’s rights and obligations under the Loan Documents that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations in respect of the Loans and Commitments (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

3. Borrowers:	SL Green Realty Corp. and SL Green Operating Partnership, L.P.

4. Administrative Agent:	Wells Fargo Bank, National Association

5. Credit Agreement:	Second Amended and Restated Credit Agreement dated as of November 21, 2017, among the Borrowers, the Lenders party thereto and Administrative Agent

6. Assignor’s Interest under the Credit Agreement:

7. Assigned Interest:

8. Unrestricted Subsidiary Assignment Effective Date:

9. Notice and Wire Instructions:

The Assignor acknowledges and agrees that (i) tenders of the Loans and Commitments will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions contained in the Offer Document; (ii) validly tendered Loans and Commitments will be deemed to have been accepted by the Assignee if and when the Assignee gives written notice of acceptance to the Administrative Agent; and (iii) it will not have any withdrawal rights with respect to any tender of its Loans and Commitments.

The Assignor acknowledges and agrees that tenders of its Loans and Commitments pursuant to the procedures described in the Offer Document constitute the Assignor’s acceptance of the terms and conditions (including the pro ration procedures) contained in the Offer Document and this Assignment.

The Assignee further agrees to perform, and be bound by, the provisions set forth on Annex 2 attached hereto.  The Assignee acknowledges and agrees that the Administrative Agent and the other Lenders party to the Credit Agreement are, and are intended to be, third parties beneficiaries of this Assignment and are each relying on the Assignee’s agreement to perform, and be bound by, the provisions set forth on Annex 2 attached hereto.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR] .
By:
Name:
Title:

ASSIGNEE
[NAME OF UNRESTRICTED SUBSIDIARY].
By:
Name:
Title:

ANNEX 1 TO EXHIBIT Q

STANDARD TERMS AND CONDITIONS FOR UNRESTRICTED SUBSIDIARY ASSIGNMENT AND ASSUMPTION AGREEMENT

1)                                     Representations and Warranties.

(a)                                 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by or through it and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, or any collateral thereunder, (iii) the financial condition of any Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document; and (c) it has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Purchase Offer (as defined in the Offer Document) set forth in the Offer Document.  The Assignor will, upon request, execute and deliver any additional documents reasonably deemed by the Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

(b)                                 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is an Eligible Assignee under the Credit Agreement, and (iii) it has transmitted same-day funds to the Administrative Agent for the account of the Assignor on the Unrestricted Subsidiary Assignment Effective Date.

(c)                                  Each of Assignor and Assignee acknowledges that (i) this Assignment is in accordance with the terms of Exhibit O to the Credit Agreement; (ii) the other party currently may have, and later may come into possession of, information regarding the Loan Documents or the Assignee and its Subsidiaries that is not known to it and that may be material to a decision to enter into this Assignment (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have now or in the future against the other party under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with this Assignment; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in Sections 1(a) and 1(b) of these Standard Terms and Conditions.  Each of Assignor and Assignee further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

2.                                      Payments.  From and after the Unrestricted Subsidiary Assignment Effective Date, the Administrative Agent shall make all payments of interest and other amounts in respect of the Assigned Interest (i) for amounts which have accrued prior to but excluding the Unrestricted Subsidiary Assignment Effective Date, to the Assignor and (ii) for all other such amounts, in accordance with Section 12.5(i) of the Credit Agreement.

3.                                      General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

4.                                      (a)                                 TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN THE PARTIES HERETO OF ANY KIND OR NATURE RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                                 THE PARTIES HERETO HEREBY AGREE THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING DIRECTLY OR INDIRECTLY TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE PARTIES HERETO EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

5.                                      No party hereto shall have any liability with respect to, and each party hereby waives, releases, and agrees not to sue such other party for, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such party in connection with, arising out of, or in any way related to, this Assignment, or any of the transactions contemplated hereby.  Each party hereto hereby waives, releases, and agrees not to sue the other party or any of such other party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Assignment or any of the transactions contemplated hereby.

ANNEX 2 TO EXHIBIT Q

COVENANTS RELATING TO ASSIGNEE

1.                                      The Assignee shall preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

2.                                      The Assignee shall comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

3.                                      The Assignee shall protect and preserve all of its respective material properties.

4.                                      The Assignee shall pay and discharge when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of the Assignee; provided, however, that this provision shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Assignee in accordance with GAAP.

5.                                      The Assignee, at its cost and expense and upon request of the Administrative Agent, shall execute and deliver or cause to be executed and delivered to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts, that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Assignment, the Credit Agreement and the other Loan Documents.

6.                                      The Assignee shall provide the Administrative Agent for distribution to the other Lenders:

(a)                                 Litigation.  To the extent the Assignee is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Assignee or any of its properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Assignee are being audited;

(b)                                 Change of Management or Financial Condition.  Prompt notice of any change in the senior management of the Assignee and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Assignee which has had or could reasonably be expected to have a Material Adverse Effect;

(c)                                  Default. Prompt notice of a default of any of the terms of this Assignment;

(d)                                 Judgments.  Prompt notice of any order, judgment or decree in excess of $10,000,000 having been entered against the Assignee or any of its properties or assets; and

(e)                                  Notice of Violations of Law.  Prompt notice if the Assignee shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.                                      For purposes of any proposed amendment, consent, waiver or other modification to the Credit Agreement or under any other Loan Document, or any other vote, consent, request, demand, authorization or direction under the Credit Agreement (including, without limitation, any vote, consent, request, demand, authorization or direction with respect to any of the matters set forth in Section 12.6. of the Credit Agreement) or under any other Loan Document, the Assignee shall be deemed at all times to be a Defaulting Lender (solely with respect to the Assignee’s right to vote on matters described therein), and the Assignee shall not have any right to participate in the administration of the Loans, the Credit Agreement or the other Loan Documents.  The Assignee shall not be permitted, entitled or have any rights to (x) attend or participate in any formal or informal meetings of the other Lenders, (y) receive or participate in any communications between or among the Administrative Agent and/or the other Lenders or (z) receive, or rely upon, any information, whether written or oral, disseminated during, or relating to, any such meetings or communications, or receive any reports, analyses, opinions or other work product prepared by any consultant, agent or attorney for the Administrative Agent or any other Lender, and the Assignee’s sole entitlement to receive any information is limited exclusively to information prepared by the Borrower Representative or any other Borrower and made available to the Administrative Agent and the other Lenders; provided that this paragraph 7 shall not in any way limit the Assignee’s ability or right to receive or rely upon information that is generally available to the public.

8.                                      Immediately upon the occurrence of an Event of Default or a default of the provisions of this Annex 2, the outstanding principal amount of all Unrestricted Subsidiary Loans shall be immediately and without further action extinguished and retired (an “Unrestricted Subsidiary Loan Retirement”) and the Assignee shall thereafter not have any further rights as a Lender under the Loan Documents with respect to any Unrestricted Subsidiary Loans that are the subject of an Unrestricted Subsidiary Loan Retirement (the “Retired Loans”), subject to the following:

(a)                                 all Commitments and Letter of Credit Liabilities associated with Retired Loans and all obligations of the Assignee in connection with such Retired Loans shall remain in full force and effect after an Unrestricted Subsidiary Loan Retirement; provided, that no subsequent funding made by the Assignee pursuant to such Commitments and Letter of Credit Liabilities shall be deemed to be a Loan for the purposes of this Agreement and any such subsequent funding and/or Obligation relating to such funding shall instead be deemed to be immediately extinguished and retired;

(b)                                 from and after the date of any Unrestricted Subsidiary Loan Retirement and subject to the terms of paragraph 7 above, solely for purposes of calculating all Commitments, Letter of Credit Liabilities and Commitment Percentages of the Assignee and the other Lenders only, and for purposes of calculating the allocation of any prepayments of Revolving Loans, the principal amount of all Retired Loans shall be deemed to be outstanding; and

(c)                                  no Unrestricted Subsidiary Loan Retirement shall increase, decrease or otherwise affect the Commitment Percentage or participation interest in any Letter of Credit or any Swingline Loan of the Assignee or any other Lender as they exist immediately prior to the applicable Unrestricted Subsidiary Loan Retirement (with respect to the Assignee and each other Lender, its “Retirement Date Commitment Percentage”) and, from and after the date of any Unrestricted Subsidiary Loan Retirement, (i) the Commitment Percentage of the Assignee shall equal the Retirement Date Commitment Percentage of the Assignee on the date immediately prior to the applicable Unrestricted Subsidiary Loan Retirement and (ii) the aggregate Commitment Percentages of the other Lenders shall equal the aggregate Retirement Date Commitment Percentages of such other Lenders on the date immediately prior to the applicable Unrestricted Subsidiary Loan Retirement.

9.                                      All Unrestricted Subsidiary Loans shall, upon the acquisition thereof by the Assignee, immediately and automatically become fully and completely junior and subordinate in both payment and priority to the Loans or portions thereof and all other Obligations held by the other Lenders.  The Assignee shall not receive, and no Borrower or any other Loan Party shall make, any payment in cash or otherwise (including principal, interest and fees) on account of any Unrestricted Subsidiary Loan until all outstanding Loans and Obligations owed to the Administrative Agent and the other Lenders have been repaid in full and all Commitments (other than the Commitment of the Assignee), and the Credit Agreement (other than with respect to the Assignee), have all been terminated in accordance with the terms of the Credit Agreement, and any payments received by the Assignee in contravention of the foregoing shall be held in trust for the Administrative Agent and the Lenders and delivered to the Administrative Agent promptly upon receipt; provided, however, that a Borrower may, from time to time, make Deemed Repayments on Unrestricted Subsidiary Loans, as defined in and in accordance with paragraph 12 below.  The Assignee waives any rights to a pro-rata share or any other share of any payment of any amount under the Credit Agreement or any other Loan Document to which it may otherwise be entitled and further waives any rights it may have under Sections 3.2. and 3.3. of the Credit Agreement.

10.                               All Revolving Loans shall be made pursuant to Section 2.1. of the Credit Agreement and any Term Loan shall be made pursuant to Section 2.2. of the Credit Agreement; provided, however, subject to paragraph 11 below, (1) all fundings of Revolving Loans or Term Loans, as applicable, by Lenders under the Credit Agreement shall be net of the pro rata share of such Revolving Loans or Term Loans, as applicable, that is required to be funded by the Assignee and (2) the Assignee shall be permitted to fund such pro rata share of each Revolving Loan or Term Loan, as applicable, directly to the Borrower to whom such Loan is to be made.  The Assignee shall not have the right to make or offer to make any Bid Rate Loans.

11.                               (a) Prior to or simultaneously with the Borrower Representative’s delivering any Notice of Swingline Borrowing under Section 2.5. of the Credit Agreement or the issuance of a Letter of Credit requested by the Borrower Representative under Section 2.4. of the Credit Agreement, in each case subsequent to the Assignee acquiring an Unrestricted Subsidiary Loan, and (b) with respect to any Swingline Loan and/or any Letter of Credit outstanding on or prior to the date the Assignee acquires an Unrestricted Subsidiary Loan, the Assignee shall deposit with the Administrative Agent all amounts that the Assignee may be required to fund as a Lender under such Sections as determined by the Administrative Agent in its reasonable discretion.  On the date that any Swingline Loan is funded, or if a drawing pursuant to any Letter of Credit occurs, as applicable, the Administrative Agent is authorized to use the monies deposited pursuant to this paragraph 11 to fund the Assignee’s share of such Swingline Loan or drawing, or to make payment to the Administrative Agent in accordance with Section 2.5. of the Credit Agreement, as applicable and on such date the Assignee shall be deemed to have made Revolving Loans to the applicable Borrower in an amount equal to the amount applied by the Administrative Agent pursuant to this sentence.  Notwithstanding anything to the contrary contained in any Loan Document,

Lenders other than the Assignee shall not in any event be liable in any way for the Assignee’s failure to fund amounts that it is required to fund as a Lender under the Loan Documents.  To the extent that any interest or other amounts shall accrue on the amounts deposited pursuant to the first sentence of this paragraph 11, they shall accrue for the benefit of and shall be paid to the Assignee.  Assignee shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the account into which such amounts are deposited.

12.          Any payment or repayment of the principal of Revolving Loans or Term Loans, as applicable (including any Deemed Repayments (as defined below) made to the Assignee), made by any Borrower shall be applied in accordance with Section 3.2. of the Credit Agreement.  In calculating the application of such payments and taking into account the agreement of the Assignee to subordinate its receipt of payments on the Unrestricted Subsidiary Loans, the aggregate amount of any payment or repayment of the principal amount of Revolving Loans or Term Loans, as applicable, made by any Borrower shall consist of (x) a cash component equal to the full amount paid by such Borrower to be distributed to the Lenders (other than the Assignee) on account of their respective Revolving Loans or Term Loans, as applicable (the “Cash Repayment”), and (y) a deemed payment or repayment of principal of the Revolving Loans or Term Loans, as applicable (each, a “Deemed Repayment”), held by the Assignee.  The Assignee further agrees that it shall not exercise any right of set-off or recoupment it may have under the Credit Agreement or under Applicable Law.

Each Deemed Repayment shall be in an amount equal to (A) the applicable Cash Repayment, multiplied by (B) an amount equal to (1) the Assignee’s Commitment Percentage divided by (2) the aggregate Commitment Percentage of the other Lenders.  Notwithstanding anything to the contrary set forth above, if immediately prior to giving effect to any such payment or prepayment in respect of any Revolving Loans, the outstanding principal amount of Revolving Loans of the Lenders shall not be held by the Lenders (including the Assignee) pro rata in accordance with their Revolving Commitments, then such payment or repayment shall be applied to the Revolving Loans of the Lenders (other than the Assignee) in such manner as shall result, as nearly as practicable, in the outstanding principal amounts of the Revolving Loans being held by such Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, the Assignee shall only receive Deemed Repayments and shall not receive any payments in cash until all amounts owing to the other Lenders have been paid in full and their Commitments have been terminated in accordance with the terms of the Credit Agreement.

13.          The Assignee shall not purchase any portion of any Loan or Commitment from a Lender unless (1) the Unrestricted Subsidiary shall have complied with the purchase procedures described on Exhibit P attached to the Credit Agreement and (2) no Event of Default or any default (following the expiration of any applicable notice and cure period) of any of the covenants and agreements set forth in this Annex 2 then exists or would result from the consummation of any such purchase.  The Assignee shall not acquire any participations in any Loan or Commitment pursuant to Section 12.5.(d) of the Credit Agreement.

14.          Upon the occurrence of any of the events described in Sections 10.1.(e) or 10.1.(f) of the Credit Agreement (each such event a “Proceeding”), (1) the Assignee shall not have any enforcement rights relating to any Unrestricted Subsidiary Loan, (2) the Assignee shall be treated as a separate class of creditors for all purposes under, and during the course of, such Proceeding, subordinate to and separate and apart from the Administrative Agent and the other Lenders and (3) the Assignee shall not vote on any proposed plan of reorganization in any Proceeding and shall not oppose any sale or disposition of any assets of any Borrower that is supported by the Requisite Lenders and shall not support any sale of disposition of any assets of any Borrower that is opposed by the Requisite Lenders, and the Assignee shall be deemed to have either consented or withheld consent in accordance with this clause (3) under Section 363 of the Bankruptcy Code.

15.          The Assignee shall not sell, assign or otherwise transfer (whether by participation or otherwise) any portion of any Unrestricted Subsidiary Loans held by it, or any interest therein.

16.          No Unrestricted Subsidiary Loan shall accrue interest.

17.          The Assignee shall not be entitled to any compensation or any other payments pursuant to Sections 3.10., 4.1., 4.4., 12.2 or 12.9. of the Credit Agreement.

18.          The Assignee shall not:

(a)           incur, assume, or otherwise become obligated in respect of any Indebtedness;

(b)           create, assume, or incur any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired;

(c)           directly or indirectly, acquire, make or purchase any Investment, or own or acquire any property or asset other than the Unrestricted Subsidiary Loans; or

(d)           enter into any transaction of merger or consolidation, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets.

The Assignee shall not be deemed to be in default for failing to perform any term or covenant set forth in this Annex 2 (except for the terms and covenants set forth in paragraphs 13, 15 and 18 above, the failure with which to comply shall be deemed to be an immediate default for purposes of this Annex 2) unless and until the Assignee shall continue such failure for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Assignee obtains knowledge of such failure or (y) the date upon which the Assignee has received written notice of such failure from the Administrative Agent.

EXHIBIT R

NOTICE OF AN OFFER TO PURCHASE

Offer to Purchase for Cash the Outstanding Loans and Commitments listed below in the Maximum Offer Amount specified below at a Purchase Price Not Greater than the Maximum Purchase Price specified below Nor Less than the Minimum Purchase Price specified below

Outstanding Loans and Commitments	Maximum Offer Amount		Maximum Purchase Price (per $1,000 principal face amount)		Minimum Purchase Price (per $1,000 principal face amount)
	$	[ ]	$	[ ]	$	[ ]

The offer to purchase (as set forth herein, the “Purchase Offer”) Loans and Commitments (each as defined in the Credit Agreement (as defined herein)) will expire at [TIME], New York City time, on [DATE] (the “Expiration Time”).  Lenders (as defined in the Credit Agreement) owning Loans and Commitments seeking to accept the Purchase Offer must send in via facsimile or email to the attention of [         ] an offer in the form of Annex A hereto (the “Sale Offer”) and a validly executed Assignment and Assumption Agreement in the form of Annex B hereto, in each case prior to the Expiration Time.

Subject to the terms and conditions in this Notice of an Offer to Purchase, the Outline of Auction Mechanics attached hereto (the “Auction Mechanics”) and the related documents (collectively, the “Offer Documents”), [INSERT NAME OF UNRESTRICTED SUBSIDIARY] (“we”, “us” or “Purchaser”) is offering to purchase for cash $[    ] (such amount, the “Maximum Offer Amount”) in aggregate principal face amount of Loans and Commitments outstanding under the Credit Agreement at a purchase price not greater than $[   ] (such amount, the “Maximum Purchase Price”) nor less than $[   ] (such amount, the “Minimum Purchase Price”) per $1,000 principal face amount at a price determined by the “Modified Dutch Auction” procedures described below.  The Purchaser may increase the Maximum Offer Amount at any time, and from time to time, prior to the fifth Business Day after the Administrative Agent (as defined below) has initially determined the Clearing Price (as defined below).  If the Purchaser so elects, the Administrative Agent, in consultation with the Purchaser, shall re-determine the Clearing Price based on such increased Maximum Offer Amount.

Under the “Modified Dutch Auction” procedures we are using, the Administrative Agent in consultation with us will select the lowest purchase price (the “Clearing Price”) that will allow us to purchase the Maximum Offer Amount (or such lesser amount of Loans and Commitments for which we have received the aggregate Sale Offers), at prices not greater than the Maximum Purchase Price nor less than the Minimum Purchase Price per $1,000 principal face amount. First, to the extent the Purchaser elects to purchase Loans and Commitments, the principal amount of all validly tendered Loans and Commitments for which Sale Offers are received at a price lower than the Clearing Price will be purchased at the purchase price specified by such participating Lender, and such tendered principal amounts will not be subject to pro ration, and thereafter, the principal amount of all Loans and Commitments tendered at the Clearing Price will be acquired at such Clearing Price, subject to the pro ration procedures set forth below.  We will not purchase any principal amount of Loans and Commitments validly tendered at a price above the Clearing Price.  In the event that the aggregate principal amount of Loans and Commitments for which validly executed Sale Offers and Assignment and

Assumption Agreements are received (prior to the Expiration Time) exceeds the Maximum Offer Amount and the Purchaser elects to purchase Loans and Commitments pursuant to the Purchase Offer, the Purchaser will purchase the principal amount of all Loans and Commitments tendered by the Lenders below the Clearing Price first, and then to the extent of the remaining amounts under the Maximum Offer Amount, the Purchaser will purchase the principal amount of all Loans and Commitments tendered by the Lenders at the Clearing Price ratably based on the respective principal amounts of such tendered Loans and Commitments.

Note that not all of the principal amount of Loans and Commitments accepted for purchase in the Purchase Offer will be purchased at the Clearing Price.  If a participating Lender specifies an offer price for the principal amount of Loans and Commitments that is less than the Clearing Price, such Lender will first receive for such principal amount the purchase price specified by such participating Lender and such tendered principal amount will not be subject to proration.  Only the principal amount of Loans and Commitments tendered at the Clearing Price will be subject to proration.

We intend to disseminate announcements in respect of any amendment, cancellation or termination of the Purchase Offer or extension of the Expiration Time or any other relevant matter to you through Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”; all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement) among SL Green Realty Corp. and SL Green Operating Partnership, L.P., the Lenders party thereto and the Administrative Agent.  Neither the Administrative Agent nor any of its affiliates assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in the Offer Documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

NONE OF THE PURCHASER, THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION PURSUANT TO THE OFFER DOCUMENTS AS TO WHETHER OR NOT LENDERS SHOULD SELL THEIR LOANS TO THE PURCHASER PURSUANT TO THE OFFER DOCUMENTS. EACH LENDER SHOULD MAKE ITS OWN DECISION AS TO WHETHER TO SELL ANY OF ITS LOANS AND IF SO, THE PRINCIPAL AMOUNT OF, AND WITH RESPECT TO SALES, THE PRICE TO BE SOUGHT FOR, SUCH LOANS. IN ADDITION, EACH LENDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR OR TAX ADVISOR AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING THIS PURCHASE OFFER AND THE OFFER DOCUMENTS.

All deliveries, correspondence and requests for additional copies of documentation may be directed to the Administrative Agent at the address and telephone numbers set forth below.

Wells Fargo Bank, National Association

550 S. Tryon Street, 6th Floor

Charlotte, North Carolina 28202

Attn: Kristen Ray

Telecopier: (704) 383-6205

Telephone: (704) 410-1772

Please contact the Administrative Agent if you have any questions about this Purchase Offer or the Offer Documents.

[DATE]

OUTLINE OF AUCTION MECHANICS

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Purchase Offer. None of the Purchaser, its Board of Directors, the Administrative Agent or any of their respective affiliates makes any recommendation as to whether Lenders should participate in the Purchase Offer. Lenders must make their own decisions as to whether to participate in the Purchase Offer.  Capitalized terms not otherwise defined in this Outline of Auction Mechanics have the meanings assigned to them in the Notice of an Offer to Purchase. The terms of this outline may be updated, supplemented or modified with the consent of the Purchaser and the Administrative Agent; provided that the Administrative Agent reserves the right to consult with the Lenders with respect to any such updates, supplements or modifications.

The Purchaser	[INSERT NAME OF UNRESTRICTED SUBSIDIARY] (the “Purchaser”).

Loans and Commitments	All Loans and Commitments outstanding under the Credit Agreement.

The Purchase Offer

The Purchaser is offering to purchase for cash, on the terms and subject to the conditions set forth below and in the Offer Documents, any and all of the Loans and Commitments from Lenders (as set forth herein, the “Purchase Offer”).

The Purchase Offer is not conditioned on any minimum aggregate principal amount of Loans and Commitments being offered by Lenders for sale (other than the Minimum Assignment Amount (as defined herein)).  If the Purchaser elects to purchase Loans and Commitments pursuant to the Purchase Offer and less than the aggregate principal amount of Loans and Commitments that the Purchaser is seeking to purchase are offered for sale by Participating Lenders (defined below), the principal amount of all Loans and Commitments validly tendered at or below the Clearing Price will be accepted and the applicable price up to the Clearing Price will be paid to such tendering Lenders.

In the event that the aggregate principal amount of Loans and Commitments for which validly tendered Sale Offers are made exceeds the Maximum Offer Amount and the Purchaser elects to purchase Loans and Commitments pursuant to the Purchase Offer, the Purchaser will purchase the principal amount of all Loans and Commitments tendered by the Lenders below the Clearing Price first, and then to the extent of the remaining amounts under the Maximum Offer Amount, the Purchaser will purchase the principal amount of all Loans and Commitments tendered by the Lenders at the Clearing Price ratably based on the respective principal amounts of such tendered Loans and Commitments.  Administrative Agent (in consultation with the Purchaser) will determine the final pro ration factor as soon as practicable after the Expiration Time and will announce such pro ration factor to the Lenders that have submitted a Sale Offer (collectively, the “Participating Lenders”) via Syndtrak or other electronic workplace or internet site (e.g., Intralinks). Such determination of the final pro ration factor will be final and binding on the Participating

Lenders.

Maximum Offer Amount

The Maximum Offer Amount is $[      ]. The Purchaser may elect to increase the Maximum Offer Amount at any time, and from time to time, prior to the fifth Business Day after the Administrative Agent has initially determined the Clearing Price (as defined below).  If the Purchaser so elects, the Administrative Agent, in consultation with the Purchaser, shall redetermine the Clearing Price based on such increased Maximum Offer Amount.

Purchase Price

The Purchaser is conducting the Purchase Offer through a procedure commonly called a “Modified Dutch Auction”. This procedure allows the tendering Lender to select the price, within an applicable price range specified by the Purchaser, at which such Lender is willing to sell the principal amount of its Loans and Commitments.

The Purchaser is offering to purchase Loans and Commitments for cash at a price not greater than $[      ] nor less than $[     ] per $1,000 principal face amount. The Administrative Agent in consultation with the Purchaser will select the lowest purchase price, which is referred to herein as the “Clearing Price”, that will allow the Purchaser to purchase the Maximum Offer Amount (or such lesser amount of Loans and Commitments for which the Purchaser received the aggregate Sale Offers). To the extent the Purchase Offer is not cancelled, withdrawn or terminated by the Purchaser, first, the principal amount of all Loans and Commitments for which Sale Offers are validly received at a price lower than the Clearing Price will be purchased at the purchase price specified by such participating Lender, and such tendered principal amount will not be subject to pro ration, and thereafter, the principal amount of all Loans and Commitments tendered at the Clearing Price will be acquired at such Clearing Price, subject to pro ration procedures set forth above. The Purchaser will not purchase any principal amount of Loans and Commitments tendered at a price above the Clearing Price.

In the event no Lenders have validly tendered any Loans and Commitments following the Purchase Offer or as otherwise agreed to by the Administrative Agent, the Purchaser reserves the right at any time prior to the Expiration Time (as may be extended by the Purchaser by three business days) to amend the Purchase Offer to increase the Maximum Offer Amount or the Maximum Purchase Price for all Lenders.

Setting the Purchase Price

In order to select the purchase price at which a Lender wishes to sell its Loans and Commitments, each Lender must indicate in its (i) offer in the form of Annex A (“Sale Offer”) and (ii) Section 7 of the Assignment Agreement (form of such agreement attached hereto as Annex B), in each case the price within the specified range (in multiples of $5 per $1,000 principal amount) at which such Lender wishes to offer the principal face amount of its Loans and Commitments for sale to the Purchaser (the “Offer Price”) and the principal amount offered at face value (the

“Offered Amount”). A Lender may not submit more than one Sale Offer, and may not specify more than three Offer Prices (and corresponding Offered Amount) in such Sale Offer; provided, however, if a Lender specifies more than one Offer Price and Offered Amount, the sum shall not exceed the principal face amount of Loans and Commitments held by it. If more than one Offer Price (and corresponding Offered Amount) is specified, each Offer Price (and corresponding Offered Amount) may be accepted by the Purchaser to the extent such Offer Price is at or below the Clearing Price (subject to the pro ration procedures set forth above).

In the event any changes are required to the executed Assignment and Assumption Agreement, the Administrative Agent shall notify the applicable Participating Lender of such required changes and shall request an acknowledgment by such Participating Lender, which acknowledgement shall be provided by such Participating Lender no later than two business days after receipt thereof.

Each Sale Offer shall be in an aggregate amount of not less than $500,000, or such lesser amount (x) as may be agreed to by the Purchaser and the Administrative Agent, (y) as shall constitute the aggregate amount of the Loans and Commitments of the Participating Lender or (z) as shall constitute the aggregate pro rata share of the Loans and Commitments of the Participating Lender in the event of pro ration as contemplated herein (the “Minimum Assignment Amount”).

Expiration Time	[TIME], New York City time on [DATE]

Effective Date

The effective date for the Purchase Offer shall be the date recorded by the Administrative Agent in the Register (as defined in the Credit Agreement) in accordance with the Credit Agreement (the “Unrestricted Subsidiary Assignment Effective Date”).

Conditions to the Purchase Offer; Termination of Offer by Purchaser

Delivery, to the Administrative Agent prior to the Expiration Time, of a validly executed (i) Assignment and Assumption Agreement and (ii) Sale Offer; provided that the Purchaser shall not be required to accept for payment, purchase or pay for any principal amount of Loans and Commitments that are the subject of validly executed and delivered Assignment and Assumption Agreements in the form of Annex B hereto and Sale Offers, and may terminate any or all of the Purchase Offer and treat all such executed and delivered Assignment and Assumption Agreements as null and void and without any legal effect.

Withdrawal Rights	The Lenders shall have no withdrawal rights pursuant to the Offer Documents.

Acceptance and Payment of Loans and Commitments

Upon the terms and subject to the conditions set forth in the Offer Documents, the Purchaser will purchase, by accepting for payment, an aggregate principal amount of Loans and Commitments up to the Maximum Offer Amount that are the subject of validly executed and delivered (x) Assignment and Assumption Agreements in the form of Annex B hereto and (y) Sale Offers.  The Administrative Agent will disseminate to the Participating Lenders announcements in connection with the Purchaser’s acceptance for payment of Loans and Commitments, notice of the Clearing Price and any other relevant notices or information through Syndtrak or other electronic workplace or internet site (e.g., Intralinks).  The Purchaser will make payment of the purchase price for Loans and Commitments accepted for payment pursuant to the Offer Documents by transmitting to the Administrative Agent for distribution to the Participating Lenders such payments in same-day funds on the Unrestricted Subsidiary Assignment Effective Date.

Miscellaneous

All questions as to the form of documents and validity and eligibility (including time of receipt) of Loans and Commitments that are the subject of a Sale Offer will be determined by the Purchaser and the Administrative Agent and their determination will be final and binding. The Purchaser’s and Agent’s interpretation of the terms and conditions of the Purchase Offer will be final and binding.

ANNEX A to EXHIBIT R

[FORM OF SALE OFFER]

Wells Fargo Bank, National Association, as Administrative Agent(33)

Re: Offer to Purchase Loans and Commitments under the SL Green Credit Agreement announced on Syndtrak on [DATE]

Ladies and Gentlemen:

Reference is made to (i) the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”),  the Lenders party thereto (“Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as the Administrative Agent (in such capacity, the “Agent”), and (ii) the Notice of an Offer to Purchase delivered by [       ] (“Purchaser”) announced on Syndtrak or other electronic workplace or internet site (e.g., Intralinks) on [DATE].

The undersigned Lender of the Loans and Commitments (as defined in the Credit Agreement) hereby attaches its validly executed Assignment Agreement hereto as Annex 1 and gives its irrevocable notice to the Administrative Agent that it desires to sell the principal amount of Loans and Commitments held by such Lender to the Purchaser in accordance with Exhibit Q to the Credit Agreement at the sale prices specified below next to such principal amount:

Principal Face Amount of Loans and Commitments Offered for Sale	Purchase Price per $1,000 principal amount of Initial Loans and Commitments (expressed as a discount to par)

Very truly yours,
[Name of Lender]
By:
Title:

(33)  Wells Fargo to provide notice address.

Annex 1 to Sale Offer

EXECUTED ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX B to EXHIBIT R

[FORM OF ASSIGNMENT AGREEMENT]

[See Exhibit Q to Credit Agreement]

EXHIBIT S

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT(1)

Borrower:  SL Green Realty Corp. and SL Green Operating Partnership, L.P.

Administrative Agent:  Wells Fargo Bank, National Association

Loan:  Loan number 1005546 made pursuant to that certain “Credit Agreement” dated as of November 21, 2017 between Borrower, Administrative Agent, Wells Fargo Securities, LLC and Lenders, as amended from time to time

Effective Date: November 21, 2017

Check applicable box:

☐            New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐            Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement.  All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)         to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)         to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)         to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.5(b) [reference to swingline section] of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

(1)   Form to be prepared following the highlighted instructions prior to distribution to the Borrower.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit.  All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)

1.

2.

3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Wells Fargo Bank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)

1.

2.

3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Wells Fargo Bank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

Restricted Account Disbursements

Restricted Account Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Restricted Account Disbursement Authorizer”) to disburse funds from a Restricted Account and to initiate Disbursements in connection therewith (each, a “Restricted Account Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Restricted Account Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Restricted Account Disbursement Authorizer may submit a Disbursement Request for all available funds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS FROM RESRTICTED ACCOUNT ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Restricted Account Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Restricted Account Disbursement Exhibit. All wire instructions must be in the format specified on the Restricted Account Disbursement Exhibit.

Names of Receiving Parties for Restricted Account Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Restricted Account Disbursement Exhibit)

1.

2.

3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS FROM RESTRICTED ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Restricted Account Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Wells Fargo Bank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

SL GREEN REALTY CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By:	SL Green Realty Corp.

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions.  The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing.    Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests.  Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable.  Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made.  Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent , Issuing Banks, Swingline Lenders and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Banks, Swingline Lenders or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Banks’s, any Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, any Swingline Lender any Lender or Borrower knew or should have known the likelihood of these damages in any situation.  Neither Administrative Agent, any Issuing Bank, any Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement.  IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower.  Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower.  Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative.  If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

DELETE THIS PAGE IF NOT APPLICABLE

DELETE THIS HEADER BEFORE SENDING TO BORROWER

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

DELETE THIS PAGE IF NOT APPLICABLE

DELETE THIS HEADER BEFORE SENDING TO BORROWER

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

DELETE THIS PAGE IF NOT APPLICABLE

DELETE THIS HEADER BEFORE SENDING TO BORROWER

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

[Signature Page to Transfer Authorizer Designation]

EXHIBIT T-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

T-1-1

EXHIBIT T-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20

T-2-1

EXHIBIT T-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20

T-3-1

EXHIBIT T-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

T-4-1

EXHIBIT U

FORM OF GUARANTY

THIS GUARANTY dated as of               , 20   (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, the Issuing Banks, and the Specified Derivatives Providers (the Administrative Agent, the Lenders, the Swingline Lenders, the Issuing Banks, and the Specified Derivatives Providers, each individually a “Guaranteed Party” and collectively, the “Guaranteed Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts, as applicable, with a Borrower and/or its Subsidiaries;

WHEREAS, each Guarantor is owned or controlled by a Borrower, or is otherwise an Affiliate of a Borrower;

WHEREAS, the Borrowers and the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guaranteed Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guaranteed Parties making such financial accommodations; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guaranteed Parties’ making, and continuing to make, such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guaranteed Obligations”): (a) all indebtedness and obligations owing by the Borrowers or any other Loan Party to any Lender, the Issuing Banks or the Administrative Agent under or in connection with the Credit

Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Term Loans, Bid Rate Loans and Swingline Loans, and the Reimbursement Obligations, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to any Lender, the Issuing Banks or the Administrative Agent thereunder or in connection therewith; (b) all Swap Obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation); (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guaranteed Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (e) all other Guaranteed Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, the Guaranteed Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guaranteed Parties may have against any Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against any Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any Borrower, any other Loan Party or any other Person; or (c) to make demand of any Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guaranteed Parties which may secure any of the Guaranteed Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)                                 (i) any change in the amount, interest rate or due date or other term of any of the Guaranteed Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guaranteed Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract or any other document, instrument or agreement evidencing or relating to any Guaranteed Obligations (the “Guaranteed Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guaranteed Document or any assignment or transfer of any Guaranteed Document;

(b)                                 any lack of validity or enforceability of any Guaranteed Document or any assignment or transfer of any Guaranteed Document;

(c)                                  any furnishing to any of the Guaranteed Parties of any security for any of the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guaranteed Obligations;

(d)                                 any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to any of the Guaranteed Obligations, or any subordination of the payment of any of the Guaranteed Obligations to the payment of any other liability of any Borrower or any other Loan Party;

(e)                                  any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)                                   any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;

(g)                                  any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guaranteed Obligations;

(h)                                 any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guaranteed Parties, regardless of what liabilities of any Borrower remain unpaid;

(i)                                     any defect, limitation or insufficiency in the borrowing powers of the Borrowers or in the exercise thereof;

(j)                                    any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guaranteed Party;

(k)                                 any change in the corporate existence, structure or ownership of any Loan Party;

(l)                                     any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guaranteed Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)                             any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guaranteed Obligations.  The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement any Guaranteed Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Guaranteed Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the other Guaranteed Parties all of the representations and warranties made by the Borrowers with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guaranteed Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants with which the Borrowers are to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Guaranteed Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate.  If the Guaranteed Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guaranteed Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guaranteed Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guaranteed Obligations.  If claim is ever made on the Administrative Agent or any other Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Administrative Agent or such other Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guaranteed Party with any such claimant (including any Borrower or a trustee in bankruptcy for any Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guaranteed Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guaranteed Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guaranteed Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guaranteed Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guaranteed Obligations existing.

Section 11. Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10 of the Credit Agreement) and otherwise in accordance with the Credit Agreement (including, without limitation, Sections 3.1 and 3.10 thereof).

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Guaranteed Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guaranteed Party, each Affiliate of a Guaranteed Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guaranteed Party (other than the Administrative Agent), an Affiliate of a Guaranteed Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guaranteed Party, an Affiliate of a Guaranteed Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guaranteed Obligations, although such obligations shall be contingent or unmatured.  Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Guaranteed Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guaranteed Obligations.  If an Event of Default shall exist, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guaranteed Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor and the Guaranteed Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guaranteed Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guaranteed Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the other Guaranteed Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guaranteed Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)                                 EACH GUARANTOR, AND EACH OF THE GUARANTEED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTEED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTEED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b)                                 EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTEED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTEED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each other Guaranteed Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations arising under or in connection with the Loan Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guaranteed Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error.  The failure of the Administrative Agent or any other Guaranteed Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any other Guaranteed Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guaranteed Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guaranteed Obligations and the termination or cancellation of all Guaranteed Documents in accordance with their respective terms.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or any other Guaranteed Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Guaranteed Parties may, in accordance with the applicable provisions of the Guaranteed Documents, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guaranteed Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding any Borrower or any Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTEED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 12.6 of the Credit Agreement.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 3:00 p.m. Eastern time, on the date one Business Day after demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guaranteed Party at its address for notices provided for in the Guaranteed Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guaranteed Party at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  None of the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by this Guaranty or any of the other Guaranteed Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by thereby.

Section 29. Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5. of the Credit Agreement.

Section 30.  Right of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment.  The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated.  Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guaranteed Obligations.

Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32.  Definitions.  (a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrowers) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)                                 As used herein, “Guarantors” shall mean, as the context requires, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins this Guaranty as a Guarantor pursuant to the Credit Agreement, (c) with respect to (i) any Specified Derivatives Obligations between any Loan Party (other than any Borrower) and any Specified Derivatives Provider, any Borrower and (ii) the payment and performance by each other Loan Party of its obligations under the Guaranty with respect to all Swap Obligations (other than any Excluded Swap Obligation), any Borrower, and (d) the successors and permitted assigns of the foregoing.

(c)                                  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[NAME OF GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Chief Financial Officer
Telecopy Number:	(212) 356-4137
Telephone Number:	(212) 216-2700

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             ,     , executed and delivered by                       , a               (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the other Guaranteed Parties.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Swingline Lenders, the Issuing Banks and the other Lenders have agreed to make available to the Borrowers certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts, as applicable, with any Borrower and/or its Subsidiaries;

WHEREAS, the New Guarantor is owned or controlled by a Borrower, or is otherwise an Affiliate of a Borrower;

WHEREAS, the Borrowers, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guaranteed Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guaranteed Parties making such financial accommodations available; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guaranteed Parties continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty dated as of            , 20   (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guaranteed Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)                                 irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations (as defined in the Guaranty);

(b)                                 makes to the Administrative Agent and the other Guaranteed Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)                                  consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

([CORPORATE] SEAL)

Address for Notices:

c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Chief Financial Officer
	Telecopy Number:	(212) 356-4137
	Telephone Number:	(212) 216-2700

Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title: